Exhibit 2.02

AGREEMENT AND PLAN OF MERGER
among
UNDER ARMOUR, INC.,
a Maryland corporation;
MARATHON MERGER SUB, INC.,
a Delaware corporation;
MYFITNESSPAL, INC.,
a Delaware corporation;
and
FORTIS ADVISORS LLC,
as the Securityholders’ Agent.

________________________________________________________________________________
Dated as of February 3, 2015
 ________________________________________________________________________________

i

Exhibits and Schedules

Exhibit A	Certain Definitions

Exhibit B	Escrow Agreement

Exhibit C	Form of Release Agreement

AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger (“Agreement”) is made and entered into as of February 3, 2015 (the “Agreement Date”), by and among Under Armour, Inc., a Maryland corporation (“Parent”); Marathon Merger Sub, Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”); MyFitnessPal, Inc., a Delaware corporation (the “Company”); and Fortis Advisors LLC, a Delaware limited liability company, as the Securityholders’ Agent (as defined in Section 10.1). Certain capitalized terms used in this Agreement are defined in Exhibit A.
RECITALS
A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the Delaware General Corporation Law (the “DGCL”). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly-owned Subsidiary of Parent.
B. The respective boards of directors of Merger Sub, Parent and the Company have approved this Agreement.
C. As an inducement for Parent and Merger Sub to enter into this Agreement, concurrently with the execution and delivery of this Agreement, each of the Major Stockholders is entering into an Indemnification Agreement in favor of Parent (an “Indemnification Agreement”).
D. As an inducement for Parent and Merger Sub to enter into this Agreement, concurrently with the execution and delivery of this Agreement, certain individuals who hold shares or options to purchase shares of the Company are entering into Noncompetition and Non-Solicitation Agreements in favor of Parent (collectively the “Noncompetition Agreements”), which shall become effective at the Effective Time (as defined in Section 1.3).
E. As an inducement for Parent and Merger Sub to enter into this Agreement, promptly following the execution and delivery of this Agreement, the Company will deliver to Parent and Merger Sub written consents of the Major Stockholders, in a form agreed to by Parent and the Company (the “Stockholder Written Consent”), which shall together be sufficient to approve and adopt this Agreement and approve each of the transactions contemplated hereby, including the Merger, in accordance with the Charter Documents, the DGCL and the CGCL.
AGREEMENT
The parties to this Agreement agree as follows:

1.	DESCRIPTION OF TRANSACTION
1.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the relevant provisions of the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly-owned Subsidiary of Parent.
1.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.
1.3 Closing; Effective Time. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of King & Spalding LLP, 1180 Peachtree Street, Atlanta, Georgia 30309 at 10:00 a.m. (Atlanta Time) on a date to be designated by Parent, which shall be no later than the later to occur of (i) the fifth Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6 and 7 (other than those conditions set forth in Sections 6.6(e), 6.6(f) and 7.4, which are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or (ii) March 15, 2015 (provided, however, upon completion of the Credit Facility Amendment, this clause (ii) shall be of no further force and effect), or at such other time and/or date as Parent and the Company may jointly designate. The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.” Contemporaneously with or as promptly as practicable after the Closing, the parties hereto shall cause a certificate of merger (the “Certificate of Merger”) conforming to the requirements of the DGCL to be filed with the Secretary of State of the State of Delaware. The Merger shall become effective as of the time that the Certificate of Merger is filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Merger Sub in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”). For the avoidance of doubt, all references in this Agreement to “immediately prior to the Closing” shall be deemed to refer to a point in time immediately before the Closing and after the conversion of the Preferred Stock into Common Stock.
1.4 Certificate of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Parent prior to the Effective Time:
(a) the certificate of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time in a form acceptable to Parent;
(b) the bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the bylaws of Merger Sub as in effect immediately prior to the Effective Time; and
(c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be those individuals designated by Parent in its sole discretion.
1.5 Conversion of Shares.
(a) Conversion. Subject to Sections 1.5(g), 1.7 and 1.8, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company, any stockholder of the Company or any other Person:

(i) each share of Capital Stock held in the Company’s treasury or owned by Parent, Merger Sub, the Company or any direct or indirect wholly-owned subsidiary of Parent, Merger Sub or the Company immediately prior to the Effective Time, if any, shall be extinguished and canceled without payment of any consideration with respect thereto;
(ii) each share of Common Stock issued and outstanding immediately prior to the Effective Time (all such issued and outstanding shares, other than any share of Common Stock to be cancelled pursuant to Section 1.5(a)(i), the “Outstanding Capital Stock”) shall be converted automatically into the right to receive (following the surrender of the certificate representing such share of Common Stock or the delivery of an appropriate affidavit, in each case, in accordance with Section 1.8):
(A) an amount in cash per share of Common Stock equal to: (1) Per Share Amount; minus (2) the Per Share Escrow Amount; minus (3) the Per Share Expense Amount;
(B) any cash disbursements required to be made out of the Escrow Amount with respect to such share to the former holder thereof in accordance with the Escrow Agreement, as and when such disbursements are required to be made;
(C) any cash disbursements required to be made out of the Expense Amount with respect to such share to the former holder thereof in accordance with this Agreement, as and when such disbursements are required to be made.
(iii) each share of the common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted automatically into one fully paid and nonassessable share of common stock of the Surviving Corporation and shall constitute the only outstanding share of capital stock of the Surviving Corporation at the Effective Time. From and after the Effective Time, all certificates representing shares of common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which the shares of common stock of Merger Sub were converted in accordance with the immediately preceding sentence.
The amount of cash, if any, that each Effective Time Holder is entitled to receive at any particular time for the shares of Outstanding Capital Stock held by such Effective Time Holder or the shares of Capital Stock subject to Outstanding Vested Options (as defined in Section 1.6(a)) shall be rounded to the nearest cent (with $0.005 being rounded upward) and computed after aggregating the cash amounts payable at such time for all shares of each class and series of Outstanding Capital Stock represented by a particular stock certificate and all Outstanding Vested Options held by such Effective Time Holder represented by a particular option grant.
(b) Definitions. For purposes of this Agreement:

(i) “Adjusted Transaction Value” shall be: (A) $475,000,000; plus (B) the Cash Amount, as set forth and represented in the Merger Consideration Certificate; minus (C) the aggregate amount of the Indebtedness; and minus (D) the Company Transaction Expenses which remain unpaid as of immediately prior to the Effective Time.
(ii) “Aggregate Exercise Amount” means the aggregate dollar amount that would have been payable to the Company as purchase price for the exercise of all Outstanding Vested Options and Outstanding Unvested Options outstanding immediately prior to the Effective Time.
(iii) “Cash Amount” means the amount of cash, cash equivalents or marketable securities on Closing Date Cash Statement.
(iv) “Escrow Amount” means $31,000,000.
(v) “Expense Amount” means $1,000,000.
(vi) “Fully Diluted Company Share Number” shall be the sum of, without duplication: (A) the aggregate number of shares of Outstanding Common Stock (including: (1) any such shares that are subject to a repurchase option or risk of forfeiture under any restricted stock purchase agreement or other Contract; (2) any such shares subject to issuance pursuant to Options that are exercised prior to the Effective Time; and (3) any such shares subject to issuance pursuant to the conversion prior to the Effective Time of any Preferred Stock); plus (B) the aggregate number of shares of Capital Stock purchasable under or otherwise subject to Outstanding Vested Options and Outstanding Unvested Options (it being understood that any other rights to purchase or acquire Capital Stock that terminate as of the Effective Time, if not exercised prior to the Closing, shall not be included in the Fully Diluted Company Share Number); plus (C) the aggregate number of shares of Common Stock that would be issuable upon the conversion of any convertible securities of the Company (other than shares of Preferred Stock) outstanding immediately prior to the Effective Time.
(vii) “Per Share Amount” means the amount obtained by dividing: (A) the sum of (1) the Adjusted Transaction Value plus (2) the Aggregate Exercise Amount; by (B) the Fully Diluted Company Share Number.
(viii) “Per Share Escrow Amount” means, with respect to each share of Outstanding Capital Stock held by a Non-Dissenting Stockholder and each share of Capital Stock subject to an Outstanding Vested Option, the amount obtained by dividing (A) the Escrow Amount by (B) the sum of (1) the aggregate number of shares of Capital Stock held by all Non-Dissenting Stockholders plus (2) the aggregate number of shares of Capital Stock purchasable under or otherwise subject to Outstanding Vested Options.
(ix) “Per Share Expense Amount” means, with respect to each share of Outstanding Capital Stock held by a Non-Dissenting Stockholder and each share of Capital Stock subject to an Outstanding Vested Option, the amount obtained by dividing (A) the Expense Amount by (B) the sum of (1) the aggregate number of shares of Capital

Stock held by all Non-Dissenting Stockholders plus (2) the aggregate number of shares of Capital Stock purchasable under or otherwise subject to Outstanding Vested Options.
(c) Escrow. An amount equal to the Escrow Amount shall be deposited by Parent in escrow at the Effective Time, and held and disbursed by the Escrow Agent in accordance with the terms of the Escrow Agreement, in the form attached hereto as Exhibit B (the “Escrow Agreement”).
(d) Expense Fund. An amount equal to the Expense Amount shall be deposited by Parent with the Securityholders’ Agent at the Effective Time, and held and disbursed by the Securityholders’ Agent in accordance with the terms of this Agreement.
(e) Payment of Indebtedness. At the Effective Time, Parent shall, on behalf of the Company, pay to such account or accounts as the Company specifies to Parent pursuant to the Closing Date Indebtedness Statement (as defined in Section 4.11), the aggregate amount of the Indebtedness.
(f) Payment of Company Transaction Expenses. At the Effective Time, Parent shall, on behalf of the Company, pay to such account or accounts as the Company specifies to Parent pursuant to the Merger Consideration Certificate the aggregate amount of the unpaid Company Transaction Expenses.
(g) Adjustments. If the Company, at any time or from time to time between the date of this Agreement and the Effective Time, declares or pays any dividend on Capital Stock payable in Capital Stock or in any right to acquire Capital Stock, or effects a subdivision of the outstanding shares of Capital Stock into a greater number of shares of Capital Stock, or in the event the outstanding shares of Capital Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Capital Stock, or a record date with respect to any of the foregoing shall occur during such period, then the amounts payable in respect of shares of Outstanding Capital Stock pursuant to Section 1.5(a) and the amounts payable in respect of shares of Capital Stock subject to Outstanding Vested Options pursuant to Section 1.6 shall be appropriately adjusted.
1.6 Treatment of Stock Options.
(a) Vested Stock Options. Subject to Section 1.8(h), each Option that is vested, outstanding and unexercised immediately prior to the Effective Time (including all Options that vest contingent upon the Merger) (each such Option being referred to in this Agreement as an “Outstanding Vested Option”) shall not be assumed or substituted with an equivalent option or right but shall terminate and shall be cancelled at the Effective Time, and the holder thereof shall be entitled to receive for each share of Capital Stock subject to such Outstanding Vested Option:
(i) an amount in cash equal to: (A) the Per Share Amount; minus (B) the exercise price per share of Capital Stock subject to such Outstanding Vested Option; minus (C) the Per Share Escrow Amount per share of Capital Stock minus (D) the Per Share Expense Amount per share of Capital Stock;

(ii) any cash disbursements required to be made out of the Escrow Amount with respect to such share of Capital Stock to the former holder of such Outstanding Vested Option in accordance with the Escrow Agreement, as and when such disbursements are required to be made; and
(iii) any cash disbursements required to be made out of the Expense Amount with respect to such share of Capital Stock to the former holder of such Outstanding Vested Option in accordance with this Agreement, as and when such disbursements are required to be made.
Prior to the Effective Time, the Company shall take all action that may be necessary (under the Stock Plans or otherwise) to effectuate the provisions of this Section 1.6(a) and to ensure that, from and after the Effective Time, each holder of an Outstanding Vested Option cancelled as provided in this Section 1.6(a) shall cease to have any rights with respect thereto, except the right to receive the consideration specified in this Section 1.6(a), without interest.
(b) Unvested Stock Options.
(i) Non-employees. Except as may otherwise be provided in a separate written agreement (if any) entered into between a non-employee of an Acquired Company and the Parent or Surviving Corporation between the Agreement Date and Closing who is a holder of an Outstanding Unvested Option and the Company, as of the Effective Time, each Outstanding Unvested Option held by a non-employee of an Acquired Company shall have its vesting accelerated to be fully vested. For purposes of this Section 1.6(b)(i), “non-employees” excludes all non-employees of an Acquired Company who are no longer providing services to the Acquired Company as of the Agreement Date (and therefore all Outstanding Unvested Options held by any such non-employee of an Acquired Company who is no longer providing services shall be canceled prior to the Effective Time to the extent they have not already been canceled).
(ii) Employees. Except as may otherwise be provided in a separate written agreement (if any) between an employee of an Acquired Company who is a holder of an Outstanding Unvested Option and the Company, (i) as of the Effective Time, 50% of the shares subject to each such Outstanding Unvested Option shall have vesting accelerated to be fully vested with shares that would vest to be agreed upon in writing between Parent and the Company (provided that if any such holder has an odd number of Outstanding Unvested Options, the one Option remaining after calculating the amount that is 50% of such Outstanding Unvested Option shall have vesting accelerated to be fully vested), and (ii) as of the Effective Time, the remaining 50% of each such Outstanding Unvested Option shall be converted into and become an option to purchase Parent Common Stock, with such conversion effected through Parent (A) assuming such Outstanding Unvested Option or (B) replacing such Outstanding Unvested Option by issuing a reasonably equivalent replacement stock option to purchase Parent Common Stock in substitution therefor, in either case in accordance with the terms (as in effect as of the date of this Agreement) of the applicable Stock Plan, and the terms of the stock option agreement by which such Outstanding Unvested Option is evidenced and otherwise in compliance with the requirements of Code Sections 409A, 424(a) and 422 such that each such assumed or replaced Option is exempt from Code Section 409A and maintains its status as an “incentive stock option” (if applicable), to the extent permitted by the Code. All rights under the Outstanding Unvested Options which are assumed or replaced by Parent shall thereupon be converted into rights with respect to Parent Common Stock. Accordingly, from and after the Effective Time: (A) each Outstanding Unvested Option assumed or replaced by Parent may be exercised solely for shares of Parent Common Stock; (B) the number of shares of Parent Common Stock subject to each Outstanding Unvested Option assumed or replaced by Parent shall be determined by multiplying the number of shares of Company’s Common Stock that were subject to such Outstanding Unvested Option immediately prior to the Effective Time by the Conversion Ratio (as defined below), and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; (C) the per share exercise price for the Parent Common Stock issuable upon exercise of each Outstanding Unvested Option assumed or replaced by Parent shall be determined by dividing the per share exercise price of Common Stock subject to such Outstanding Unvested Option, as in effect immediately prior to the Effective Time, by the Conversion Ratio, and rounding the resulting exercise price up to the nearest whole cent; and (D) subject to the terms of the stock option agreement by which such Outstanding Unvested Option is evidenced, any restriction on the exercise of any Outstanding Unvested Option assumed or replaced by Parent shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Outstanding Unvested Option shall otherwise remain unchanged as a result of the assumption or replacement of such Outstanding Company Option; provided, however, that Parent’s board of directors or a committee thereof shall succeed to the authority and responsibility of the Company’s board of directors or any committee thereof with respect to each Outstanding Unvested Option assumed or replaced by Parent. The “Conversion Ratio” means a fraction having a numerator equal to Per Share Amount and having a denominator equal to the average of the closing sale prices of a share of Parent Common Stock as reported by the New York Stock Exchange for each of the five consecutive trading days immediately preceding the Closing Date; provided, however, that if, between the date of this Agreement and the Effective Time, the outstanding shares of Company’s Common Stock or Parent Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Conversion Ratio shall be adjusted to the extent appropriate. Following the Effective Time, the Outstanding Unvested Options that are assumed or replaced by Parent pursuant to this Section 1.6(b) shall vest according to such option’s original vesting schedule after taking into account the acceleration of the Outstanding Unvested Options.
(c) Payment. Following the Effective Time, Parent shall cause the consideration specified in Section 1.6(a) to be paid to each holder of an Outstanding Vested Option, through the Surviving Corporation’s payroll system in accordance with standard payroll practices (and in any event no later than the Surviving Corporation’s second payroll run following the Closing Date), without interest and subject to any required withholding for applicable Taxes.
1.7 Dissenting Shares.

(a) Effect on Dissenting Shares. Notwithstanding any provisions of this Agreement to the contrary, shares of Capital Stock held by a holder who has properly asserted such holder’s dissenter’s rights under the DGCL (or under Chapter 13 of the CGCL (“Chapter 13”)), and as of the Closing has neither effectively withdrawn nor lost (through failure to perfect or otherwise) such holder’s right to payment of the “fair value” for such shares under the DGCL (the “Dissenting Shares”) shall not be converted into the applicable Merger Consideration, but shall be entitled to only such rights as are granted by the DGCL (or Chapter 13). Parent shall be entitled to retain any Merger Consideration not paid on account of such Dissenting Shares pending resolution of the claims of such holders, and the Effective Time Holders shall not be entitled to any portion of such retained Merger Consideration.
(b) Loss of Dissenting Share Status. Notwithstanding the provisions of Section 1.7(a), if any holder of shares of Capital Stock who has asserted such holder’s right to payment of the “fair value” for such holder’s shares under the DGCL (or “fair market value” for such holder’s shares under Chapter 13) shall effectively withdraw or lose (through the failure to perfect or otherwise) such holder’s dissenters’ rights, then such holder’s shares of Capital Stock shall thereupon be deemed automatically to have been converted, as of the Effective Time, into the right to receive the applicable Merger Consideration, without interest thereon, promptly following the surrender of the certificate or certificates representing such shares of Capital Stock or upon the delivery of an appropriate affidavit, in each case, in accordance with Section 1.8.
(c) Notice of Dissenting Shares. The Company shall give Parent: (i) prompt notice of any demands for payment for shares of Capital Stock received by the Company, withdrawals of any demands, and any other instruments or notices served or otherwise delivered pursuant to the DGCL (or Chapter 13) and received by the Company; and (ii) the opportunity to direct all negotiations and proceedings with respect to any such demands or other instruments or notices. The Company shall not, except with the prior written consent of Parent (which consent shall not be unreasonably delayed, withheld or conditioned), make any payment with respect to, settle, offer to settle or otherwise negotiate any such demands.
1.8 Exchange of Certificates.
(a) Payment Agent. On or prior to the Closing Date, Parent shall select a bank or trust company reasonably acceptable to the Company to act as payment agent in the Merger (the “Payment Agent”). On or prior to the Effective Time, Parent shall deposit with the Payment Agent cash sufficient to pay the cash consideration payable pursuant to Section 1.5(a)(ii). Within five (5) Business Days following the Effective Time, Parent shall deposit with the Company’s payroll provider cash sufficient to pay the cash consideration payable pursuant to Section 1.6(a). The cash amount so deposited with the Payment Agent is referred to herein as the “Payment Fund.” The Payment Agent will be instructed to invest the funds included in the Payment Fund in the manner directed by Parent, but any risk of loss shall remain with Parent. Any interest or other income resulting from the investment of such funds shall be the property of, and will be paid to, Parent.
(b) Letter of Transmittal. Prior to the Effective Time, the Company shall mail to each Person who is a record holder of Capital Stock immediately prior to the Effective Time: (i) a letter of transmittal containing such provisions as Parent or the Payment Agent may specify

(including a provision confirming that delivery of Company Stock Certificates (as defined in Section 1.8(d)) shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Payment Agent, and a provision whereby such holder agrees to be bound by the provisions of Sections 1.8, 9, 10.1 and the other applicable provisions of this Agreement), in each case as reasonably acceptable to the Company (a “Letter of Transmittal”); and (ii) instructions for use in effecting the exchange of Company Stock Certificates for the Merger Consideration, if any, payable with respect to such Capital Stock. Upon the surrender to the Payment Agent of a Company Stock Certificate (or an affidavit of lost stock certificate as described in Section 1.8(e)), together with a duly executed Letter of Transmittal and such other documents as Parent or the Payment Agent may reasonably request, the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor cash in an amount equal to the Merger Consideration, if any, which such holder has the right to receive pursuant to Section 1.5(a) at the time of such surrender, the Company Stock Certificate so surrendered shall forthwith be canceled, and the amount equal to the Merger Consideration shall be paid to such holder promptly. From and after the Effective Time, each Company Stock Certificate which prior to the Effective Time represented shares of Capital Stock shall be deemed to represent only the right to receive the Merger Consideration, if any, payable with respect to such shares, and the holder of each such Company Stock Certificate shall cease to have any rights with respect to the shares of Capital Stock formerly represented thereby.
(c) Payments to Others. If payment of Merger Consideration in respect of shares of Capital Stock converted pursuant to Section 1.5 is to be made to a Person other than the Person in whose name a surrendered Company Stock Certificate is registered, it shall be a condition to such payment that the Company Stock Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of such payment in a name other than that of the registered holder of the Company Stock Certificate surrendered or shall have established to the satisfaction of Parent that such Tax either has been paid or is not payable.
(d) Stock Transfer Books. As of the Effective Time, the stock transfer books of the Company shall be closed and there shall not be any further registration of transfers of shares of Capital Stock thereafter on the records of the Company. If, after the Effective Time, certificates for shares of Outstanding Capital Stock (“Company Stock Certificates”) are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration, if any, payable with respect to such shares as provided for in Section 1.5. No interest shall accrue or be paid on any Merger Consideration payable upon the surrender of a Company Stock Certificate.
(e) Lost Certificates. In the event any Company Stock Certificate representing shares of Outstanding Capital Stock shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the payment of any Merger Consideration with respect to the shares of Capital Stock previously represented by such Company Stock Certificate, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and, if required by the Payment Agent, to deliver a bond (in such amount, in such form and with such surety as Parent may reasonably direct) as indemnity against any claim that may be made against the Payment Agent, Parent, the Surviving Corporation or any affiliated party with respect to such Company Stock Certificate.
(f) Undistributed Payment Funds. Any portion of the Payment Fund that remains undistributed to Effective Time Holders as of the date that is 180 days after the Closing Date shall be delivered to Parent upon demand, and Effective Time Holders who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 1.8 shall thereafter look only to Parent for satisfaction of their claims for the Merger Consideration payable with respect to the shares of Capital Stock previously represented by such Company Stock Certificates, and/or shares of Capital Stock subject to Vested Outstanding Options, in each case without any interest thereon.
(g) Escheat. Notwithstanding anything in this Agreement to the contrary, neither Parent nor any other Person shall be liable to any Effective Time Holder or to any other Person for any amount paid to a public official pursuant to applicable abandoned property law, escheat law or similar applicable Legal Requirement. Any Merger Consideration or other amounts remaining unclaimed by Effective Time Holders three years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity) shall, to the extent permitted by applicable Legal Requirements, become the property of Parent but thereafter remain subject to claim by the Securityholder otherwise entitled thereto (subject to applicable statute of limitations).
(h) Withholding. Each of the Payment Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement to any Securityholder or former Securityholder of the Company such amounts as Parent determines in good faith are required to be deducted or withheld therefrom or in connection therewith under the Code or any provision of state, local or foreign Tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld and paid over to the appropriate Taxing Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.
1.9 Further Action. If, at any time after the Effective Time, any further action is reasonably determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

2.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as specifically set forth in the Disclosure Schedule prepared by the Company in accordance with Section 10.18 and delivered to Parent concurrently with the execution and delivery of this Agreement setting forth specific exceptions to the Company’s representations and warranties set forth in this Section 2, the Company represents and warrants, to and for the benefit of the Indemnitees (with the understanding and acknowledgement that Parent and Merger Sub would not have entered into this Agreement without being provided with the representations and warranties set forth herein, that Parent and Merger Sub are relying on these representations and warranties, and that these representations and warranties constitute an essential and determining element of this Agreement, in each case as such representations and warranties are qualified by the Disclosure Schedule), as follows:
2.1 Organizational Matters.
(a) Organization, Standing and Power to Conduct Business. Each Acquired Company (i) has been duly organized, and is validly existing and in good standing (or equivalent status) (for jurisdictions which recognize such concept) under the laws of the jurisdiction of its formation; (ii) has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted; and (iii) is duly qualified and in good standing to do business (for jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where any such failures to be so qualified, individually or in the aggregate, have not had and would not reasonably be expected to have or result in a Material Adverse Effect. Section 2.1(a) of the Disclosure Schedule accurately sets forth, as of the Agreement Date, each jurisdiction where each Acquired Company is qualified, licensed or admitted to do business.
(b) Charter Documents. The Company has delivered to Parent accurate and complete copies of the certificate of incorporation and bylaws, memorandum of association, articles of association or equivalent governing documents of each Acquired Company, in each case as amended to date and currently in effect (such instruments and documents, the “Charter Documents”). All actions taken and all transactions entered into by each Acquired Company have been duly approved by all necessary action of the board of directors (or other similar body) and stockholders of such Acquired Company. There has been no violation of any of the provisions of the Charter Documents of any of the Acquired Companies, and no Acquired Company has taken any action that is inconsistent in any material respect with any resolution adopted by such Acquired Company’s stockholders or board of directors (or other similar body) or any committee of the board of directors (or other similar body) of such Acquired Company.
(c) Directors and Officers. Section 2.1(c) of the Disclosure Schedule accurately sets forth as of the Agreement Date: (i) the names of the members of the board of directors (or similar body) of each Acquired Company; (ii) the names of the members of each committee of the board of directors (or similar body) of each Acquired Company; and (iii) the names and titles of the officers of each Acquired Company.
(d) Subsidiaries. Section 2.1(d) of the Disclosure Schedule sets forth, as of the Agreement Date, a complete and accurate list naming each Entity in which any Acquired Company owns, holds or has any interest in or right to acquire capital stock or other equity interests or ownership interests and the jurisdiction of organization of each such Entity. There are no outstanding securities convertible into or exchangeable or exercisable for capital stock or other equity interests or ownership interests in any Subsidiary, or options, warrants or other rights to acquire capital stock or other equity interests or ownership interests in any Acquired Company (other than the Company). Except for the equity interests identified in Section 2.1(d) of the Disclosure Schedule, none of the Acquired Companies has ever owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity interest in, any Entity. None of the Acquired Companies has agreed or is obligated to make any future investment in or capital contribution to any Entity.
(e) Predecessors. There are no Entities that have been merged into or that otherwise are predecessors to any Acquired Company.
(f) Powers of Attorney. There are no outstanding powers of attorney executed by or on behalf of any Acquired Company (except, in the case of a Subsidiary of the Company in favor of the Company).
2.2 Capital Structure.
(a) Capital Stock.
(i) The authorized capital stock of the Company consists of 7,000,000 shares of Common Stock and 2,194,288 shares of Preferred Stock, all of which shares of Preferred Stock are designated as Series A-1 Preferred Stock.
(ii) As of the date hereof: (A) there are 3,390,533 shares of Common Stock issued and outstanding; (B) there are 2,194,288 shares of Series A-1 Preferred Stock issued and outstanding; and (C) the Company has no other issued or outstanding shares of Capital Stock. All of the issued and outstanding shares of Capital Stock have been duly authorized and validly issued, and are fully paid, non-assessable and not subject to any preemptive rights. Except as set forth in Section 2.2(a)(ii) of the Disclosure Schedule, no shares of Capital Stock are subject to any repurchase option, forfeiture provision or restriction on transfer (other than restrictions on transfer imposed by virtue of applicable federal and state securities laws).
(iii) No shares of Capital Stock are held as treasury stock or are owned by the Company. The Company has never declared or paid any dividends on any shares of Capital Stock. Since the filing of the Restated Certificate with the Secretary of State of the State of Delaware on August 2, 2013 to the Agreement Date, no shares of Capital Stock have been issued (other than pursuant to exercises of Options issued to employees of any Acquired Company under the Stock Plans) and no adjustment has been made, pursuant to the provisions of the Restated Certificate or otherwise, to the conversion price of any share of Preferred Stock. No consideration is or was required to be paid in respect of any share of Preferred Stock upon conversion of such shares into shares of Common Stock in accordance with the Restated Certificate.
(iv) Section 2.2(a)(iv) of the Disclosure Schedule sets forth, as of the Agreement Date, an accurate and complete list of the holders of all the issued and outstanding shares of Capital Stock, the addresses of each such holder (based on the books and records of the Company) and the class, series and number of shares of Capital Stock owned of record by each such holder.
(b) Stock Options. The Company has reserved 1,066,824 shares of Common Stock for issuance under the Stock Plans, of which options with respect to 953,281 shares are outstanding as of the date of this Agreement. Section 2.2(b) of the Disclosure Schedule accurately sets forth, with respect to each Option that is outstanding as of the date of this Agreement: (i) the name of the holder of such Option and whether such holder is an employee or non-employee; (ii) the total number of shares of Common Stock that are subject to such Option and the number of shares of Common Stock with respect to which such Option is immediately exercisable; (iii) the date on which such Option was granted and the term of such Option; (iv) the vesting schedule for such Option and whether the vesting of such Option shall be subject to any acceleration in connection with the Merger or any of the other transactions contemplated by this Agreement; (v) the exercise price per share of Common Stock purchasable under such Option; and (vi) whether such Option is an “incentive stock option” as defined in Section 422 of the Code or subject to Section 409A of the Code. Each grant of an Option was duly authorized no later than the date on which the grant of such Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the board of directors of the Company (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, each such grant was made in compliance with the terms of the applicable compensation plan or arrangement of the Company and all other applicable Legal Requirements, the per share exercise price of each Option was equal to or greater than the fair market value of a share of Common Stock on the applicable Grant Date and, except as set forth in Section 2.2(b) of the Disclosure Schedule, each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Company and each Option qualifies for the Tax treatment afforded to such Option in the Tax Returns of the Company. All options with respect to shares of Common Stock that were ever issued by the Company ceased to vest on the date on which the holder thereof ceased to be an employee of or a consultant to the Company. The exercise of the Options and the payment of cash in respect thereof complied and will comply with the terms of the Stock Plans, all Contracts applicable to such Options and all applicable Legal Requirements and, as of the Effective Time, no former holder of an Option will have any rights with respect to such Option other than the rights contemplated by Section 1.6(a). The Company has delivered to Parent accurate and complete copies of the Stock Plans, each form of agreement used thereunder and each Contract pursuant to which any Option is outstanding.
(c) No Other Securities. Except for the conversion privileges of the Preferred Stock and except as set forth in Section 2.2(b) of the Disclosure Schedule, there is no: (i) outstanding subscription, option, call, convertible note, warrant or right (whether or not currently exercisable) with respect to any shares of Capital Stock or other securities of any Acquired Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of Capital Stock (or cash based on the value of such shares) or other securities of any Acquired Company; (iii) Contract under which any Acquired Company is or may become obligated to sell, grant, deliver or otherwise issue any shares of Capital Stock or any other securities, including any promise or commitment to grant Options or other securities of any Acquired Company to an employee of or other service provider to any Acquired Company; (iv) Contract under which the Company is or may become obligated to issue or distribute to holders of any shares of capital stock any evidences of indebtedness or assets of any Acquired Company; or (v) condition or circumstance that provides a legally-binding basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of Capital Stock or other securities of any Acquired Company. As of the Effective Time (and after giving effect to the Merger), there will be no outstanding options, warrants, restricted stock or other rights to purchase shares of Capital Stock or other securities of any Acquired Company.
(d) No Agreements. Except as set forth in Section 2.2(d) of the Disclosure Schedule, there are no Contracts between any Acquired Company and any Securityholder, or, to the actual Knowledge of the Company (without inquiry or investigation), among any Securityholders, relating to the issuance, acquisition (including rights of first refusal or preemptive rights), disposition, registration under the Securities Act of 1933, as amended (the “Securities Act”) or voting of the capital stock of any Acquired Company. Section 2.2(d) of the Disclosure Schedule accurately identifies each Company Contract relating to any securities of any Acquired Company that contains any information rights, registration rights, financial statement requirements or other terms that would survive the Closing unless terminated or amended prior to the Closing.
(e) Compliance with Laws. All shares of Capital Stock, all Options and other rights to acquire Capital Stock and all other securities that have ever been issued or granted by any Acquired Company have been issued and granted in compliance with: (i) all applicable securities laws and all other applicable Legal Requirements; and (ii) all requirements set forth in all applicable Contracts. None of the outstanding shares of Capital Stock were issued in violation of any preemptive rights or other rights to subscribe for or purchase securities of the Company.
(f) Repurchased Shares. Section 2.2(f) of the Disclosure Schedule accurately sets forth, as of the Agreement Date, with respect to any shares of capital stock ever repurchased or redeemed by any Acquired Company (other than unvested shares repurchased by the Company in connection with a holder’s termination of service with an Acquired Company): (i) the name of the seller of such shares; (ii) the number, class and series of shares repurchased or redeemed; (iii) the date of such repurchase or redemption; and (iv) the price paid by such Acquired Company for such shares. All shares of capital stock ever repurchased or redeemed by any Acquired Company were repurchased or redeemed in compliance with: (A) all applicable securities laws and other applicable Legal Requirements; and (B) all requirements set forth in all applicable Contracts.
(g) Merger Consideration. No Person will be entitled to receive any Merger Consideration as a result of the Merger and the other transactions contemplated by this Agreement or any other Transaction Document, other than the Securityholders as shown in the Merger Consideration Certificate.
(h) Subsidiary Shares. All of the shares of, and other equity interests or ownership interests in, each Subsidiary of the Company are owned by the Company free and clear of any Liens (other than Permitted Liens). The outstanding shares of each Subsidiary of the Company have been duly authorized and validly issued and are fully paid and nonassessable, have been issued in compliance with all applicable securities laws and other applicable Legal Requirements and were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities of such Subsidiaries. There are no options, warrants or other rights outstanding to subscribe for or purchase any shares or other securities of the

Subsidiaries of the Company and such Subsidiaries are not subject to any Contract or court or administrative Order under which any of such Subsidiaries is or may become obligated to sell or otherwise issue any shares or other securities. There are no preemptive rights applicable to any shares of any of the Subsidiaries of the Company. None of the Subsidiaries of the Company has the right to vote on or approve the Merger or any of the other transactions contemplated by this Agreement. The capital stock or other equity interests or ownership interests of the Subsidiaries are not subject to any voting trust agreement or any other Contract relating to the voting, dividend rights or disposition of the capital stock or other equity interests of the Subsidiaries.
2.3 Authority and Due Execution.
(a) Authority. The Company has all requisite corporate power and authority to enter into this Agreement and each other agreement, document or instrument referred to in or contemplated by this Agreement to which the Company is or will be a party (the “Company Transaction Documents”) and to consummate the transactions contemplated hereby or thereby. The execution, delivery and performance of this Agreement and the Company Transaction Documents by the Company, and the consummation by the Company of the transactions contemplated hereby or thereby, have been duly authorized by all necessary corporate action on the part of the Company and its board of directors, and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement and the Company Transaction Documents by the Company or to consummate the transactions contemplated hereby or thereby, other than adoption and approval of the Agreement by the Company’s stockholders.
(b) Due Execution. This Agreement has been, and, upon execution and delivery, each Company Transaction Document will be, duly executed and delivered by the Company and, assuming due execution and delivery by the other parties hereto and thereto, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.
(c) Board Approval. The Company’s board of directors has: (i) unanimously determined that the Merger is fair to and in the best interests of the Company and its stockholders; (ii) unanimously adopted this Agreement; (iii) unanimously recommended the approval of this Agreement by the holders of Capital Stock and directed that this Agreement and the Merger be submitted for consideration by the Company’s stockholders in accordance with Section 5.2; and (iv) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any state takeover law or similar applicable Legal Requirement that might otherwise apply to the Merger or any of the other transactions contemplated by this Agreement.
(d) No Takeover Statute. No state or foreign takeover statute or similar applicable Legal Requirement applies or purports to apply to the Merger, this Agreement or any of the transactions contemplated hereby.

2.4 Non-Contravention and Consents.
(a) Non-Contravention. The execution and delivery of this Agreement and each other Transaction Document does not, and the consummation of the Merger and the performance of this Agreement and each other Transaction Document will not, (i) conflict with or violate the Charter Documents of any Acquired Company or any resolution adopted by the stockholders, board of directors (or other similar body) or any committee of the board of directors (or other similar body) of any of the Acquired Companies, (ii) conflict with or violate any applicable Legal Requirement or any Order to which any of the Acquired Companies or any of the assets owned by any of the Acquired Companies, is subject, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the rights of any Acquired Company or alter the rights or obligations of any Person under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of any Acquired Company pursuant to, any Material Contract; or (iv) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify, any Permit that is held by any of the Acquired Companies or that otherwise relates to such Acquired Company’s business or to any of the assets owned by such Acquired Company.
(b) Contractual Consents. No Consent under any Material Contract is required to be obtained, and no Acquired Company is or will be required to give any notice to, any Person in connection with the execution, delivery or performance of this Agreement or any other Transaction Document or the consummation of the transactions contemplated hereby or thereby. (For purposes of this Agreement, a Consent will be deemed “required to be obtained,” and a notice will be deemed “required to be given,” if the failure to obtain such Consent or give such notice could result in any Acquired Company becoming subject to any liability or obligation for breach of contract, being required to make any payment or losing or forgoing any right or benefit.)
(c) Governmental Consents. No Consent of any Governmental Entity is required to be obtained, and no filing is required to be made with any Governmental Entity, by any Acquired Company either (A) in connection with the execution, delivery and performance of this Agreement or any other Transaction Document, or (B) the consummation of the transactions contemplated hereby or thereby, except for: (1) the filing of a pre-merger notification and report form under the HSR Act, and the expiration or termination of the applicable waiting period thereunder; and (2) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.
2.5 Financial Statements.
(a) Financial Statements. The Company has delivered to Parent the following financial statements (collectively, the “Financial Statements”): (i) its unaudited consolidated financial statements (consisting of a balance sheet, statement of cash flows and income statement for the fiscal years ended December 31, 2012 and 2013 and (ii) its unaudited consolidated financial statements (consisting of a balance sheet, statement of cash flows and income statement) as of and for the twelve month period ended December 31, 2014 (the “Interim

Financial Statements”). Except as set forth in Section 2.5(a) of the Disclosure Schedule, the Financial Statements were prepared in accordance with GAAP consistently applied throughout the periods covered and in accordance with the Company’s historic past practice and fairly present the consolidated financial position, results of operations and cash flows of the Acquired Companies as of the dates, and for the periods, indicated therein (except that the Financial Statements do not contain footnotes and are subject to normal year-end audit adjustments). Except as set forth in Section 2.5(a) of the Disclosure Schedule, the Pre-Closing Financial Statements (as defined in Section 4.1) will be prepared in accordance with GAAP consistently applied throughout the periods covered and on a basis consistent with the basis on which the Financial Statements were prepared and in accordance with the Company’s historic past practice and fairly present the consolidated financial position, results of operations and cash flows of the Acquired Companies as of the dates, and for the periods, indicated therein. Except as set forth in Section 2.5(a) of the Disclosure Schedule, each Acquired Company maintains a standard system of accounting established and administered in accordance with GAAP, including complete books and records in written or electronic form.
(b) Internal Controls. To the Knowledge of the Company, each Acquired Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations and (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP. To the Knowledge of the Company, there are no significant deficiencies or material weaknesses in the design or operation of any Acquired Company’s internal control over financial reporting that are reasonably likely to adversely affect such Acquired Company’s ability to record, process, summarize and report financial information to such Acquired Company’s management and board of directors; there is no fraud, whether or not material, that involves management or other employees who have a significant role in any Acquired Company’s internal control over financial reporting; and to the Knowledge of the Company each Acquired Company’s internal control over financial reporting is effective.
(c) Accounts Receivable. All of the accounts receivable of the Acquired Companies arose in the ordinary course of business, are carried on the records of the Acquired Companies at values determined in accordance with GAAP and are bona fide. No Person has any Lien (other than Permitted Liens) on any of such accounts receivable, and no request or agreement for deduction or discount has been made with respect to any of such accounts receivable except as fully and adequately reflected in reserves for doubtful accounts set forth in the Financial Statements and as will be set forth in the Closing Balance Sheet (as defined in Section 4.11).
(d) Insider Receivables. Section 2.5(d) of the Disclosure Schedule provides an accurate and complete breakdown of all amounts (including any Indebtedness) owed to any Acquired Company by any Company Employee or stockholder of the Company (“Insider Receivables”) as of the date of this Agreement. There will be no outstanding Insider Receivables as of the Effective Time.
(e) Certain Accounting Practices. Except as set forth in Section 2.5(e) of the Disclosure Schedule, since December 31, 2013, no Acquired Company has changed its methods of accounting, accounting principles, accounting practices, collection practices, credit policy or customer profiling practices.
2.6 No Liabilities; Indebtedness.
(a) Absence of Liabilities. No Acquired Company has any liabilities of any nature required to be reflected in a balance sheet prepared in accordance with GAAP other than: (i) liabilities identified as such in the “liabilities” column of the balance sheet included in the Interim Financial Statements and (ii) current liabilities incurred subsequent to the date of the Interim Financial Statements in the ordinary course of business consistent with past practices. None of the Acquired Companies is or has ever been a party to any “off balance sheet arrangements” (as defined in Item 303(a)(4) of Regulation S-K of the SEC)).
(b) Indebtedness. Section 2.6(b) of the Disclosure Schedule sets forth a complete and correct list of all Indebtedness of the Acquired Companies as of the date of this Agreement, identifying the creditor including name and address of such creditor, the type of instrument under which the Indebtedness is owed and the amount of the Indebtedness as of the close of business on the date of this Agreement. No Indebtedness of any Acquired Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by any Acquired Company, or (iii) the ability of any Acquired Company to grant any Lien (other than Permitted Liens) on its properties or assets. With respect to each item of Indebtedness, no Acquired Company is in default and no payments are past due. No Acquired Company has received any notice of a default, alleged failure to perform or any offset or counterclaim with respect to any item of Indebtedness that has not been fully remedied and withdrawn. The consummation of the transactions contemplated by this Agreement or any Transaction Document will not cause a default, breach or an acceleration, automatic or otherwise, of any conditions, covenants or any other terms of any item of Indebtedness. The Merger Consideration Certificate will contain a complete and accurate list of all Indebtedness of the Acquired Companies as of the Closing Date, identifying the creditor including name and address of such creditor, the type of instrument under which the Indebtedness is owed and the amount of the Indebtedness as of the Effective Time. None of the Acquired Companies has guaranteed or is responsible or liable for any Indebtedness of any other Person.
(c) Director and Officer Indemnification. As of the Agreement Date, to the actual Knowledge of the Company (without inquiry or investigation), no event has occurred, and no circumstance or condition exists, that has resulted in, or that will or would reasonably be expected to result in, any claim for indemnification, reimbursement, contribution or the advancement of expenses by any Company Employee (other than a claim for reimbursement by the Company, in the ordinary course of business, of travel expenses or other out-of-pocket expenses of a routine nature incurred by such Company Employee in the course of performing such Company Employee’s duties for the Company) or any current or former agent (that is a natural person who has performed services as a director, officer or manager of any Acquired Company or any of its joint venture entities) of the Company pursuant to: (i) the terms of the Charter Documents of any Acquired Company; (ii) any indemnification agreement or other Contract between any Acquired Company and any such Company Employee or agent; or (iii) any applicable Legal Requirement.

2.7 Litigation. Except as set forth in Section 2.7 of the Disclosure Schedule, as of the Agreement Date, there is no Legal Proceeding pending, or to the Knowledge of the Company, that has been threatened against any Acquired Company: (i) that involves any of the Acquired Companies or any of the assets owned by any of the Acquired Companies or any Person whose liability any of the Acquired Companies has retained or assumed, either contractually or by operation of law; (ii) that challenges, or that is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement; or (iii) that relates to the ownership of any capital stock of any of the Acquired Companies, or any option or other right to the capital stock of any of the Acquired Companies, or right to receive consideration as a result of this Agreement. Section 2.7 of the Disclosure Schedule lists, as of the Agreement Date, all Legal Proceedings that (A) the Acquired Companies have pending or threatened against other parties; and (B) have ever been pending against any of the Acquired Companies.
2.8 Taxes.
(a) (i) All Tax Returns required to be filed by or on or behalf of the Acquired Companies have been duly and timely filed, taking into account any extension of time to file timely granted to or obtained on behalf of the Acquired Companies; (ii) each such Tax Return is accurate and complete; (iii) all Taxes shown as due on such Tax Returns and all other material Taxes owed by the Acquired Companies that are or have become due have been paid in full; (iv) all material Tax withholding and deposit requirements imposed on or with respect to the Acquired Companies have been satisfied in full; and (v) there are no Liens (other than Liens for Taxes that have not yet become due) on any of the assets of the Acquired Companies that arose in connection with any failure (or alleged failure) to pay any Tax.
(b) Section 2.8(b) of the Disclosure Schedule lists all federal, state, local and foreign income Tax Returns filed or required to be filed with respect to each Acquired Company for the three taxable years ending prior to the Closing Date, indicates those Tax Returns that are currently the subject of audit and indicates those Tax Returns whose audits have been closed. The Company has delivered or made available to Parent accurate and complete copies of all income Tax Returns and other material Tax Returns filed by the Acquired Companies during the past three years and all correspondence to the Acquired Companies from, or from the Acquired Companies to, a Taxing Authority relating thereto.
(c) As of the Agreement Date, there is no claim against any Acquired Company for any Taxes, and no assessment, deficiency or adjustment has been asserted, proposed or, to the Knowledge of the Company, threatened with respect to any Tax Return of or with respect to the Acquired Companies, other than those disclosed in Section 2.8(c) of the Disclosure Schedule. No Tax audits or administrative or judicial proceedings are being conducted, are pending or, to the Knowledge of the Company, have been threatened with respect to the Acquired Companies, other than those disclosed in Section 2.8(c) of the Disclosure Schedule. As of the Agreement Date, no written claim has ever been made by an authority in a jurisdiction where any Acquired Company does not file Tax Returns that such Acquired Company is or may be subject to taxation in that jurisdiction.

(d) There is not in force any extension of time with respect to the due date for the filing of any Tax Return of the Acquired Companies which has not been filed or any waiver or agreement for any extension of time for the assessment or payment of any Tax of the Acquired Companies.
(e) No Acquired Company is a party to or bound by any Tax allocation, sharing or indemnity agreements or arrangement (other than customary Tax allocation or Tax sharing provisions in real property leases and subleases or other commercial contracts not primarily related to Taxes).
(f) None of the property of the Acquired Companies is held in an arrangement that would properly be classified as a partnership for Tax purposes, and no Acquired Company owns any interest in any controlled foreign corporation (as defined in Section 957 of the Code), or passive foreign investment company (as defined in Section 1297 of the Code) or other Entity the income of which is required to be included in the income of any Acquired Company.
(g) No Acquired Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending prior to the Closing, including by reason of the application of Section 481 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law), requested or applied for prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed prior to the Closing; (iii) intercompany transactions entered into prior to the Closing or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) arising prior to the Closing; (iv) installment sale or open transaction disposition made prior to the Closing; or (v) prepaid amount received prior to the Closing.
(h) No Acquired Company has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provisions of state, local or foreign Tax law), or as a transferee or successor, or by contract or otherwise (other than customary Tax allocation or Tax sharing provisions in real property leases and subleases or other commercial contracts not primarily related to Taxes). No Acquired Company is or has ever been, a member of an affiliated, consolidated, combined or unitary group filing for federal or state income tax purposes, other than a group the common parent of which was and is the Company.
(i) No Acquired Company has entered into any Contract or arrangement with any Taxing Authority that requires any Acquired Company to take any action or to refrain from taking any action. No Acquired Company is party to any Contract with any Taxing Authority that would be terminated or adversely affected as a result of the transactions contemplated by this Agreement.
(j) No Acquired Company has participated, within the meaning of Treasury Regulations Section 1.6011-4(c), in (i) any “reportable transaction” within the meaning of Section 6011 of the Code and the Treasury Regulations thereunder; (ii) any “tax shelter” or “confidential corporate tax shelter” within the meaning of Section 6111 of the Code and the

Treasury Regulations thereunder; or (iii) any “potentially abusive tax shelter” within the meaning of Section 6112 of the Code and the Treasury Regulations thereunder. Each Acquired Company has disclosed on its Tax Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or any similar provision of state, local or foreign law).
(k) There is no material unclaimed or abandoned property or obligation of any Acquired Company, including uncashed checks to vendors, customers, or employees, non-refunded overpayments or unclaimed subscription balances, that is escheatable as of the Closing Date to any state or municipality under any applicable escheatment laws.
(l) No Acquired Company is subject to Tax in any jurisdiction, other than the country in which it is organized, by virtue of having a permanent establishment or other office or fixed place of business.
(m) No Acquired Company is a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code.
(n) No Acquired Company has made any payments, no Acquired Company is obligated to make any payments, and no Acquired Company is a party to any plan or Contract that under certain circumstances could obligate it to make any payments that would not be deductible under Section 280G of the Code (determined without regard to the exceptions contained in Sections 280G(b)(4) and 280G(b)(6)) or Section 404 of the Code.
(o) Since the date of the Interim Financial Statements, the Acquired Companies have not incurred any liability for Taxes arising from transactions outside the ordinary course of business.
(p) No Acquired Company has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.
(q) No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect any Acquired Company.
(r) With respect to all sales Taxes ever collected by any Acquired Company: (i) in states where any Acquired Company is registered for sales Tax purposes, each Acquired Company has properly remitted all sales Taxes collected in such states to the applicable state Governmental Entity; and (ii) in states where no Acquired Company is registered for sales Tax purposes, each Acquired Company has returned all sales Taxes collected from Persons located in such state to such Person (or, if such Person cannot be located or is no longer in business, has remitted such sales Taxes to the unclaimed property office of such state). No Acquired Company holds any amounts collected as sales Taxes from any Person.

(s) No Acquired Company has made an election under Section 108(i) of the Code to defer the recognition of any cancellation of indebtedness income.
2.9 Title to Property and Assets.
(a) Personal Property. Each Acquired Company has good and marketable title to, or valid leasehold interests in, all tangible Personal Property used or held for use in its business or reflected in the Financial Statements. Such tangible Personal Property constitutes all tangible Personal Property necessary to conduct each of the businesses of the Acquired Companies as they are presently conducted. None of such tangible Personal Property is owned by any other Person, including a Securityholder or an Affiliate of a Securityholder, without a valid and enforceable right of the Acquired Companies to use and possess such tangible Personal Property, which right shall remain valid and enforceable following the Effective Time. None of such tangible properties or assets is subject to any Lien (other than Permitted Liens). The tangible Personal Property: (i) is in good operating condition and repair (ordinary wear and tear excepted) and is adequate for the conduct of each of the Acquired Companies’ respective businesses as they are presently conducted; (ii) is available for immediate use in the business and operation of the Acquired Companies as currently conducted; and (iii) permits each Acquired Company to operate in accordance with applicable Legal Requirements. Section 2.9(a) of the Disclosure Schedule identifies, as of the Agreement Date, all assets that are material to the business of any of the Acquired Companies and that are being leased to any of the Acquired Companies.
(b) Customer Information. The Company has sole and exclusive ownership of, free and clear of any Liens (other than Permitted Liens), or the valid right to use, in the business of the Acquired Companies as they are currently conducted, all (i) customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories relating to current and former customers of the Acquired Companies for which it has retained records and (ii) subscriber and member information collected, processed or stored by any of the Acquired Companies in the provision of Company Products, including all user geospatial data. No Person other than an Acquired Company possesses any licenses, claims or rights with respect to the use of any such customer, subscriber and member information owned by the Acquired Companies.
(c) Leased Real Property. No Acquired Company owns any real property, nor has any Acquired Company ever owned any real property. Section 2.9(c) of the Disclosure Schedule sets forth, as of the Agreement Date, a list of all real property currently leased by each Acquired Company or otherwise used or occupied by each Acquired Company for the operation of its business (the “Leased Real Property”). To the Knowledge of the Company, the Leased Real Property (i) is in good operating condition and repair and (ii) is available for use in the business and operation of the Acquired Companies as currently conducted.
2.10 Bank Accounts. Section 2.10 of the Disclosure Schedule provides the following information with respect to each account maintained by or for the benefit of each Acquired Company at any bank or other financial institution: (a) the name of the bank or other financial institution at which such account is maintained; (b) the account number; (c) the type of account;

and (d) the names of all Persons who are authorized to sign checks or other documents with respect to such account.
2.11 Intellectual Property and Related Matters.
(a) Section 2.11(a) of the Disclosure Schedule lists, as of the Agreement Date, (i) all of the registered Trademarks, registered Copyrights, issued Patents and domain name registrations, and applications for any of the foregoing, in each case that are owned (in whole or in part) by any Acquired Company, including, where applicable, an identification of the serial number, registration number or other unique identifier, filing date, grant date or registration date and the relevant jurisdiction (all such Trademarks, Copyrights, Patents and domain names, are hereinafter collectively referred to as the “Company Registered Intellectual Property”) and social media profiles of the Acquired Companies, and (ii) any pending or threatened proceedings or actions (including interference, opposition, cancellation, re-examination or post grant review proceedings and nullity proceedings) before any Governmental Entity (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) in which any of the Company Registered Intellectual Property is involved. For all Company Registered Intellectual Property, the Disclosure Schedule identifies the record owner and, if different, the current owner of each item of Company Registered Intellectual Property.
(b) The Acquired Companies collectively exclusively own all Company Registered Intellectual Property free and clear of any licenses or rights granted to or held by any other Person or Governmental Entity and any other Liens (other than non-exclusive licenses granted to end users of the Company Products and Company Services in the ordinary course of business). “Company Owned Intellectual Property” means the Company Registered Intellectual Property and all other Intellectual Property that the Acquired Companies own or that the Acquired Companies purport to own or as to which any Acquired Company has been granted an exclusive license.
(c) The Acquired Companies collectively own or have the valid and enforceable right to use, practice and exploit all of the Intellectual Property used in the businesses of the Acquired Companies as currently conducted (“Company Intellectual Property”). The consummation of the transactions contemplated by this Agreement will not terminate or otherwise affect any Acquired Company’s ownership of or rights to any Company Intellectual Property, and will not result in any licenses or Liens being granted under or imposed on any Company Owned Intellectual Property.
(d) All Company Owned Intellectual Property that the Acquired Companies own or that the Acquired Companies purport to own was: (i) developed by the Acquired Company’s employees who have executed appropriate instruments of assignment in favor of the Acquired Company as assignee to convey to the Acquired Company ownership of all Intellectual Property rights that they created or reduced to practice within the scope of their employment at the time of such development; (ii) developed by agents, consultants, contractors or other Persons who have executed appropriate instruments of assignment in favor of the Acquired Company as assignee that have conveyed to the Acquired Company ownership of all of their Intellectual Property rights in such Intellectual Property; or (iii) acquired by the Acquired Company in connection with acquisitions in which the Acquired Company obtained appropriate representations, warranties and indemnities from the transferring Person relating to the title to Intellectual Property rights in such Intellectual Property. None of the Acquired Companies has any obligation to make a royalty payment or license fee to any such Company employee, agent, consultant, contractor or other Person. All inventor assignments with respect to non-provisional Patent applications included in the Company Registered Intellectual Property have been properly recorded with the U.S. Patent and Trademark Office.
(e) The Company Registered Intellectual Property (other than pending applications) is subsisting and, to the Company’s Knowledge, valid and enforceable in each applicable jurisdiction. None of the Company Owned Intellectual Property that the Acquired Companies own or that the Acquired Companies purport to own (and to the Company’s Knowledge no other Company Owned Intellectual Property) has entered the public domain, except where information lost its Trade Secret or confidential status through the publication of patent applications as set forth in Section 2.11(a) of the Disclosure Schedules and where the Company has, exercising its reasonable business judgment, elected to make disclosures on a non-confidential basis.
(f) Except as set forth in Section 2.11(f) of the Disclosure Schedules, as of the Agreement Date, there are no Legal Proceedings: (i) pending against any Acquired Company alleging that (A) any Acquired Company is infringing, misappropriating, diluting or otherwise violating any Intellectual Property of another Person, or (B) any of the Company Products or Company Services or conduct of any Acquired Company infringes any Intellectual Property of another Person or contains, utilizes, or is based upon or derived from any Intellectual Property misappropriated from another Person, (ii) with respect to which any Acquired Company has received written notice of an obligation or duty to defend, indemnify or hold harmless any other Person with respect to, or any Acquired Company has expressly assumed any Liability for, any claim of infringement, misappropriation, dilution or violation of Intellectual Property; or (iii) pending against any Acquired Company or Company Owned Intellectual Property that seek to limit or challenge the validity, enforceability, ownership or use of any Company Intellectual Property (other than in the ordinary course of prosecution of pending applications for Company Registered Intellectual Property). Except as set forth in Section 2.11(f) of the Disclosure Schedules, as of the Agreement Date, no Acquired Company has received any claim, “cease and desist” letter, or like correspondence or any written or oral threat from any Person: (x) alleging that (1) any Acquired Company is infringing, misappropriating, diluting or otherwise violating any Intellectual Property of any Person or (2) any of the Company Products or Company Services or conduct of any Acquired Company infringes any Intellectual Property of another Person or contains any Intellectual Property misappropriated from another Person; (y) that contests or challenges the validity, enforceability, ownership or use of the Company Intellectual Property (other than notice received in the ordinary course of examination of pending applications for Company Registered Intellectual Property); or (z) invites any Acquired Company to take a license under any Intellectual Property or consider the applicability of Intellectual Property to Company Products or conduct of any Acquired Company. The Acquired Companies have made reasonable and good faith efforts to satisfy all obligations to disclose prior art to, and avoid inequitable conduct before, any Governmental Entity with respect to the Company Registered Intellectual Property.

(g) (i) No Acquired Company has infringed, misappropriated, diluted or otherwise violated the Intellectual Property of any Person (ii) none of the Company Products or Company Services infringes (or would infringe, if made, sold, reproduced, performed, or distributed in any jurisdiction) any Person’s Intellectual Property or (iii) contains, is based upon or derived from, or was developed with the use of Intellectual Property misappropriated from any Person. The development, manufacture, distribution, use, and sale of the Company Products and the performance of the Company Services after the Closing, in substantially the same manner as prior to the Closing, will not infringe, misappropriate, dilute or otherwise violate the Intellectual Property of any Person; provided, however, no representation or warranty is made with respect to infringement, misappropriation, dilution or other violation of Intellectual Property not used in the manufacture, distribution, use, and sale of the Company Products, or the performance of the Company Services, on or prior to the Closing.
(h) To the Knowledge of the Company, no Person is engaging or has engaged in any activity that infringes upon, misappropriates, dilutes, or otherwise violates any Intellectual Property owned by or exclusively licensed to any Acquired Company.
(i) Each Acquired Company takes and has taken reasonable actions to protect, preserve and maintain the confidentiality of all source code, material confidential information and other material Trade Secrets owned by or licensed to any Acquired Company. All currently due maintenance fees for issued Patents or renewal fees for registered Trademarks of the Acquired Companies have been paid before the relevant deadlines and all necessary documents and certificates in connection with such Intellectual Property have been filed with the relevant patent, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Intellectual Property. The Acquired Companies have not filed any provisional Patent applications that are not listed on Schedule 2.11(a). The Acquired Companies have paid all fees and made all required filings with Internet domain name registrars as required to maintain their domain names.
(j) All employees, contractors and agents of any Acquired Company who are or were involved in, or who have participated in or contributed to, the conception, development, authoring, creation, or reduction to practice of any Company Owned Intellectual Property that the Acquired Companies own or that the Acquired Companies purport to own for any Acquired Company have executed valid and enforceable agreements that assign all right, title and interest in such Intellectual Property to an Acquired Company, to the extent permissible under Applicable Law and valid and enforceable agreements that protect the confidentiality of all Trade Secrets of the Acquired Companies.
(k) No funding, facilities or resources of any Governmental Entity or any university, college or other educational institution or research center were used in the development of the Company Owned Intellectual Property that the Acquired Companies own or that the Acquired Companies purport to own (and to the Company’s Knowledge with respect to other Company Owned Intellectual Property). No Governmental Entity, university, college, or other educational institution or research center has any ownership in or rights to any Company Owned Intellectual Property that the Acquired Companies own or that the Acquired Companies purport to own (to the Company’s Knowledge with respect to other Company Owned Intellectual Property) or data owned or purported to be owned by an Acquired Company or residing on

Computer Systems owned by any Acquired Company. None of the Acquired Companies has participated in any standards-setting process or has made or undertaken any commitment or obligation to license, or offer to license, any Intellectual Property as a result of or in connection with its participation any standards-setting or other similar organization. No Company Owned Intellectual Property that the Acquired Companies own or that the Acquired Companies purport to own (and to the Company’s Knowledge with respect to other Company Owned Intellectual Property) is subject to any membership agreements, bylaws, practices or policies, including intellectual property rights policies, or any standards-setting or similar organization, nor has it been declared essential to any standard.
(l) Section 2.11(l) of the Disclosure Schedule lists all Software code that is owned by any Person other than an Acquired Company and incorporated into the Company Products (listed generally by product name and version, and not specifically by file name or otherwise) and the Contract under which such Software code is licensed to the Acquired Companies, other than Open Source Software listed in Section 2.11(n) of the Disclosure Schedule, and all ongoing or future obligations of any Acquired Company to pay royalties, commissions, or similar fees upon the sale, licensing, performance, or other distribution of any Company Product or Company Service.
(m) The Acquired Companies collectively own, lease or license all Computer Systems that are necessary for the operations of their respective businesses. The Computer Systems of the Acquired Companies are reasonably sufficient for the needs of the respective businesses of the Acquired Companies as currently conducted, including as to capacity, scalability and ability to process current and anticipated peak volumes in a timely manner. Since the date that is three years prior to the date of this Agreement, there has been no failure or other material substandard performance of any Computer Systems currently owned or otherwise used by any Acquired Company which has caused any material disruption to the business of the Acquired Companies. Each Acquired Company has taken commercially reasonable steps to provide for the back-up and recovery of data and information, has commercially reasonable disaster recovery and business continuity plans, procedures and facilities, and, as applicable, has taken commercially reasonable steps to implement such plans and procedures. Each Acquired Company has taken reasonable actions to protect the Computer Systems from becoming infected by viruses and other malicious code and to protect the integrity and security of its Computer Systems and the Software and other information stored thereon from unauthorized use, access, or modification by third parties. None of the Computer Systems of any Acquired Company (to the Company’s Knowledge with respect to Computer Systems not owned by an Acquired Company), or Company Products, contains, and since the date that is three years prior to the date of this Agreement no Acquired Company has suffered any material data loss, business interruption, or other harm as a result of, any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” (as these terms are commonly used in the computer software industry), or other software routines or hardware components intentionally designed to permit (i) unauthorized access to a computer or network, (ii) unauthorized disablement or erasure of software, hardware or data, or (iii) any other similar type of unauthorized activities. Except as set forth in Section 2.11(m) of the Disclosure Schedule, to the Company’s Knowledge, there have not been any unauthorized intrusions or breaches of the security of any of the Computer Systems of the Acquired Companies or any unauthorized access or use of any of the data or information stored or contained therein or accessed or processed thereby or that has resulted in the destruction, damage, loss, corruption, alteration or misuse of any such data or information. None of the Company Products or Company Services (A) constitutes, contains or is considered “spyware” or “trackware” as those terms are commonly used in the computer software industry, (B) records a user’s input, browsing history, or other similar actions without a user’s knowledge, or (C) employs a user’s Internet connection without a user’s knowledge to gather or transmit information on such user or such user’s behavior.
(n) Each Company Product and Company Service was developed entirely by or for, and is owned by, the Acquired Companies or has been rightfully obtained by the Acquired Companies and is owned by, validly licensed to or rightfully used by the Acquired Companies. Section 2.11(n) of the Disclosure Schedule identifies all Software programs that have been developed by or for the Acquired Companies for use in the businesses of the Acquired Companies as currently conducted and as proposed to be conducted. Section 2.11(n) of the Disclosure Schedule further sets forth a true, complete and correct list of all Open Source Software that has been used in, incorporated into, integrated or bundled with the Company Products or any other proprietary code of any Acquired Company that has been distributed, sold, or licensed or otherwise provided (including all Software currently supported and maintained) by or on behalf of any Acquired Company to another Person for their use. None of the Acquired Companies has (i) incorporated any Open Source Software into, or combined Open Source Software with, the Company Products, or other proprietary code of any Acquired Company; (ii) distributed Open Source Software in conjunction with any other Software developed, distributed or otherwise provided by such Acquired Company; or (iii) used Open Source Software, in each case set forth in clauses (i), (ii) and (iii) above, in a manner that creates, or purports to create, obligations for such Acquired Company with respect to its proprietary code within the Company Products or grants, or purports to grant, to any Person, any rights or immunities under Intellectual Property rights in its proprietary code in the Company Products (including using any Open Source Software that requires, as a condition of exploitation of such Open Source Software, that its proprietary code within the Company Products be (x) disclosed or distributed in source code form, (y) licensed for the purpose of making derivative works, or (z) redistributable at no charge or minimal charge), or otherwise imposes any limitation, restriction, or condition on such Acquired Company with respect to the proprietary code within the Company Products.
(o) Section 2.11(o) of the Disclosure Schedule sets forth a complete and accurate list of: (i) each Person (other than employees, consultants and service providers of the Acquired Companies) that has a copy of the source code for any Software that is proprietary to an Acquired Company and used in the Company Products, or for the provision of the Company Services, other than with respect to Open Source Software identified in Section 2.11(n) of the Disclosure Schedule; and (ii) any Contract (including any source code escrow agreement) governing such Person’s possession of such source code, and the Company has delivered complete and accurate copies of all such Contracts to Parent. All of such Persons have executed valid and enforceable agreements with an Acquired Company that require such Person to maintain the confidentiality of such source code, and none of these agreements, to the Knowledge of the Company, has been breached. No Person has claimed or demanded that any such source code which is held in escrow be delivered or released by the escrow agent, and no such source code which is held in escrow has ever been delivered or released by the escrow agent to any Person other than an Acquired Company.

(p) No Software that is, is part of, or used in the provision of any Company Software or (to the Company’s Knowledge) is otherwise used to develop, maintain, or provide any Company Product or Company Service contains any material “bug,” defect, or error (including any unresolved “bug”, defect, or error that has been or should have been classified by any Acquired Company or any other Person as being within the highest or second-highest severity level for purposes of the warranty or support services offered or provided by the Acquired Companies) or materially fails to provide or perform any of the features or functions described or identified in, or otherwise fails to conform in any material respect to, its documentation or specifications.
(q) No current or former partner, director, officer, or employee of any Acquired Company will, after giving effect to each of the transactions contemplated by this Agreement, own or retain any rights in or to, or have the right to receive any royalty or other payment with respect to, any of the Intellectual Property used or owned by any Acquired Company.
(r) Each Acquired Company has complied with all Company Contracts, privacy policies and applicable Legal Requirements regarding Personal Data and personally identifiable information, including all Privacy Legal Requirements and agreements with third parties, in every jurisdiction where any Acquired Company operates its business. As of the Agreement Date, to the Company’s Knowledge, each subcontractor or agent of such Acquired Company has complied with all Company Contracts, privacy policies and applicable Legal Requirements regarding Personal Data and personally identifiable information, including all Privacy Legal Requirements and agreements with third parties, in every jurisdiction where any Acquired Company operates its business. As of the Agreement Date, no customer of any Acquired Company has made any claim, or otherwise asserted, to any Acquired Company in writing or to the Company’s Knowledge that any Acquired Company or any subcontractor or agent of such Acquired Company has breached any confidentiality or security obligation, violated any privacy policies, failed to fulfill obligations under any Company Contract relating to data security or privacy, misappropriated any information or violated any Privacy Legal Requirement. Except as set forth in Section 2.11(r) of the Disclosure Schedule, none of the Acquired Companies has received any written inquiries from or been subject to any audit or other Legal Proceeding by any Governmental Entity, regarding compliance with its privacy policy or any Privacy Legal Requirement. Each Acquired Company and each subcontractor and agent of such Acquired Company has established and is in compliance with: (i) commercially reasonable security programs designed to protect (A) the integrity, security and confidentiality of information processed and transactions executed through Computer Systems, and (B) the integrity, security and confidentiality of all confidential or proprietary data and Personal Data in its possession; and (ii) commercially reasonable security policies and privacy policies that comply with all applicable Legal Requirements. Except as set forth in Section 2.11(r) of the Disclosure Schedule, no Acquired Company nor any subcontractor or agent of such Acquired Company has (i) to the Company’s Knowledge, suffered a security incident or breach with respect to its data or Computer Systems any part of which occurred since the date that is three years prior to the date of this Agreement or (ii) been required pursuant to any Privacy Legal Requirements to notify customers, consumers or employees of any information security incident or breach related to the Personal Data of such customers, consumers or employees. The Company has delivered to Parent all non-privileged written information relating to all Legal

Proceedings relating to Intellectual Property from any Government Entity, including all subpoenas, responses, communications, notices, reports, and audits relating to all formal and informal inquiries and investigations by any Government Entity. The Company has delivered to the Parent all non-privileged written communications between the Company and another Person relating to all security incidents or breaches affecting any Acquired Company, including, notices, reports, and audits prepared by or for the Company relating to any such security incident or breach.
(s) Section 2.11(s) of the Disclosure Schedule lists each Company Contract (other than Customer Contracts, Channel Contracts, Consultant IP Contracts, and Employee IP Contracts) involving a license to, a covenant not to assert claims of infringement or misappropriation relating to, the payment of a royalty or other fee for, or a Consent or other similar agreement regarding the grant or transfer of any rights or interests in, or the creation or development of, any Intellectual Property, including agreements involving licensing of Intellectual Property or Software to another Person and agreements involving third-party Intellectual Property or Software licensed to any Acquired Company (other than those license agreements relating to commercially available off-the-shelf third-party software entered into by an Acquired Company in the ordinary course of business for third-party software that is not used in or otherwise incorporated into or distributed with any Company Product, in which the aggregate annual fees, including hosting fees, maintenance and support fees, and other services fees as well as license fees and royalty fees, paid by the Acquired Companies do not exceed $25,000 individually). No third party that has licensed Intellectual Property to any Acquired Company has ownership, license or other rights to improvements or derivative works made by any Acquired Company for such licensed Intellectual Property. To the Knowledge of the Company, as of the Agreement Date, there are no Material Contracts with respect to Company Intellectual Property or any other Intellectual Property used in or necessary to the conduct of the business of any Acquired Company as it is currently conducted or planned to be conducted under which there is any dispute or pending or threatened claim (whether or not such claim is disputed) regarding the scope of any provision in such Material Contract or the performance under such Material Contract by any party thereto, including with respect to any payments to be made or received by any Acquired Company thereunder. Each Acquired Company is in compliance in all material respects with the terms and conditions of all Company Contracts licensing any of the Material Intellectual Property to any Person and all Company Contracts licensing the Intellectual Property of any Person to such Acquired Company.
(t) Neither the execution, delivery or performance of this Agreement or any other agreements referred to in this Agreement nor the consummation of any of the transactions or any such agreement contemplated by this Agreement will result in any violation of any Acquired Company’s privacy policy or any Privacy Legal Requirement.
2.12 Compliance; Permits.
(a) Compliance. No Acquired Company has failed in any material respect to comply with or has violated in any material respect any applicable Legal Requirement. Except as set forth in Section 2.12(a) of the Disclosure Schedule, as of the Agreement Date, no investigation or review by any Governmental Entity is pending or, to the Knowledge of the Company, has been threatened, against any Acquired Company. No event has occurred, and no condition or circumstance exists, that will (with or without notice or lapse of time) constitute or result in a material violation by the any of the Acquired Companies of, or a failure on the part of any of the Acquired Companies to comply in any material respect with, any applicable Legal Requirement. Except as set forth in Section 2.12(a), as of the Agreement Date, none of the Acquired Companies has received any written notice or other written communication from any Person regarding any actual or possible violation of, or failure to comply with, any applicable Legal Requirement.
(b) Orders. There is no Order binding upon any Acquired Company or to which any assets owned or used by any Acquired Company is subject. To the Knowledge of the Company, no officer or other employee of any of the Acquired Companies is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the respective Acquired Company’s business.
(c) Permits. Each Acquired Company holds, to the extent required by applicable Legal Requirements, all Permits from, and has made all declarations and filings with, all Governmental Entities that are required for the operation of its business as presently conducted. No suspension or cancellation of any such Permit is pending or, to the Knowledge of the Company, threatened, each such Permit is valid and in full force and effect, and each Acquired Company is and always has been in compliance with the terms of such Permits. Section 2.12(c) of the Disclosure Schedule provides an accurate and complete list, as of the Agreement Date, of all Permits held by each Acquired Company, and the Company has delivered to Parent accurate and complete copies of each such Permit. Since January 1, 2011, no Acquired Company has received any written notice or other written communication from any Governmental Entity regarding: (i) any actual or possible violation of or failure to comply with any term or requirement of any Permit; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Permit.
(d) No Subsidies. None of the Acquired Companies possesses (or has ever possessed) or has any rights or interests with respect to (or has ever had any rights or interests with respect to) any grants, incentives or subsidies from any Governmental Entity.
(e) Foreign Corrupt Practices and Anti-Bribery. No Acquired Company, nor any Representative of any Acquired Company with respect to any matter relating to any Acquired Company, has: (i) used any funds for unlawful contributions, loans, donations, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made or agreed to make any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns; (iii) taken any action that would constitute a violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. §§ 78dd 1 et seq. or its equivalent in any jurisdiction where any Acquired Company conducts business, if the Acquired Companies were subject thereto; or (iv) made or agreed to make any other unlawful payment.
(f) OFAC. No Acquired Company nor any Representative of any Acquired Company has engaged in any violation of any economic sanctions measure (including regulation or executive order) administered or enforced by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC Sanctions Measure”). No Acquired Company nor any

Representative of any Acquired Company has participated in any transaction in which there is an interest of any person who is the subject of an OFAC Sanctions Measure (“Sanctioned Person”). Sanctioned Persons shall include, without limitation, the following, but only to the extent that United States Persons are prohibited from transacting with such Persons: (i) a Person on the U.S. Department of the Treasury List of Specially Designated Nationals and Blocked Persons and Persons who own 50% or more of the stock of an entity on such list, (ii) a government that is the subject of OFAC Sanctions Measures, (iii) an entity that is organized under the Laws of a country that is the subject of OFAC Sanctions Measures or operates in such country or (iv) an individual who is a citizen or resident of, or located in, a country that is the subject of OFAC Sanctions Measures.
2.13 Brokers’ and Finders’ Fees. Other than amounts payable to Qatalyst Partners LLC, no Acquired Company has incurred, nor will any Acquired Company incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any other Company Transaction Document or any transaction contemplated hereby or thereby. Section 2.13 of the Disclosure Schedule identifies each Person that is or may become entitled to receive any fee or other amount from any of the Acquired Companies for professional services performed or to be performed in connection with the Merger or any of the other transactions contemplated by this Agreement.
2.14 Restrictions on Business Activities. There is no Company Contract under which any Acquired Company is or is reasonably likely to become, or under which Parent or any Affiliate of Parent will or is reasonably likely to be after the Effective Time (other than as result of interaction with any Contract or Order to which Parent or any Affiliate of Parent is subject), subject to any restrictions or purported restrictions on selling, licensing or otherwise distributing any of its technology or products or on providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of any market.
2.15 Employment Matters.
(a) Employee List. Section 2.15(a) of the Disclosure Schedule contains a complete and accurate list of all Company Employees as of the date of this Agreement, and correctly reflects each employee’s: (i) date of hire; (ii) position; (iii) annual salary or hourly rate (if non-exempt); (iv) principal place of employment; (v) actual incentive compensation for 2014 (commission and/or bonus, as applicable); (vi) target incentive compensation for 2015 (commission and/or bonus, as applicable); (vii) any other compensation payable to him or her (including housing or car allowance, deferred compensation or other compensation); (viii) status as exempt or non-exempt under the Fair Labor Standards Act and other applicable Legal Requirements; (ix) leave status, as applicable (including type of leave and expected return date, if known); (x) visa type, as applicable; and (xi) each Company Benefit Plan (as defined in Section 2.16(a)) in which the employee participates or is eligible to participate. The employment of each of the Company Employees is terminable by the Acquired Companies at will. The Company has delivered to Parent accurate and complete copies of all employment Contracts, restrictive covenant agreements, invention assignment agreements, employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the Company Employees.

(b) No Termination. Except as set forth on Section 2.15(b) of the Disclosure Schedule, no executive officer or other key employee of any Acquired Company has provided notice of or, to the Knowledge of the Company, expressed his or her intention to terminate employment with any Acquired Company.
(c) Employee Claims. As of the Agreement Date, no Person has claimed or to the Knowledge of the Company, would be reasonably expected to have reason to claim that any Company Employee or other Person affiliated with any Acquired Company: (i) is in violation of any term of any employment Contract, patent disclosure agreement, noncompetition agreement or any restrictive covenant with such Person; (ii) has disclosed or utilized any Trade Secret or proprietary information or documentation of such Person; or (iii) has interfered in the employment relationship between such Person and any of its present or former employees. To the Knowledge of the Company, no Company Employee or other Person affiliated with any Acquired Company has used or proposed to use any Trade Secret, information or documentation proprietary to any former employer or violated any confidential relationship with any Person in connection with the development, manufacture or sale of any product or proposed product, or the development or sale of any service or proposed service, of any Acquired Company.
(d) Labor Unions. None of the employees of any Acquired Company is represented by a labor union, and no Acquired Company is subject to any collective bargaining or similar agreement with respect to any of its employees. There has not been and there currently is no labor dispute, strike, work stoppage, attempt to organize with regard to any Acquired Company’s employees or other labor trouble pending or, to the Knowledge of the Company, threatened against any Acquired Company. No Acquired Company has agreed to recognize any labor union or other collective bargaining representative, nor has any labor union or other collective bargaining representative been certified as the exclusive bargaining representative of any employees of any Acquired Company. There is no challenge regarding representation as to any labor union or other collective bargaining representative with respect to any employees of any Acquired Company, and no labor union or other collective bargaining representative claims to or is seeking to represent any employees of any Acquired Company. No Acquired Company has entered into any Contract with any labor union or other collective bargaining representative, or any number or category of employees that would prevent, restrict or impede the implementation of any lay off, redundancy, severance or similar program within its or their respective workforces (or any part of them).
(e) Legal Compliance. No Acquired Company nor, to the Knowledge of the Company, any employee or representative of an Acquired Company, has committed or engaged in any unfair labor practice in connection with the conduct of the business of the Acquired Companies. As of the Agreement Date, there is no action, suit, claim, charge, complaint, audit or investigation against any Acquired Company pending or, to the Knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety, discrimination, immigration or wage and hour matters involving any Company Employee, including charges of unfair labor practices or discrimination complaints. Each Acquired Company is and has always been in compliance with all applicable Legal Requirements relating to employment, including laws relating to employment discrimination, labor relations, fair employment practices, payment of wages and overtime, meal and break periods, leaves of absence, immigration, employee benefits, and affirmative action. All current Company Employees are lawfully authorized to work in the jurisdiction in which they are employed according to applicable immigration laws.
(f) WARN Act, Notice and Consultation. No Acquired Company has had any plant closings, mass layoffs or other actions affecting Company Employees that would create any obligations upon or Liabilities for any Acquired Company or Parent or any of Parent’s Affiliates under the Worker Adjustment and Retraining Notification Act or similar laws. Neither any Acquired Company nor Parent or any of its Affiliates have any obligation under applicable Legal Requirements or otherwise to notify or consult with, prior to the Effective Time, any Company Employee, Governmental Entity or any other Person with respect to the impact of the transactions contemplated by this Agreement on the employment of the Company Employees or the compensation or benefits provided to the Company Employees. No Acquired Company is a party to any Contracts or arrangements or is subject to any requirement that in any manner restrict any Acquired Company from relocating, consolidating, merging or closing, in whole or in part, any portion of the business of the Acquired Companies, subject to applicable Legal Requirements.
2.16 Employee Benefit Plans.
(a) Section 2.16(a) of the Disclosure Schedule lists each Employee Benefit Plan that any Acquired Company or any ERISA Affiliate sponsors or maintains or to which any Acquired Company or any ERISA Affiliate contributes, or is a participating employer and in which any Company Employee participates or is owed benefits or for which an obligation by or Liability of any Acquired Company or any ERISA Affiliate currently exists (collectively, the “Company Benefit Plans”). Except as provided on Section 2.16(a) of the Disclosure Schedules, no Company Benefit Plan provides compensation or benefits exclusively or primarily to non-U.S. Employees. With respect to each Company Benefit Plan, the Company has delivered to Parent accurate and complete copies of (i) all plan documents and any amendments thereto (or in the event the Company Benefit Plan is not written, a written description thereof) and summary plan descriptions, (ii) the most recent determination letter (or opinion letter) received from the Internal Revenue Service, (iii) copies of the three most recently filed annual reports (Form 5500 Annual Reports and all schedules and financial statements attached thereto), (iv) all related trust agreements, insurance contracts and other funding vehicles associated with such Company Benefit Plan, as applicable, (v) all material written correspondence to or from the Internal Revenue Service, the United States Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity received by the Company or any ERISA Affiliate in the last three years with respect to any Company Benefit Plan, and (vi) the most recently prepared annual valuation.
(b) With respect to each Company Benefit Plan (and each related trust, insurance contract or fund), no event has occurred and there exists no condition or set of circumstances to which any Acquired Company or any ERISA Affiliate would be subject to any Liability under ERISA, the Code or any other applicable Legal Requirement (other than the Liability to make contributions or pay premiums and benefits when due).
(c) Each Company Benefit Plan (and each related trust, insurance contract or fund) has been administered and operated in accordance with the terms of the applicable controlling documents and with the applicable provisions of ERISA, the Code and all other applicable Legal Requirements.
(d) All required reports, descriptions and disclosures have been filed or distributed appropriately and in accordance with the applicable provisions of ERISA, the Code and applicable Legal Requirements with respect to each Company Benefit Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code, and the Health Insurance Portability and Accountability Act of 1996 have been met in all material respects with respect to each Company Benefit Plan that is a group health plan subject to such requirements.
(e) All contributions (including all employer contributions and employee salary reduction contributions) that are due and owing have been fully and timely paid to each Company Benefit Plan (or related trust or held in the general assets of the Acquired Companies and accrued, as appropriate), and all contributions for any period ending on or before the Closing Date that are not yet due have been paid to each Company Benefit Plan (or related trust) or accrued in accordance with GAAP. All premiums or other payments for all periods ending on or before the Closing Date have been fully and timely paid with respect to each Company Benefit Plan.
(f) Each Company Benefit Plan that is an Employee Pension Benefit Plan and that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code meets such requirements and has either received or applied for (or has time remaining to apply for) a favorable determination letter (or, in the case of a prototype plan, an opinion letter) from the Internal Revenue Service within the applicable remedial amendment periods, and no such determination letter or opinion letter has been revoked nor has revocation been threatened. No event has occurred, and to the Company’s Knowledge, no condition exists, which would reasonably be expected to result in the revocation of any such determination or opinion letter. No Acquired Company or ERISA Affiliate has filed, or is considering filing, an application under the Internal Revenue Service Employee Plans Compliance Resolution System or the United States Department of Labor’s Voluntary Fiduciary Correction Program with respect to any Company Benefit Plan.
(g) No Acquired Company nor any ERISA Affiliate contributes to, or has or has had any obligation to contribute to, or has any liability (including withdrawal liability as defined in Section 4201 of ERISA) under or with respect to any (i) Employee Benefit Plan that is subject to Title IV of ERISA or (ii) any Multiemployer Plan as defined in Section 3(37) of ERISA. No Acquired Company has any unfunded liabilities pursuant to any Company Benefit Plan which is an Employee Pension Benefit Plan.
(h) No Acquired Company nor any ERISA Affiliate maintains or contributes to, nor has any Acquired Company or ERISA Affiliate ever maintained or contributed to, any Employee Welfare Benefit Plan providing post-employment or retiree medical, health or life insurance or other welfare type benefits for current or future retired or terminated employees, their spouses or their dependents (other than in accordance with Section 4980B of the Code or other similar state statute of a state of the United States).

(i) No Acquired Company, any ERISA Affiliate or, to the Knowledge of the Company, any employee or Representative of any Acquired Company or any ERISA Affiliate, has made any oral or written representation or commitment with respect to any aspect of any Company Benefit Plan that is not in accordance with the written or otherwise preexisting terms and provisions of such Company Benefit Plan.
(j) As of the Agreement Date, there are no unresolved claims, actions, examinations, proceedings, audits, investigations or disputes under the terms of, or in connection with, any Company Benefit Plan (other than routine undisputed claims for benefits), and no action, legal or otherwise, has been commenced or, to the Knowledge of the Company, threatened with respect to, and there is no basis for, any such claim, action, examination, proceeding, audit, investigation or dispute.
(k) With respect to each Company Benefit Plan:
(i) There have been no “prohibited transactions” that would subject any Acquired Company to a Tax, damages or penalty imposed pursuant to Section 4975 of the Code or Section 502(c), (i) or (l) of ERISA.
(ii) No Acquired Company (by way of indemnification, directly or otherwise) has and, to the Knowledge of the Company, no fiduciary has, any Liability for breach of fiduciary duty or any failure to act or comply in connection with the administration or investment of the assets of any such plan.
(iii) No Legal Proceeding with respect to the administration or the investment of the assets of any such plan (other than routine claims for benefits) is pending or, to the Knowledge of the Company, threatened, and there is no basis for any such Legal Proceeding.
(l) Neither the execution and delivery of this Agreement or any other Company Transaction Document nor the consummation of the transactions contemplated hereby or thereby could reasonably be expected to: (i) result in any payment (including severance, retirement, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any Company Employee; (ii) materially increase any compensation or benefits otherwise payable by any Acquired Company; or (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits.
(m) Except for the Stock Plans, no Company Benefit Plan is funded with or allows for payments, investments or distributions in any employer security of any Acquired Company, including employer securities as defined in Section 407(d)(1) of ERISA, or employer real property as defined in Section 407(d)(2) or ERISA.
(n) No asset of any Acquired Company or any ERISA Affiliate is subject to any Lien under ERISA or the Code.
(o) No Company Benefit Plan and no grants, awards or benefits thereunder are subject to Section 409A(a) or 409A(b) of the Code or, if subject to Section 409A(a) of the

Code, have failed, in form or operation, to meet the requirements of Section 409A(a)(2), Section 409A(a)(3) or Section 409A(a)(4) of the Code.
(p) Section 2.16(p) of the Disclosure Schedule accurately sets forth, with respect to each Person who is an independent contractor of any Acquired Company or has provided services as an independent contractor since January 1, 2013:
(i) the name of such independent contractor and the date as of which such independent contractor was originally engaged by the Acquired Company;
(ii) a description of such independent contractor’s performance objectives, services, duties and responsibilities;
(iii) the aggregate dollar amount of the compensation (including all payments or benefits of any type) received by such independent contractor from the Acquired Company with respect to services performed in the 12 month period ending December 31, 2014; and
(iv) the terms of compensation of such independent contractor.
(q) No current or former independent contractor of any Acquired Company could be deemed to be a misclassified employee. No independent contractor is eligible to participate in any Company Benefit Plan. No Acquired Company has ever had any temporary or leased employees that were not treated and accounted for in all respects as employees of such Acquired Company. All persons who have provided services to any Acquired Company as independent contractors have been properly classified as independent contractors, rather than as employees of such Acquired Company, for purposes of all applicable Legal Requirements.
(r) No Company Benefit Plan is a “multiemployer pension plan” (as defined in Sections 3(37) or 4001(a)(3) of ERISA) or a “multiple employer plan” described in Section 413(c) of the Code.
(s) No Company Benefit Plan is or, has been subject to Section 302 or Title IV of ERISA or Section 412 of the Code.
(t) Neither the Acquired Company nor any ERISA Affiliate has any obligation to provide, and no Company Benefit Plan or other agreement provides, any Person with the right to, a gross-up, indemnification, reimbursement or other payment for any excise or additional Taxes, interest or penalties incurred pursuant to Section 4999 or 409A of the Code or due to the failure of any payment to be deductible under Section 280G of the Code.
(u) The Acquired Companies and each Company Benefit Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (a “Company Health Plan”) (i) is currently in compliance with the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (“PPACA”), the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152 (“HCERA”) and all regulations and guidance issued thereunder (collectively, with PPACA and HCERA, the “Healthcare Reform Laws”), and (ii) has been in compliance with applicable Healthcare Reform Laws since March 23, 2010. No event has occurred and no condition or circumstance exists, that could reasonably be expected to subject the Acquired Companies or any Company Health Plan to penalties or excise taxes under Sections 4980D, 4980H, or 4980I of the Code or any other provision of the Healthcare Reform Laws.
2.17 Environmental Matters.
(a) Each Acquired Company is and has at all times been in compliance in all material respects with all Environmental Laws, and, as of the Agreement Date, no Legal Proceeding, complaint, demand or notice has been made, given, filed or commenced (or, to the Knowledge of the Company, threatened) by any Person against any Acquired Company alleging any failure to comply with any Environmental Law or seeking contribution towards, or participation in, any remediation of any contamination of any property or thing with Hazardous Materials. Each Acquired Company has obtained, and is and has at all times been in compliance in all material respects with all of the terms and conditions of, all Permits that are required under any Environmental Law and has at all times complied in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables that are contained in any applicable Environmental Law. The Company has delivered to Parent accurate and complete copies of all internal and external environmental audits and studies in its possession or control, if any, relating to any Acquired Company or its operations and all correspondence on substantial environmental matters relating to any Acquired Company or its operations.
(b) No circumstance or physical condition exists on or under any property that has been caused by or impacted by the operations or activities of any Acquired Company that would reasonably be expected to give rise to any investigative, remedial or other obligation under any Environmental Law or that could result in any kind of liability to any Person claiming damage to Person or property as a result of such circumstance or physical condition.
(c) All tangible personal properties and equipment used in the business of any Acquired Company are and have always been free of Hazardous Materials, except for any Hazardous Materials in small quantities found in products used by the Company for office or janitorial purposes in compliance with Environmental Law.
(d) The Company has delivered to Parent accurate and complete copies of all internal and external environmental audits and studies in its possession or control, if any, relating to any Acquired Company or its operations and all correspondence on substantial environmental matters relating to any Acquired Company or its operations.
2.18 Material Contracts.
(a) List. Section 2.18(a) of the Disclosure Schedule sets forth, as of the Agreement Date, a list of all Material Contracts, including the names of the parties thereto, the date of each such Material Contract and the date of each amendment thereto.
(b) Enforceability; No Breach. All Material Contracts are in full force and effect. All Material Contracts are valid and enforceable, subject only to the effect, if any, of (i) applicable bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. No Acquired Company is in default under or in breach of a Material Contract. As of the Agreement Date, to the Knowledge of the Company, no other party is in default under or in breach of a Material Contract. No payments or other obligations of any Acquired Company are past due under any Material Contract. No event has occurred, and no circumstance or condition exists, that, with notice, the passage of time or both, would reasonably be expected to: (A) constitute a default under or result in a violation or breach of any of the provisions of any Material Contract; (B) give any Person the right to declare a default or exercise any remedy under any Material Contract; (C) give any Person the right to accelerate the maturity or performance of any Material Contract; or (D) give any Person the right to cancel, terminate or modify any Material Contract or cause the breach of any Material Contract by any Acquired Company. No party to any of the Material Contracts has exercised any termination rights with respect thereto. No Acquired Company has received any notice of a default, alleged failure to perform or any offset or counterclaim with respect to any Company Contract that has not been fully remedied and withdrawn. The consummation of the transactions contemplated by this Agreement or any other Transaction Document will not affect the enforceability against any Person of any Material Contract.
(c) Delivery of Contracts. The Company has delivered to Parent accurate and complete copies of all Material Contracts, including all amendments, terminations and modifications thereof. Section 2.18(c) of the Disclosure Schedule provides, as of the Agreement Date, an accurate and complete description of the material terms of each Material Contract that is not in written form.
(d) Proposed Contracts. Section 2.18(d) of the Disclosure Schedule identifies and provides, as of the Agreement Date, a brief description of each proposed Contract as to which any offer, award, written proposal, term sheet or similar document (that would contain or give rise to binding obligations of any Acquired Company if accepted by the recipient) has been submitted or otherwise transmitted by any Acquired Company.
(e) Reseller Contracts. There is no Company Contract involving a reseller, distributor, sales representative or other Person involved in the marketing, sale or solicitation of orders for any Company Products which, if terminated by an Acquired Company or not renewed, in each case in accordance with the terms of such Company Contract, would result in any Liability, penalty or payment to any Person in excess of such Acquired Company’s obligations under the express terms of such Company Contract.
(f) Customer Contracts; Channel Contracts; and Employee IP Contracts. The Company has delivered to Parent accurate and complete copies of all standard form Customer Contracts, Channel Contracts, and Employee IP Contracts used by any Acquired Company or its predecessor as the basis for any Customer Contract, Channel Contract, or Employee IP Contract that is currently in effect.
2.19 Insurance.
(a) Section 2.19(a) of the Disclosure Schedule sets forth, as of the Agreement Date, the following information with respect to each insurance policy (including policies providing property, casualty, directors and officers liability, professional liability insurance, errors and omissions insurance, or workers’ compensation coverage and bond and surety arrangements) to which any Acquired Company has been a party, a named insured or otherwise the beneficiary of coverage at any time during the year ended December 31, 2014: (i) the name, address and telephone number of the agent or broker; (ii) the name of the insurer, the name of the policyholder and the name of each covered insured; (iii) the policy number and the period of coverage; and (iv) the scope and amount of coverage; (v) a description of any retroactive premium adjustments or other loss sharing arrangements; (vi) a list of all premiums paid or returned, by policy for 2014; and (vii) a list of all losses or claims paid, either by the insurers or by any Acquired Company under a self-insurance arrangement, including any recoveries or subrogation recoveries, as well as all pending claims or losses. A copy of each insurance policy, submission and broker or consultant Contract has been made available to Parent. Each of such insurance policies is legal, valid, binding, enforceable and in full force and effect, and will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms immediately following consummation of the transactions contemplated by this Agreement and any other Transaction Document. No Acquired Company is in breach or default under any such insurance policy (including with respect to the payment of premiums or the giving of notices). As of the Agreement Date, to the Knowledge of the Company, no other Person is in breach or default under any such insurance policy (including with respect to the payment of premiums or the giving of notices). To the Knowledge of the Company, no event has occurred and no circumstance or condition exists that, with notice or the lapse of time or both, would constitute such a breach or default under, or permit the termination or modification of, any such insurance policy. To the Knowledge of the Company, as of the Agreement Date, no party to any such insurance policy has repudiated any provision thereof.
(b) There are no self-insurance arrangements affecting any Acquired Company.
2.20 Transactions with Related Parties. No Securityholder, Company Employee or any member of their respective immediate families is indebted to any Acquired Company, nor is any Acquired Company indebted (or committed to make loans or extend or guarantee credit) to any of them. To the actual Knowledge of the Company (without inquiry or investigation), none of such Persons has any direct or indirect ownership interest in: (a) any Person with which any Acquired Company is affiliated or with which any Acquired Company has a business relationship; or (b) any Person that competes with any Acquired Company (other than the ownership of less than 2% of the outstanding publicly traded stock in publicly traded companies that may compete with the Acquired Companies). To the Knowledge of the Company, no officer or director of any Acquired Company, no Securityholder and no member of their respective immediate families, is, directly or indirectly, a party to or otherwise interested in any Company Contract. Notwithstanding anything to the contrary in this Agreement, no disclosure shall be required under this Section 2.20 with respect to any portfolio company of a venture capital, private equity or angel investor in any Acquired Company or any of their Affiliates that has a business relationship with any Acquired Company that is on arm’s length terms.
2.21 Books and Records. The minute books of each Acquired Company contain complete and accurate records of all meetings and other corporate actions and proceedings of the stockholders and board of directors (including committees thereof) of such Acquired Company. The stock ledger of each Acquired Company is accurate, complete and reflects all issuances, transfers, repurchases and cancellations of shares of capital stock of such Acquired Company. Accurate and complete copies of the minute books and the stock ledger of each Acquired Company have been delivered to Parent.
2.22 Absence of Changes. Since the date of the balance sheet included in the Interim Financial Statements to the Agreement Date, there has not been any Material Adverse Effect. Since the date of the balance sheet included in the Interim Financial Statements to the Agreement Date, each Acquired Company has conducted its business only in the ordinary course and consistent with past practices, and each Acquired Company has:
(a) used commercially reasonable efforts to (i) preserve intact its present business organization, (ii) to keep available the services of its present officers, managerial personnel and key employees and independent contractors, and (iii) preserve its relationships with customers, suppliers and others having business dealings with it;
(b) (i) used commercially reasonable efforts to maintain its assets in their current condition, except for ordinary wear and tear, and (ii) repaired, maintained, or replaced its equipment in accordance with the normal standards of maintenance applicable in the industry;
(c) used commercially reasonable efforts to renew any Material Contract;
(d) paid all Indebtedness and other accounts payable as they became due;
(e) not amended or terminated any Material Contract nor has it received any written notice or other written communication that any other Person has or intends to take any such actions;
(f) not transferred, granted any license or sublicense of any rights under or with respect to any of its Intellectual Property, other than in the ordinary course of business consistent with past practice;
(g) not made or pledged to make any charitable or other capital contribution;
(h) not adopted, terminated or amended any Employee Benefit Plan, made any contribution to any Employee Benefit Plan (other than regularly scheduled contributions), except as otherwise required to comply with applicable Legal Requirements, or increased the compensation or benefits of any officer, director, or employee or other personnel (whether employees or independent contractors), other than in the ordinary course of business consistent with past practice;
(i) not made any oral or written representation or commitment with respect to any aspect of any Employee Benefit Plan that is not in accordance with the existing written terms and provision of such Employee Benefit Plan;
(j) not terminated any employee, other than in the ordinary course of business consistent with past practice;

(k) not acquired (including by merger, consolidation, or the acquisition of any equity interest or assets) or sold (whether by merger, consolidation, or the sale of an equity interest or assets), leased, or disposed of any assets, except for fair consideration in the ordinary course of business and consistent with past practice or, even if in the ordinary course of business and consistent with past practices, whether in one or more transactions, in no event involving assets having an aggregate fair market value in excess of $50,000;
(l) not mortgaged, pledged, or subjected to any Lien (other than Permitted Liens) any of its assets;
(m) not made any loans, advances or capital contributions to, or investment in, any other Person, other than loans or investments by any Acquired Company to or in any Acquired Company;
(n) not entered into any joint ventures, strategic partnerships or alliances;
(o) not changed its practices and procedures with respect to the collection of accounts receivable or offered to discount the amount of any account receivable or extended any other incentive (whether to the account debtor or any employee or third party responsible for the collection of receivables) with respect thereto;
(p) not declared, paid or set aside assets for any dividend or otherwise or declared or made any other distribution with respect to its capital stock, or purchased, redeemed or acquired any shares of capital stock or other securities of any Acquired Company, except repurchases of unvested shares or cancellation of unvested options in connection with the termination of the service relationship with any employee and in connection with the termination of the service relationship with any other service provider pursuant to stock option or stock purchase agreements in effect on the date hereof;
(q) not incurred any Indebtedness outside the ordinary of course of business;
(r) not changed its existing practices and procedures for the payment of Indebtedness or other accounts payable;
(s) not cancelled, compromised, waived or released any right or claim other than immaterial rights or claims in the ordinary course of business;
(t) not paid, discharged or satisfied any material claim or material Liability, other than in the ordinary course of business, or cancelled, compromised, waived or released any material right or material claim;
(u) not incurred or committed to incur any capital expenditures, capital additions or capital improvements, other than budgeted capital expenditures made in the ordinary course of business consistent with past practice;
(v) not (i) made, changed or rescinded any material election relating to Taxes, (ii) settled or compromised any material claim, controversy or Legal Proceeding relating to Taxes, (iii) except as required by applicable Legal Requirements, made any material change to any of its methods, policies or practices of Tax accounting or methods of reporting income or deductions for Tax purposes, (iv) amended, refiled or otherwise revised any previously filed U.S. income Tax Return or material non-U.S. Tax Return, or foregone the right to any material amount of refund or rebate of a previously paid Tax, (v) entered into or terminated, with respect to any Acquired Company, any agreements with a Tax Authority, or (vi) prepared any Tax Return in a manner inconsistent with past practices; and
(w) not authorized, approved, agreed to or made any commitment, in writing, to take any actions prohibited by this Section 2.22.
2.23 Product and Service Warranties. Each Company Product and Company Service is and has been in conformity in all material respects with all applicable specifications, contractual commitments (including service level requirements), express and implied warranties and Legal Requirements, and no Acquired Company has any liability or obligation for violations thereof or other damages in connection therewith, including any obligation to replace or repair any such products or re-perform any such service, subject only to the reserve set forth in the Financial Statements. No Company Product or Company Service is subject to any guaranty, warranty or indemnity beyond the applicable standard terms and conditions of sale, license or lease. The Company has made available to Parent copies of the standard terms and conditions of sale, license or lease for each Acquired Company (containing applicable guaranty, warranty and indemnity provisions).
2.24 Suppliers and Major Customers. Section 2.24 of the Disclosure Schedule sets forth an accurate and complete list of each supplier of goods or services to any Acquired Company to whom the Acquired Companies collectively paid in the aggregate more than $30,000 since December 31, 2013 (the “Major Suppliers”), together with in each case the amount paid during such period. Section 2.24 of the Disclosure Schedule also sets forth an accurate and complete list of each customer of any Acquired Company from whom the Acquired Companies collectively received in the aggregate more than $30,000 in collections or accounts receivable since December 31, 2013 to the Agreement Date (the “Major Customers”), together with in each case the amount of collections and accounts receivable during such period. Since December 31, 2013 to the Agreement Date, no Major Supplier or Major Customer has terminated its relationship with any Acquired Company or materially reduced or changed the pricing or other terms of its business with any Acquired Company. As of the Agreement Date, no Acquired Company is engaged in any material dispute with any Major Supplier or Major Customer and, to the Knowledge of the Company, no Major Supplier or Major Customer intends to terminate, limit or reduce its business relations with any Acquired Company, or materially reduce or change the pricing or other terms of its business with any Acquired Company. To the Knowledge of the Company, the consummation of the transactions contemplated by this Agreement would not reasonably be expected to have an adverse effect on the business relationship of any Acquired Company with any Major Supplier or Major Customer.
2.25 Vote Required. Except as set forth in the immediately following sentence, the affirmative vote or consent of: (a) the holders of a majority of the outstanding shares of Capital Stock (voting together as a single class on an as-converted basis); (b) the holders of the majority of the outstanding shares of Preferred Stock (voting as a single class and on an as-converted basis) and (c) the holders of a majority of the outstanding shares of Common Stock (voting as a single class), are the only votes or consents necessary (under the Company’s Charter Documents, the DGCL, the CGCL or otherwise) for the approval of this Agreement and the approval of the other transactions contemplated by this Agreement (including the Merger) (the votes or consents referred to in clauses “(a)” and “(b)” of this sentence being referred to collectively as the “Required Stockholder Vote”). The holders of a majority of the shares of Preferred Stock then outstanding (voting as a single class and on an as-converted basis) are the only votes or consents necessary to effect a mandatory conversion of the Preferred Stock into Common Stock pursuant to Section 4.2.1 of the Restated Certificate.
2.26 Third Party Acquisition Proposals. Each Acquired Company has ceased any and all activities, discussions or negotiations with any Person (other than Parent) with respect to any Acquisition Transaction.
2.27 Full Disclosure.
(a) Disclosures. To the Knowledge of the Company, this Agreement (including the Disclosure Schedule) does not, and the Company Closing Certificate (as defined in Section 6.6(e)), and Merger Consideration Certificate will not: (i) contain any representation, warranty or information that is false or any untrue statement of any material fact; or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading
(b) Information Statement. The information supplied by the Acquired Companies for inclusion in the Information Statement will not, as of the date of the Information Statement: (i) contain any statement that is inaccurate or any untrue statement of any material fact; or (ii) omit to state any material fact necessary in order to make such information (in the light of circumstances under which it is provided) not false or misleading. The Information Statement shall comply with all applicable Legal Requirements, provided the Company shall have no liability with respect to information furnished by Parent for use therein.

3.	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub represent and warrant to the Company as follows:
3.1 Standing. Each of Parent and Merger Sub is a corporation validly existing and in good standing under the laws of the jurisdiction of its formation.
3.2 Authority and Due Execution.
(a) Authority. Each of Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and any other Transaction Documents to which they are a party and to consummate the transactions contemplated hereby or thereby. The execution and delivery of this Agreement and the other Transaction Documents to which Parent or Merger Sub is a party and the consummation by Parent or Merger Sub of the transactions contemplated hereby or thereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or

Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement and such other Transaction Documents by Parent or Merger Sub or to consummate the transactions contemplated hereby or thereby.
(b) Due Execution. This Agreement has been, and, upon execution and delivery, each other Transaction Document to which either Parent or Merger Sub is a party will be, duly executed and delivered by Parent or Merger Sub and constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of Parent or Merger Sub enforceable against Parent or Merger Sub in accordance with its terms, subject only to the effect, if any, of: (i) applicable bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.
3.3 Non-Contravention and Consents.
(a) Non-Contravention. The execution and delivery by Parent and Merger Sub of this Agreement and each other Transaction Document to which Parent or Merger Sub is a party does not, and the consummation of the Merger and the performance of this Agreement and each other Transaction Document by Parent and Merger Sub will not: (i) conflict with or violate Parent or Merger Sub’s Certificate or Articles of Incorporation or Bylaws, in each case as amended to date and currently in effect; (ii) conflict with or violate any Legal Requirement or Order applicable to Parent or Merger Sub or (iii) conflict with or violate any material Contract to which Parent or Merger Sub is a party to or by which its assets or properties are bound, except, in each of clauses (ii)-(iii), as would not have a material adverse effect on Parent’s ability to consummate the Merger and perform its obligations under this Agreement.
(b) Contractual Consents. No Consent under any material Contract to which Parent or Merger Sub is a party is required to be obtained in connection with the execution, delivery or performance of this Agreement or any other Transaction Document by Parent or Merger Sub or the consummation by Parent or Merger Sub of the transactions contemplated hereby or thereby, except in each case, where the failure to obtain such Consent would not have a material adverse effect on Parent’s ability to consummate the Merger and perform its obligations under this Agreement.
(c) Governmental Consents. No Consent of any Governmental Entity is required to be obtained or made by Parent or Merger Sub on or prior to the Closing Date in connection with the execution and delivery by Parent or Merger Sub of this Agreement or any other Transaction Document to which Parent or Merger Sub is a party or the consummation by Parent or Merger Sub of the transactions contemplated hereby or thereby, except for: (i) the filing of a pre-merger notification and report form under the HSR Act, and the expiration or termination of the applicable waiting period thereunder, and (ii) any other applicable filing required to be made by Parent or Merger Sub with any Governmental Entity under applicable antitrust or competition laws or termination of the applicable waiting periods or obtaining required Consents thereunder.
(d) Litigation. As of the date of this Agreement, there is no claim, action, suit, proceeding or governmental investigation pending or, to the knowledge of Parent and

Merger Sub, threatened against Parent or Merger Sub, by or before any Governmental Entity which challenges the validity of this Agreement or which would be reasonably likely to adversely affect or restrict Parent’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement.
(e) No Prior Operations. Merger Sub was incorporated for the purpose of entering into the transaction contemplated herein and has never engaged in any business operations of any kind and is not the successor to any other Person.
(f) Financing. At the Closing Parent will have sufficient funds to permit Parent and Merger Sub to consummate the transactions contemplated by this Agreement and the other agreements, documents or instruments referred to in this Agreement, including the payment in full of the amounts payable to the Securityholders under Section 1.

4.	CERTAIN COVENANTS OF THE COMPANY.
4.1 Access and Investigation. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to Section 8 or the Effective Time (the “Pre-Closing Period”), the Company shall, and shall cause its Representatives and each of the Acquired Companies and their respective Representatives to: (a) provide Parent and Parent’s Representatives with reasonable access during normal business hours to the Acquired Companies’ Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Companies; and (b) provide Parent and Parent’s Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Companies, and with such additional financial, operating and other data and information regarding the Acquired Companies, as Parent may reasonably request; provided that access to any information covered by attorney-client privilege, work product or similar protection will be appropriately limited and made under a mutually acceptable common interest agreement. During the Pre-Closing Period, Parent may make inquiries of Persons having business relationships with the Acquired Companies (including suppliers, licensors and customers) and the Company shall cause each Acquired Company to help facilitate (and shall cooperate fully with Parent in connection with) such inquiries, in each case subject to all applicable Legal Requirements. The Company shall deliver to Parent: as soon as practicable after the end of each monthly accounting period, and in any event within 15 days after the end of each such calendar month, unaudited consolidated financial statements of the Acquired Companies (consisting of a balance sheet, income statement and statement of cash flows) as of the end of each such monthly accounting period, in each case prepared in accordance with GAAP applied on a basis consistent with the basis on which the Financial Statements were prepared and in accordance with the Company’s historic past practice (the “Pre-Closing Financial Statements”).
4.2 Operation of the Business of the Company.
During the Pre-Closing Period, the Company agrees to operate the business of the Company to ensure that:

(a) each Acquired Company shall conduct its business and operations in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement, including management of cash in the ordinary course and in substantially the same manner (which includes normal payment of payables and normal collection of receivables);
(b) each Acquired Company shall use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, employees and other Persons having business relationships with the Acquired Companies;
(c) upon request by Parent, each Acquired Company shall report to Parent concerning operational, financial, regulatory, and Intellectual Property matters and otherwise report to Parent concerning the status of the business of the Acquired Companies;
(d) no Acquired Company shall cancel any of its insurance policies identified in Section 2.19(a) of the Disclosure Schedule or reduce the amount of any insurance coverage provided by such insurance policies;
(e) no Acquired Company shall declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock or other securities, or repurchase, redeem, otherwise reacquire or adjust the conversion price of any shares of capital stock or other securities, except repurchases of unvested shares or cancellation of unvested options in connection with the termination of the service relationship with any employee and in connection with the termination of the service relationship with any other service provider pursuant to stock option or stock purchase agreements in effect on the date hereof;
(f) no Acquired Company shall sell, issue or authorize the issuance of: (i) any capital stock or other security; (ii) any option or right to acquire any capital stock (or cash based on the value of capital stock) or other security; or (iii) any instrument convertible into or exchangeable for any capital stock (or cash based on the value of capital stock) or other security (except that the Company shall be permitted to issue Common Stock upon the exercise of Options, or upon the conversion of Preferred Stock, in each case outstanding as of the date of this Agreement and in accordance with their terms as in effect on the date of this Agreement); provided, however, that the Company shall timely grant Options or other securities of the Company pursuant to and in accordance with any promise, commitment or other Contract to grant such Options or other securities of the Company which is outstanding as of the date of this Agreement and is set forth on Section 4.2(f) of the Disclosure Schedule;
(g) no Acquired Company shall amend or waive any of its rights under, or permit the acceleration of vesting under: (i) any provision of any Stock Plan; (ii) any provision of any agreement evidencing any outstanding Option; (iii) any provision of any restricted stock agreement; or (iv) any other compensation obligation;
(h) no Acquired Company shall amend or permit the adoption of any amendment to any Charter Document, or effect or permit any Acquired Company to become a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;
(i) no Acquired Company shall form any Subsidiary or acquire any equity interest or other interest in any other Entity;
(j) no Acquired Company shall make any unbudgeted capital expenditure in excess of $15,000 in any one instance or $30,000 in the aggregate;
(k) no Acquired Company shall: (i) enter into, or permit any of the assets owned or used by it to become bound by, any Contract that is or would constitute a Material Contract (other than the sale or license of Company Products and Company Services on a non-exclusive basis to end users thereof in the ordinary course of business consistent with past practices pursuant to agreements in the form provided to Parent prior to the date hereof); or (ii) amend or prematurely terminate, or waive any material right or remedy under, any Contract that is or would constitute a Material Contract;
(l) no Acquired Company shall: (i) acquire, lease or license any right or other asset from any other Person; (ii) sell or otherwise dispose of, or lease or license, any right or other asset to any other Person or amend or modify any Contract identified in Section 2.11(s) of the Disclosure Schedule; or (iii) waive or relinquish any right, in the case of each of (i), (ii) and (iii), except in the ordinary course of business consistent with past practices;
(m) no Acquired Company shall: (i) lend money to any Person (except that the Company may make routine travel or business expense advances to current employees of the Company in the ordinary course of business consistent with past practices); or (ii) incur or guarantee any Indebtedness;
(n) no Acquired Company shall: (i) enter into any collective bargaining agreement; (ii) establish, adopt, amend or terminate any Company Benefit Plan (other than (A) as may have been required by the terms of the Company Benefit Plan, (B) standard renewals of Company Benefit Plans in accordance with any automatic or elective renewal terms contained therein, (C) the involuntary termination of any employee for which a general release of claims in favor of the Company was obtained or (D) the termination of any consulting or independent contractor pursuant to the terms of his or her consulting agreement); (iii) pay, or make any new commitment to pay, any bonus or make any profit-sharing payment, cash incentive payment or similar payment, other than commissions paid in the ordinary course of business and consistent with past practices; (iv) increase, or make any new commitment to increase, the amount of the wages, salary, commissions, fringe benefits, employee benefits or other compensation (including equity-based compensation, whether payable in cash or otherwise) or remuneration payable to any of its directors, officers or employees; (v) fund, or make any commitment to fund, any compensation obligation (whether by grantor trust or otherwise); (vi) promote or change the title of any of its employees (retroactively or otherwise); or (vii) hire or make an offer to hire any new employee;
(o) no Acquired Company shall change any of its methods of accounting or accounting practices in any material respect;

(p) no Acquired Company shall make or change any Tax election or adopt or change a material accounting method in respect of Taxes (other than in circumstances where such election or adoption is made on a Tax Return required to be filed under applicable Legal Requirements other than for the purpose of making such election or adopting such method), enter into a Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement (other than customary Tax allocation or Tax sharing provisions in real property leases and subleases or other commercial contracts not primarily related to Taxes), settle or compromise a material claim, notice, audit report or assessment in respect of Taxes, request a ruling with respect to Taxes, grant any power of attorney relating to Tax matters, prepare any Tax Return in a manner inconsistent with past practices, consent to an extension or waiver of the statutory limitation period applicable to a claim or assessment in respect of Taxes, file a U.S. federal income tax return more than thirty days prior to the extended due date for such return, or fail to timely make all permitted applications for automatic extensions of time to file U.S. federal income tax returns on IRS Form 7004;
(q) no Acquired Company shall commence or settle any Legal Proceeding;
(r) no Acquired Company shall perform any acts with respect to Patent applications or take any actions involving the United States Patent and Trademark Office; and
(s) no Acquired Company shall agree or commit to take any of the actions described in clauses “(d)” through “(r)” above.
Notwithstanding the foregoing, the Company may take any action (i) described in clauses “(d)” through “(s)” above if Parent gives its prior written consent to the taking of such action by the Company, (ii) described in Section 4.2 of the Disclosure Schedule after consultation with Parent, and (iii) expressly required by this Agreement or any Legal Requirement.
4.3 Notification; Updates to Disclosure Schedule.
(a) Notification. During the Pre-Closing Period, the Company shall promptly notify Parent in writing of: (i) the discovery by any Acquired Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a breach of or an inaccuracy in any representation or warranty made by the Company in this Agreement such that the condition in Section 6.1 would not be satisfied; (ii) the discovery of any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a breach of or an inaccuracy in any representation or warranty made by the Company in this Agreement if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement such that the condition specified in Section 6.1 would not be satisfied; (iii) the discovery of any breach of any covenant or obligation of the Company such that the condition in Section 6.2 would not be satisfied; and (iv) the discovery of any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 or Section 7 impossible or unlikely. No such notification shall be deemed to supplement or amend the Disclosure Schedule for the purpose of: (i) determining the accuracy of any of the representations and warranties made by the Company in this Agreement; or (ii) determining whether any of the conditions set forth in Section 6 has been satisfied.
(b) Updates. If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 4.3(a) requires any change in the Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Company shall promptly deliver to Parent an update to the Disclosure Schedule specifying such change. No such update shall be deemed to supplement or amend the Disclosure Schedule for the purpose of: (i) determining the accuracy of any of the representations and warranties made by the Company in this Agreement; or (ii) determining whether any of the conditions set forth in Section 6 has been satisfied. For purposes of this Section 4.3, the phrase “as of the Agreement Date” in any Specified Dated Representation in Section 2 shall be disregarded; provided that any such update to the Disclosure Schedule regarding such Specified Dated Representation shall be for informational purposes only.
4.4 No Negotiation. During the Pre-Closing Period, the Company shall not, and shall ensure that no Representative of the Company, nor any Acquired Company nor any Representative of any Acquired Company shall: (a) solicit or knowingly encourage the initiation or submission of any expression of interest, inquiry, proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction; (b) participate in any discussions or negotiations or enter into any agreement, understanding or arrangement with, or provide any non-public information to, any Person (other than Parent or its Representatives) relating to or in connection with a possible Acquisition Transaction; or (c) entertain or accept any proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction. The Company shall promptly (and in any event within 24 hours of receipt thereof) notify Parent orally and in writing of any inquiry, indication of interest, proposal, offer or request for non-public information relating to a possible Acquisition Transaction that is received by any Acquired Company during the Pre-Closing Period, which notice shall include: (i) the identity of the Person making or submitting such inquiry, indication of interest, proposal, offer or request, and the terms and conditions thereof; and (ii) an accurate and complete copy of all written materials provided in connection with such inquiry, indication of interest, proposal, offer or request).
4.5 Termination of Certain Company Benefit Plans. The Company shall take (or cause to be taken) all actions necessary and appropriate to terminate (a) all Company Benefit Plans that contain a cash or deferred arrangement intended to qualify under Section 401(a) of the Code (the “401(k) Plans”), with such termination of the 401(k) Plans to be effective no later than the day immediately preceding the Closing Date, (b) all group severance, separation or salary continuation Company Benefit Plans, programs or arrangements of the Acquired Companies (the “Severance Plans”), with such termination of the Severance Plans to be effective no later than the day immediately preceding the Closing Date, and (c) except as set forth in Section 4.5 of the Disclosure Schedule, all other Company Benefit Plans, with such terminations of such other Company Benefit Plans to be effective on the Closing Date; provided, however, Parent may, in its sole and absolute discretion, agree to sponsor and maintain any such 401(k) Plan, Severance Plan, or other Company Benefit Plan by providing the Company with written notice of such election (an “Election Notice”) at least three days before the Effective Time. For any Company Benefit Plans to be terminated as described in this Section 4.5, (i) the Company shall deliver to

Parent, no later than the day immediately preceding the Closing Date, evidence that the Company’s board of directors has validly adopted resolutions to terminate such Company Benefit Plans (the form and substance of which resolutions shall be subject to review and approval of Parent) as well as executed amendments to such Company Benefit Plans sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder so that the tax-qualified status of the Company Benefit Plan will be maintained at the time of termination. In the event that the distributions of assets from the trust of a 401(k) Plan which is terminated are reasonably anticipated to trigger liquidation charges, surrender charges, or other fees to be imposed upon the account of any participant or beneficiary of such terminated plan or upon any Acquired Company or plan sponsor, then the Company shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Parent at least three Business Days prior to the Effective Time.
4.6 Termination/Amendment of Agreements. The Company shall use its commercially reasonable efforts to: (a) cause the agreements mutually agreed to by Parent and the Company to be terminated effective as of the Effective Time; and (b) cause the agreements mutually agreed to by Parent and the Company to be amended effective as of the Effective Time in the manner mutually agreed to by Parent and the Company.
4.7 FIRPTA Matters. At the Closing: (a) the Company shall deliver to Parent a statement (in such form as may be reasonably requested by counsel to Parent) conforming to the requirements of Section 1.897-2(h)(1)(i) of the United States Treasury Regulations (the “FIRPTA Statement”); and (b) the Company shall deliver to the Internal Revenue Service the notification required under Section 1.897 - 2(h)(2) of the United States Treasury Regulations (the “FIRPTA Notification”).
4.8 Repayment of Insider Receivables. Prior to the Closing, the Company shall cause all outstanding Insider Receivables to be paid in full.
4.9 Communications with Employees. Prior to the Closing Date, the Company shall not communicate (and the Company shall ensure that no Acquired Company and no Representative of any Acquired Company communicates) with Company Employees regarding post-Closing employment matters with Parent, the Surviving Corporation or any other Subsidiary or Affiliate of Parent, including post-Closing employee benefit plans and compensation, without the prior written approval of Parent.
4.10 Resignation of Officers and Directors. The Company shall use commercially reasonable efforts to obtain and deliver to Parent, at or prior to the Closing, the resignation of each officer and director of each Acquired Company from their respective corporate offices (but not their employment) with the Acquired Companies, effective as of the Effective Time (or, at the option of Parent, a later time), which resignations shall be effective as of the Effective Time and shall be in form and substance satisfactory to Parent. Each such resignation shall state and acknowledge that the Acquired Companies are fully released from any and all indemnification or reimbursement of expenses obligations under the Charter Documents of the Acquired Companies or any Contract, except to the extent covered by insurance.

4.11 Closing Statements. At least five Business Days prior to the Closing Date, the Company shall prepare and deliver to Parent an estimated consolidated balance sheet of the Company as of immediately prior to the Closing, in form consistent with the Interim Financial Statements (the “Closing Balance Sheet”), together with documentation, reasonably satisfactory to Parent, in support of the calculation of the amounts set forth therein. At least two Business Days prior to the Closing, the Company shall deliver to Parent (a) an estimated Merger Consideration Certificate (as defined in Section 6.6(f)), setting forth the information required by Section 6.6(f), (b) a statement (the “Closing Date Indebtedness Statement”) signed by the Chief Financial Officer of the Company (on behalf and in the name of the Company), which sets forth, by lender, the aggregate amount of the Indebtedness and (c) a statement (the “Closing Date Cash Statement”) signed by the Chief Financial Officer of the Company (on behalf and in the name of the Company), which sets forth the Cash Amount. Attached to the Closing Date Indebtedness Statement will be copies of the Pay Off Letters (as defined in Section 4.12) delivered in accordance with Section 4.12. Nothing in this Section 4.11 shall limit any rights of any Indemnitee as set forth in Section 9.
4.12 Pay Off Letters. The Company shall request each creditor under the agreements mutually agreed to by Parent and the Company to prepare and deliver to the Company and Parent pay off letters, no later than three Business Days prior to the Closing Date, setting forth (a) the amounts required to pay off in full on the Closing Date the Indebtedness owing to such creditor (including the outstanding principal, accrued and unpaid interest and prepayment and other penalties) and wire transfer information for such payment; (b) upon payment of such amounts, a complete release of each Acquired Company, Parent and the Surviving Corporation; and (c) the commitment of such creditor to release all Liens, if any, which such creditor may hold on any of the assets of any Acquired Company within a designated time period after the Closing Date (the “Pay Off Letters”). The Company shall cause the Pay Off Letters to be updated, as necessary, on the Closing Date.
4.13 Tail Insurance. Prior to the Effective Time, the Company shall purchase an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage (the “D&O Tail”) for the Acquired Companies’ directors and officers in a form mutually acceptable to the Company and Parent, which shall provide such directors and officers with coverage for six years following the Effective Time of not less than the existing coverage under, and have other terms not materially less favorable to the insured persons than the terms of, the directors’ and officers’ liability insurance coverage currently maintained by the Company.
4.14 Tax Returns.
(a) Each Acquired Company shall prepare and file in a timely manner all Tax Returns required to be filed by it that are due on or before the Closing Date taking into account applicable extensions. On or before the Closing Date, each Acquired Company shall pay in a timely manner all Taxes that are due from it on or before the Closing Date. Each such Tax Return shall be prepared, in a manner consistent with past practices employed with respect to the Acquired Companies and shall utilize accounting methods, elections and conventions that do not have the effect of distorting the allocation of taxable amounts and deductions between the Tax periods covered by such Tax Returns and subsequent Tax periods. Parent shall have the right to review any such income or other material Tax Return thirty (30) days prior to the filing of such Tax Return, and the Acquired Companies shall make any adjustments to such income or other material Tax Return that are reasonably requested by Parent.
(b) Following the Closing, Parent shall prepare and file or cause to be prepared and filed in a timely manner all Tax Returns relating to the Acquired Companies that are due after the Closing Date.
(c) Provided that the related Taxes either (i) have been paid by an Acquired Company on or prior to the Closing Date or (ii) have resulted in a claim against the Escrow Amount in accordance with Section 9, any refunds of Taxes or credits for overpayment of Taxes that are actually received in cash, or actually reduce the cash Taxes required to be paid, by Parent, the Surviving Corporation or any Acquired Company shall be for the account of the Effective Time Holders, and Parent will, and will cause the Surviving Corporation or any of their Affiliates to, deliver and pay over (either directly or through the Payment Agent) to the Effective Time Holders any such refund or the amount of any such credit within ten (10) Business Days after receipt. All other refunds and credits shall be for the account of the Surviving Corporation, Parent or their respective Subsidiaries, as applicable.
(d) Parent and the Securityholders’ Agent shall cooperate, as and to the extent reasonably requested by the other party and at the other party’s expense (provided that any such expenses incurred by the Securityholders’ Agent shall be on behalf of the Effective Time Holders), in connection with the filing of any Tax Returns with respect to any Acquired Company or its operations, and any audit, examination, or other administrative or judicial proceeding, contest, assessment, notice of deficiency, or other adjustment or proposed adjustment with respect to Taxes of or attributable to any Acquired Company or its operations (a “Tax Contest”).
4.15 Intellectual Property Matters. On or before the Closing Date, the Company shall deliver to Parent a complete and accurate list of all actions that must be taken by any Acquired Company within 120 days after the Closing Date, including the payment of any registration, maintenance or renewal fees and the filing of any documents, applications or certificates, for purposes of maintaining, perfecting, preserving or renewing any Company Registered Intellectual Property.
4.16 Accounting Firm Engagement Letter. No later than two (2) Business Days following the Agreement Date, the Company shall enter into an engagement letter with an independent accounting firm mutually agreeable to the Company and Parent (the “Accounting Firm”), in a form substantially similar to the engagement letter provided to the Company prior to the Agreement Date, to perform certain accounting work prior to Closing (the “Accounting Engagement Letter”). Parent shall bear and pay all fees, costs and expenses that are incurred by the Company in connection with the engagement of the Accounting Firm and the work contemplated by the Accounting Engagement Letter. The Company shall use commercially reasonable efforts to cooperate fully, as and to the extent requested by the Accounting Firm or Parent, in connection with the work contemplated by the Accounting Engagement Letter, which cooperation shall include (a) providing to Parent and the Accounting Firm copies of any such pre-existing documents, records, work papers and financial information reasonably requested by

Parent or the Accounting Firm, (b) attending such meetings and work sessions as reasonably requested by Parent and Accounting Firm, (c) using commercially reasonable efforts to prepare additional documentation as reasonably requested by Parent and the Accounting Firm.
4.17 Noncompetition Agreements. Following the Agreement Date, the Company shall use commercially reasonable efforts to obtain Noncompetition Agreements from the Persons mutually agreed to by Parent and the Company.

5.	CERTAIN COVENANTS OF THE PARTIES
5.1 Filings and Consents.
(a) Filings. Each party shall use commercially reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Entity. Without limiting the generality of the foregoing, the Company and Parent shall, promptly after the date of this Agreement, prepare and file any notifications required under any applicable antitrust or competition laws or regulations in connection with the Merger. The Company and Parent shall respond as promptly as practicable to any inquiries or requests received from any state attorney general, antitrust authority or other Governmental Entity in connection with antitrust or related matters. Subject to the confidentiality provisions of the Confidentiality Agreement, Parent and the Company each shall promptly supply the other with any information which may be required in order to effectuate any filings (including applications) pursuant to (and to otherwise comply with its obligations set forth in) this Section 5.1(a). Except where prohibited by applicable Legal Requirements or any Governmental Entity, and subject to the confidentiality provisions of the Confidentiality Agreement, the Company shall: (i) cooperate with Parent with respect to any filings made by Parent in connection with the Merger; (ii) permit Parent to review (and consider in good faith the views of Parent in connection with) any documents before submitting such documents to any Governmental Entity in connection with the Merger; and (iii) promptly provide Parent with copies of all filings, notices and other documents (and a summary of any oral presentations) made or submitted by any Acquired Company with or to any Governmental Entity in connection with the Merger. Except where prohibited by applicable Legal Requirements or any Governmental Entity, and subject to the confidentiality provisions of the Confidentiality Agreement, Parent and Merger Sub shall: (i) cooperate with the Company with respect to any filings made by the Company in connection with the Merger; (ii) permit the Company to review (and consider in good faith the views of the Company in connection with) any filings before submitting such filings to any Governmental Entity in connection with the Merger; and (iii) promptly provide the Company with copies of all filings and notices (and a summary of any oral presentations) made or submitted by Parent or Merger Sub with or to any Governmental Entity in connection with the Merger.
(b) Efforts. Subject to Section 5.1(c), Parent and the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other transactions contemplated by this Agreement on a timely basis. Without limiting the generality of the foregoing, but subject to

Section 5.1(c), each party to this Agreement: (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement; and (ii) shall use commercially reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger or any of the other transactions contemplated by this Agreement.
(c) Limitations. Notwithstanding anything to the contrary contained in Section 5.1(b) or elsewhere in this Agreement, neither Parent nor Merger Sub shall have any obligation under this Agreement: (i) to divest or agree to divest (or cause any of its Subsidiaries or any Acquired Company to divest or agree to divest) any of its respective businesses, product lines or assets, or to take or agree to take (or cause any of its Subsidiaries or any Acquired Company to take or agree to take) any other action or to agree (or cause any of its Subsidiaries or any Acquired Company to agree) to any limitation or restriction on any of its respective businesses, product lines or assets; or (ii) to contest any Legal Proceeding relating to the Merger or any of the other transactions contemplated by this Agreement.
(d) Cooperation. If Parent or Merger Sub elects to propose, negotiate, or offer to commit to and effect by consent decree, hold separate order, or otherwise, any sale, divestiture, license, disposition, prohibition or limitation or other action of a type described in Section 5.1(c), with respect to any assets or businesses of Parent, Merger Sub or any of their respective Subsidiaries, or effective as of the Closing Date, any Acquired Company, the Company shall, and shall cause its Representatives to, reasonably cooperate as requested by Parent or Merger Sub in connection with any such sale, divestiture, license, disposition, prohibition or limitation or other action of a type described in Section 5.1(c) so long as such sale, divestiture, license, disposition, prohibition or limitation or other action is to be effective only as of the Effective Time.
(e) Financing. Parent and Merger Sub shall take all actions necessary, with all due haste, to amend the terms and conditions of that certain Credit Agreement, by and among Parent, as borrower, certain guarantors from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, PNC Bank, National Association, as Syndication Agent, Bank of America, N.A. SunTrust Bank and Wells Fargo Bank, National Association as Co-Documentation Agents and the other lenders and arrangers party thereto, such that Parent may consummate the transactions contemplated by this Agreement and satisfy all obligations of Parent or Merger Sub under this Agreement on a timely basis (the “Credit Facility Amendment”).
5.2 Stockholder Consent.
(a) Required Stockholder Approval. Immediately following the execution and delivery of this Agreement, the Company shall distribute the Stockholder Written Consents for the purpose of obtaining the Required Stockholder Vote, and the Company shall deliver evidence of the receipt of such Required Stockholder Vote to Parent.
(b) Information Statement. As promptly as practicable (and in any event within 10 days or such longer period as may be agreed to by Parent) after the execution of this Agreement, the Company shall, in accordance with its Charter Documents and applicable Legal Requirements, provide to its stockholders an Information Statement and other appropriate documents in connection with the obtaining of waivers by the stockholders of the Company of their dissenters’ rights in connection with the Merger. The Company shall use commercially reasonable efforts to obtain such waivers from holders of all of the outstanding shares of each class and series of Capital Stock. The Information Statement shall: (i) notify the stockholders of the receipt by the Company of the Required Stockholder Vote and their dissenters’ rights pursuant to the DGCL and CGCL; and (ii) comply with all applicable Legal Requirements (provided that the Company shall have no liability with respect to information furnished by Parent for use therein). Notwithstanding anything to the contrary contained in this

Agreement, the Information Statement and any other materials submitted to the Company’s stockholders in connection with the transactions contemplated by this Agreement shall be subject to prior review and reasonable approval by Parent.
(c) Parachute Payments. As promptly as practicable after the execution of this Agreement, the Company shall submit to the stockholders of the Company (in a manner reasonably satisfactory to Parent) for approval by such number of stockholders of the Company as is required by the terms of Section 280G(b)(5)(B) of the Code a written consent in favor of a single proposal to render the parachute payment provisions of Section 280G of the Code and the Treasury Regulations thereunder (collectively, “Section 280G”) inapplicable to any and all payments and/or benefits provided pursuant to Company Benefit Plans or other Company Contracts that would be reasonably expected to result, separately or in the aggregate, in the payment of any amount and/or the provision of any benefit that would not be deductible by reason of Section 280G or that would be subject to an excise tax under Section 4999 of the Code (together, the “Section 280G Payments”). Any such stockholder approval shall be sought by the Company in a manner which satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations. The Company agrees that: (i) in the absence of such stockholder approval, no Section 280G Payments shall be made; and (ii) promptly after execution of this Agreement, the Company shall deliver to Parent waivers, in form and substance satisfactory to Parent, duly executed by each Person who might receive any Section 280G Payment. The form and substance of all stockholder approval documents contemplated by this Section 5.2(c), including the waivers, shall be subject to the prior review and approval of Parent not less than 3 days prior to the stockholder vote.
5.3 Public Announcements. From and after the date of this Agreement: (a) except as expressly contemplated by this Agreement or required by Legal Requirements, the Company shall not (and the Company shall ensure that no Acquired Company and no Representative of any Acquired Company shall) issue or make any press release or public statement regarding (or otherwise disclose to any Person the existence or terms of) this Agreement or the Merger or any of the other transactions contemplated by this Agreement, without Parent’s prior written consent; and (b) the Company shall consult (and the Company shall ensure that each Acquired Company consults) with Parent prior to issuing or making, and shall consider in good faith the views of Parent with respect to, any other press release or public statement. During the Pre-Closing Period, except as expressly contemplated by this Agreement, Parent will use reasonable efforts to consult with the Company prior to issuing or making any press release or public statement regarding this Agreement or the Merger, or regarding any of the other transactions contemplated by this Agreement.
5.4 Reasonable Efforts. Prior to the Closing: (a) the Company shall use commercially reasonable efforts to cause the conditions set forth in Section 6 to be satisfied on a timely basis; and (b) subject to Section 5.1(c), Parent and Merger Sub shall use commercially reasonable efforts to cause the conditions set forth in Section 7 to be satisfied on a timely basis.
5.5 Employee Benefits
(a) Employment; Service Credit; Waiver of Pre-Existing Condition Limitations; Etc. For a period of one year following the Closing, Parent shall cause each employee of each Acquired Company who continues to be employed by any Acquired Company immediately after the Effective Time (each a “Continuing Employee”) to be provided with base salary and health and welfare benefits that are in the aggregate commensurate with the base salary and health and welfare benefits provided to similarly-situated employees of Parent; provided, however, that no provision of this Agreement shall be construed as a guarantee of continued employment of any Continuing Employee. Subject to applicable plan provisions, contractual requirements and applicable Legal Requirements, Parent shall use commercially reasonable efforts to: (i) credit each Continuing Employee for their past service with the Acquired Companies for purposes of eligibility and vesting under Parent’s 401(k), medical, vision and dental plans (except to the extent such service credit will result in benefit accruals or the duplication of benefits); (ii) grant the Continuing Employees such service credit for purposes of Parent’s vacation leave policy (except to the extent such service credit will result in benefit accruals or the duplication of benefits); and (iii) cause any and all pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements under the terms of the employee arrangements of Parent (such arrangements, the “Parent Benefit Arrangements”) that are group health plans to be waived with respect to such Continuing Employees and their eligible dependents.
(b) No Third Party Beneficiaries; No Restrictions. Notwithstanding anything in this Agreement to the contrary: (i) nothing in this Section 5.5 or elsewhere in this Agreement shall prevent Parent or the Surviving Corporation from changing its compensation structure or employee benefit programs or obligate Parent or the Surviving Corporation to provide any particular type or amount of compensation or benefits to any Company Employee, including any Continuing Employee, or shall be construed as resulting in any Continuing Employee being employed other than on an “at will” basis, or as obligating Parent or the Surviving Corporation to employ any Continuing Employee for any length of time following the Effective Time; (ii) nothing in this Agreement is intended to or shall be treated as an amendment to, or be construed as amending, any Company Benefit Plan or any other benefit program sponsored or maintained by Parent or the Surviving Corporation, and (iii) no Continuing Employee, and no other Company Employee, shall be deemed to be a third party beneficiary of this Agreement.
5.6 Director and Officer Indemnification.
(a) For a period of six years following the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, indemnify and hold harmless, reimburse, exculpate from liability, and advance expenses to all present and former officers and directors of any Acquired Company (the “Company Indemnified Parties”) to the same extent and on the same terms as such persons are entitled to indemnification, reimbursement, exculpation or expense advancement by any Acquired Company as of the date of this Agreement pursuant to the Company’s Charter Documents and individual indemnification agreements listed on the Disclosure Schedule for acts or omissions or matters which occurred or arose at or prior to the Effective Time (regardless of whether any proceeding relating to any Company Indemnified Party’s rights to indemnification, exculpation or expense advancement with respect to any such matters, acts or omissions is commenced before or after the Closing Date); provided, however, that no Company Indemnified Party may seek indemnification, reimbursement, exculpation or advancement of expenses from Parent or the Surviving Corporation or any of their respective Affiliates for amounts such Company Indemnified Party owes or may owe to any Indemnitee in such Company Indemnified Party’s capacity as an Effective Time Holder (or representative or Affiliate of an Effective Time Holder) under the provisions set forth in Section 9. Any claims for indemnification made under this Section 5.6 on or prior to the sixth anniversary of the Effective Time shall survive until the final resolution thereof.
(b) The provisions of this Section 5.6 are intended to be for the benefit of, and shall be enforceable by, the Company Indemnified Parties (or their heirs, personal Representatives, successors or assigns). The Surviving Corporation shall, and Parent shall cause the Surviving Corporation or its successors to, pay all costs and expenses (including reasonable attorneys’ fees) incurred by any Company Indemnified Party (or his or her heirs, personal Representatives, successors or assigns) in any legal action brought by such person that is successful to enforce the obligations of Parent, the Surviving Corporation or its successors under this Section 5.6. The obligations of Parent, the Surviving Corporation and its successors under this Section 5.6 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any Company Indemnified Party (or his or her heirs, personal Representatives, successors or assigns) without the prior written consent of such Company Indemnified Party (or his or her heirs, personal Representatives, successors or assigns, as applicable).

6.	CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB
The obligations of Parent and Merger Sub to cause the Merger to be effected and otherwise cause the transactions contemplated by this Agreement to be consummated are subject to the satisfaction (or waiver by Parent), at or prior to the Closing, of each of the following conditions:
6.1 Accuracy of Representations.
The representations and warranties made by the Company in this Agreement, taken as a whole, shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date, other than representations and warranties which by their terms are made as of a specific earlier date, which shall have been accurate in all material respects as of such earlier date; provided, however, that for purposes of determining the accuracy of such representations and warranties as of the forgoing dates: (i) for purposes of this section, any such representations and warranties containing materiality and Material Adverse Effect qualifications limiting the scope of such representations and warranties shall be accurate in all respects as aforesaid; and (ii) any update or modification to the Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded.
6.2 Performance of Covenants. The covenants and obligations that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed, except for non-compliance or non-performance which is, in the aggregate, not material.
6.3 Governmental and Other Consents; Expiration of Notice Periods.
(a) Governmental Consents. All filings with and Consents of any Governmental Entity required to be made or obtained in connection with the Merger and the other transactions contemplated by this Agreement shall have been made or obtained and shall be in full force and effect and any waiting period under any applicable antitrust or competition law, regulation or other Legal Requirement shall have expired or been terminated.
(b) Other Consents. All Consents identified in Schedule 6.3(b) shall have been obtained and shall be in full force and effect, and all other material Consents of third parties (other than Governmental Entities) required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement identified on Schedule 6.3(b) shall have been obtained, shall be in form and substance reasonably satisfactory to Parent and shall be in full force and effect.
(c) No Restraint on Business. No action will have been taken by any Governmental Entity, and no Legal Requirement or Order (whether temporary, preliminary or permanent) will have been enacted, adopted or issued by any Governmental Entity, in connection with any of the transactions contemplated by this Agreement pursuant to any antitrust Legal Requirement that has the effect of limiting or restricting Parent’s business, or the effect of materially limiting or restricting the conduct or operation of the business of the Surviving Corporation or any Acquired Company or any Affiliate thereof following the Closing.
6.4 No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect that is continuing.
6.5 Stockholder Approval. This Agreement shall have been duly approved by the Required Stockholder Vote, and such approval shall not have been withdrawn, rescinded or otherwise revoked. The shares of Capital Stock that constitute (or that are or may be eligible to become) Dissenting Shares shall be less than 5% of each class and series of Outstanding Capital Stock.
6.6 Agreements and Documents. Parent shall have received the following agreements and documents, each of which shall be in full force and effect:
(a) the Indemnification Agreements, duly executed by each Major Stockholder;

(b) Noncompetition Agreements, duly executed by the Persons mutually agreed to by Parent and the Company;
(c) Release Agreements, substantially in the form of Exhibit C (the “Releases”), duly executed by the Persons mutually agreed to by Parent and the Company;
(d) agreements, in form and substance reasonably satisfactory to Parent, terminating or amending the agreements mutually agreed to by Parent and the Company in accordance with Section 4.6 (provided that with respect to any of such agreements to be amended that pertain to certain promises to grant Company Options, the Company may instead grant such promised Company Options in the event that the intended recipient thereof declines to agree to amend such agreement);
(e) a certificate duly executed on behalf of the Company by the chief executive officer of the Company and containing the representation and warranty of the Company that the conditions set forth in Sections 6.1, 6.2 and 6.4 have been duly satisfied (the “Company Closing Certificate”);
(f) a certificate (the “Merger Consideration Certificate”), in form and substance reasonably satisfactory to Parent, duly executed on behalf of the Company by the chief executive officer of the Company, containing the following information and the representation and warranty of the Company that all of such information is accurate and complete (and in the case of dollar amounts, properly calculated) as of the Closing:
(i) (A) the aggregate amount, as of immediately prior to the Closing, of all unpaid Company Transaction Expenses; (B) the Cash Amount; (C) the Adjusted Transaction Value; (D) the Fully Diluted Company Share Number; (E) the Per Share Escrow Amount; (F) the Per Share Expense Amount and (G) the Per Share Amount;
(ii) with respect to each Person who is a stockholder of the Company immediately prior to the Effective Time:
(A) the name and address of record (including email address, if available) of each such stockholder;
(B) the number of shares of Outstanding Capital Stock of each class and series held by each such stockholder;
(C) the consideration that each such stockholder is entitled to receive pursuant to Section 1.5 (on a certificate-by-certificate basis);
(D) the Pro Rata Share and the cash amount to be withheld as part of the Escrow Amount with respect to the shares of Outstanding Capital Stock held by each such stockholder pursuant to Section 1.5(c);
(E) the Pro Rata Share and the cash amount to be withheld as part of the Expense Amount with respect to the shares of Outstanding Capital Stock held by each such stockholder pursuant to Section 1.5(d);

(F) the Pro Rata Share and the total amount of Taxes to be withheld in accordance with Section 1.8(h) from the consideration that each such stockholder is entitled to receive pursuant to Section 1.5; and
(G) the net cash amount to be paid to each such stockholder by the Payment Agent upon surrender of such stockholder’s Company Stock Certificates in accordance with Section 1.8 (after deduction of any amounts to be withheld as part of the Escrow Amount and the Expense Amount by such stockholder and any Taxes to be withheld in accordance with Section 1.8(h));
(iii) with respect to each Outstanding Vested Option (after giving effect to any exercises of Options prior to the Effective Time):
(A) the name and address of record (including email address, if available) of the holder thereof;
(B) the exercise price per share and the number, class and series of shares of Capital Stock subject to such Outstanding Vested Option;
(C) the consideration that the holder of such Outstanding Vested Option is entitled to receive pursuant to Section 1.6(a) (on a grant by grant basis);
(D) the Pro Rata Share and the amount to be withheld as part of the Escrow Amount and the Expense Amount with respect to the shares of Capital Stock subject to such Outstanding Vested Option pursuant to Section 1.6(a);
(E) the total amount of Taxes to be withheld in accordance with Section 1.8(h) from the consideration that the holder of such Outstanding Vested Option is entitled to receive pursuant to Section 1.6(a); and
(F) the net cash amount to be paid to the holder of such Outstanding Vested Option (after deduction of amounts to be withheld as part of the Escrow Amount and the Expense Amount by such holder and any Taxes to be withheld in accordance with Section 1.8(h)) pursuant to Section 1.6(a);
For clarity, it is understood and agreed that the foregoing references to “Pro Rata Share” may be presented on an aggregated basis by holder (i.e., the Merger Consideration Certificate will set forth the Pro Rata Share for each Effective Time Holder rather than further subdivide such Pro Rata Share amongst the particular grants of securities held by such holder).
(g) the written resignations described in Section 4.10 of each officer and director of each Acquired Company;
(h) the Certificate of Merger, duly executed by the Company;
(i) written acknowledgments pursuant to which the Acquired Companies’ outside legal counsel and any financial advisor, accountant or any other Person who performed services for or on behalf of any Acquired Company, or who is otherwise entitled to any fees, compensation or reimbursement from any Acquired Company, in connection with this Agreement, any of the transactions contemplated by this Agreement or otherwise, acknowledges: (i) the total amount of fees, costs and expenses of any nature that is payable or has been paid to such Person in connection with this Agreement and any of the transactions contemplated by this Agreement or otherwise; and (ii) that upon receipt of such total amount it will have been paid in full and will not be owed any other amount by any Acquired Company with respect to this Agreement, the transactions contemplated by this Agreement or otherwise;
(j) the FIRPTA Statement and the FIRPTA Notification executed by the Company;
(k) the Pay Off Letters; and
(l) certificates of good standing (or equivalents thereof) from the Secretary of State of the State of Delaware and from each other jurisdiction set forth in Section 2.1(a) of the Disclosure Schedule as to the good standing (or equivalent thereof) of the Acquired Companies in such jurisdiction and payment of all applicable Taxes.
6.7 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing or otherwise impeding the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Entity of competent jurisdiction and remain in effect, and there shall not be any applicable Legal Requirement enacted or deemed applicable to the Merger by any Governmental Entity of competent jurisdiction that makes consummation of the Merger illegal.
6.8 No Legal Proceedings. No Governmental Entity of competent jurisdiction shall have commenced or threatened in writing to commence any Legal Proceeding: (a) challenging the Merger or any of the other transactions contemplated by this Agreement or seeking the recovery of damages in connection with the Merger or any of the other transactions contemplated by this Agreement; (b) seeking to prohibit or limit the exercise by Parent of any material right pertaining to its ownership of stock of Merger Sub or the Company; (c) that would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with the Merger or any of the other transactions contemplated by this Agreement; or (d) seeking to compel the Company, Parent or any Affiliate of Parent to dispose of or hold separate any material assets as a result of the Merger or any of the other transactions contemplated by this Agreement.
6.9 Termination of Options. The Company shall have provided Parent with evidence reasonably satisfactory to Parent as to the exercise or termination of all Options and other rights to purchase shares of Capital Stock.
6.10 Key Employees. Each of Michael Lee and Albert Lee shall have entered into (i) an employment agreement with the Company, dated as of the date hereof and (ii) an Employee Agreement, in the form mutually agreed to by Parent and the Company, and such employment agreements shall have not been revoked by such key employees.
6.11 Company Benefit Plans. Prior to Closing, the Acquired Companies shall (i) make all required contributions and pay all premiums required under each Company Benefit Plan, including any employer matching and profit sharing contributions, which are due on or before the Closing Date and (ii) take all action required to make any amendments to any Company Benefit

Plan required to comply with applicable Law for periods on or before the Closing Date and to file or furnish all documentation related to the Company Benefit Plans that are required to be filed with or furnished to any participant or Governmental Entity to comply with applicable Laws for periods on or before the Closing Date.

7.	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY
The obligations of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver), at or prior to the Closing, of the following conditions:
7.1 Accuracy of Representations. The representations and warranties made by Parent and Merger Sub in this Agreement, taken as a whole, shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date, other than representations and warranties which by their terms are made as of a specific date, which shall have been accurate in all material respects as of such date, except in each case where the failure of the representations and warranties of Parent and Merger Sub to be accurate in all material respects would not reasonably be expected to have a material adverse effect on the ability of Parent to consummate the Merger; provided, however, that for purposes of determining the accuracy of such representations and warranties, any such representations and warranties containing materiality qualifications limiting the scope of such representations and warranties shall be accurate in all respects as aforesaid.
7.2 Performance of Covenants. The covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed, except for non-compliance or non-performance which is, in the aggregate, not material.
7.3 Stockholder Approval. This Agreement shall have been duly approved by the Required Stockholder Vote, and such approval shall not have been withdrawn, rescinded or otherwise revoked.
7.4 Certificate. The Company shall have received a certificate duly executed on behalf of Parent by an officer of Parent and containing the representation and warranty of Parent that the conditions set forth in Sections 7.1 and 7.2 have been satisfied.
7.5 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger by the Company shall have been issued by any court of competent jurisdiction or other Governmental Entity and remain in effect, and there shall not be any applicable Legal Requirement enacted or deemed applicable to the Merger by any Governmental Entity of competent jurisdiction that makes consummation of the Merger by the Company illegal.
7.6 Governmental Consents. All filings with and Consents of any Governmental Entity required to be made or obtained in connection with the Merger and the other transactions contemplated by this Agreement shall have been made or obtained and shall be in full force and effect and any waiting period under any applicable antitrust or competition law, regulation or other Legal Requirement shall have expired or been terminated.
7.7 Key Employee. Parent (or the Company on behalf of Parent) shall have executed and delivered an employment agreement, dated as of the date hereof, with each of Michael Lee and Albert Lee, and such employment agreements shall not have been revoked by Parent.
7.8 Retention Pool. Parent and Michael Lee shall have agreed in writing upon the terms of an equity retention pool for the benefit of the Continuing Employees.

8.	TERMINATION
8.1 Termination Events. This Agreement may be terminated prior to the Closing (whether before or after the adoption and approval of this Agreement by the Company’s stockholders):
(a) by the mutual written consent of Parent and the Company;
(b) by Parent if the Closing has not taken place on or before 5:00 p.m. (Eastern Standard Time) on May 31, 2015 (the “End Date”) and any condition set forth in Section 6 has not been satisfied or waived as of the time of termination (in each case other than as a result of any failure on the part of Parent to comply with or perform any covenant or obligation of Parent or Merger Sub set forth in this Agreement);
(c) by the Company if the Closing has not taken place on or before 5:00 p.m. (Eastern Standard Time) on the End Date and any condition set forth in Section 7 has not been satisfied or waived as of the time of termination (in each case other than as a result of any failure on the part of the Company to comply with or perform any covenant or obligation of the Company set forth in this Agreement);
(d) by Parent if: (i) a court of competent jurisdiction or other Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or (ii) there shall be any applicable Legal Requirement enacted, promulgated, issued or deemed applicable to the Merger by any Governmental Entity of competent jurisdiction that would make consummation of the Merger illegal;
(e) by the Company if: (i) a court of competent jurisdiction or other Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or (ii) there shall be any applicable Legal Requirement enacted, promulgated, issued or deemed applicable to the Merger by any Governmental Entity of competent jurisdiction that would make consummation of the Merger illegal;
(f) by Parent if: (i) any of the representations and warranties of the Company contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement, such that the condition set forth in Section 6.1 would not be satisfied; or (ii) any of the covenants of the Company contained in this Agreement shall have been breached such that the condition set forth in Section 6.2 would not be satisfied; provided, however, that, in the case of clauses “(i)” and “(ii)” only, if an inaccuracy in any of the representations and warranties of the Company as of a date subsequent to the date of this Agreement or a breach of a covenant by the Company is curable by the Company through the use of reasonable efforts within 15 days after Parent notifies the Company in writing of the existence of such inaccuracy or breach (the “Company Cure Period”), then Parent may not terminate this Agreement under this Section 8.1(f) as a result of such inaccuracy or breach prior to the expiration of the Company Cure Period, provided the Company, during the Company Cure Period, continues to exercise reasonable efforts to cure such inaccuracy or breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 8.1(f) with respect to such inaccuracy or breach if such inaccuracy or breach is cured prior to the expiration of the Company Cure Period);
(g) by the Company if: (i) any of Parent’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement, such that the condition set forth in Section 7.1 would not be satisfied; or (ii) if any of Parent’s covenants contained in this Agreement shall have been breached such that the condition set forth in Section 7.2 would not be satisfied; provided, however, that if an inaccuracy in any of Parent’s representations and warranties as of a date subsequent to the date of this Agreement or a breach of a covenant by Parent is curable by Parent through the use of reasonable efforts within 15 days after the Company notifies Parent in writing of the existence of such inaccuracy or breach (the “Parent Cure Period”), then the Company may not terminate this Agreement under this Section 8.1(g) as a result of such inaccuracy or breach prior to the expiration of the Parent Cure Period, provided Parent, during the Parent Cure Period, continues to exercise reasonable efforts to cure such inaccuracy or breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(g) with respect to such inaccuracy or breach if such inaccuracy or breach is cured prior to the expiration of the Parent Cure Period; or
(h) by Parent if Stockholder Written Consents sufficient to obtain the Required Stockholder Vote are not delivered to Parent within 24 hours of the execution and delivery of this Agreement.
8.2 Termination Procedures. If Parent wishes to terminate this Agreement pursuant to Section 8.1, Parent shall deliver to the Company a written notice stating that Parent is terminating this Agreement and setting forth a brief description of the basis on which Parent is terminating this Agreement. If the Company wishes to terminate this Agreement pursuant to Section 8.1, the Company shall deliver to Parent a written notice stating that the Company is terminating this Agreement and setting forth a brief description of the basis on which the Company is terminating this Agreement.
8.3 Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) none of the Company or Parent shall be relieved of any obligation or liability arising from any prior willful breach by such party of any representation and warranty, or any willful breach by such party of any covenant or obligation, contained in this Agreement; (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 10; and (c) the parties shall, in all events, remain bound by and continue to be subject to Section 5.3 and the Confidentiality Agreement.

9.	INDEMNIFICATION, ETC.
9.1 Survival of Representations, Etc.
(a) General Survival. Subject to Section 9.1(c), the indemnification obligations of the Effective Time Holders set forth in Section 9.2(a) shall survive the Effective Time until the date that is 18 months subsequent to the Closing Date (the “Survival Date”) (at which time the representations and warranties made by the Company (other than the Fundamental Representations) shall terminate and expire); provided, however, that if, at any time on or prior to the Survival Date, any Indemnitee delivers to the Securityholders’ Agent a written notice asserting a claim for recovery under Section 9.2, then the claim asserted in such notice shall survive the Survival Date until such time as such claim is fully and finally resolved; provided further that Fundamental Representations shall survive the Effective Time until expiration of the applicable statute of limitations covering the matter addressed by a particular Fundamental Representation (but in no event longer than six years subsequent to the Closing Date).
(b) Parent Representations. All representations, warranties and covenants (except for those covenants requiring performance after the Effective Time) made by Parent and Merger Sub shall terminate and expire as of the Effective Time, and any liability of Parent or Merger Sub with respect to such representations, warranties and covenants (except for those covenants requiring performance after the Effective Time) shall thereupon cease.
(c) Fraud. Notwithstanding anything to the contrary contained in Section 9.1(a) or Section 9.1(b), the limitations set forth in Sections 9.1(a) and 9.1(b) shall not apply with respect to any representation or warranty herein in the event of any Fraudulent breach of such representation or warranty committed by or on behalf of the Company, Parent, or Merger Sub, a claim for which may be brought until expiration of the applicable statute of limitations.
(d) Representations. (i) The Company and the Securityholders’ Agent (on behalf of the Effective Time Holders) hereby agree that the Indemnitees’ rights to indemnification, compensation and reimbursement contained in this Section 9 relating to the representations, warranties, covenants and obligations of the Company or the Securityholders’ Agent are part of the basis of the bargain contemplated by this Agreement; and such representations, warranties, covenants and obligations, and the rights and remedies that may be exercised by the Indemnitees with respect thereto, shall not be waived, limited or otherwise affected by or as a result of (and the Indemnitees shall be deemed to have relied upon such representations, warranties, covenants or obligations notwithstanding) any knowledge on the part of any of the Indemnitees or any of their Representatives, regardless of whether obtained through any investigation by any Indemnitee or any Representative of any Indemnitee or through disclosure by the Company or any other Person, and regardless of whether such knowledge was obtained before or after the execution and delivery of this Agreement and (ii) Parent hereby acknowledges that other than the representations and warranties made in Section 2 (as qualified by the Disclosure Schedule) and the Company Closing Certificate, none of the Company, its Affiliates, or any of their Representatives make or have made, and Parent is not relying and has not relied on, any representation or warranty, express or implied, at law or in equity, with respect to the Company or its Subsidiaries or the subject matter of this Agreement.
(e) Disclosure Schedule. For purposes of this Agreement, the statements or other items of information set forth in the Disclosure Schedule, when read together with the statements in Section 2, shall be deemed to be the representations and warranties made by the Company in this Agreement.
9.2 Indemnification.
(a) Indemnification. From and after the Effective Time (but subject to Section 9.1), each Effective Time Holder (severally and not jointly) shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, such Effective Time Holder’s Pro Rata Share of any Damages which are suffered or incurred by any of the Indemnitees (regardless of whether or not such Damages relate to any third party claim) and which arise from or as a result of, or are connected with the following (the “Indemnifiable Matters”):
(i) any inaccuracy in or breach of any representation or warranty made by the Company in this Agreement as of the date of this Agreement (other than any representation or warranty that by its terms speaks as of a particular date or dates, which shall instead be tested as of such date or dates) (without giving effect to any update or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement);
(ii) any inaccuracy in or breach of any representation or warranty made by the Company in this Agreement as if such representation or warranty was made on and as of the Closing (other than any representation or warranty that by its terms speaks as of a particular date or dates, which shall instead be tested as of such date or dates) (without giving effect to any update or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement);
(iii) any breach of any covenant or obligation of the Company in this Agreement;
(iv) regardless of the disclosure of any matter set forth in the Disclosure Schedule, the exercise by any stockholder of the Company of such stockholder’s dissenters’ rights under the DGCL or CGCL (it being understood that if a final determination of the fair value or fair market value of any Dissenting Shares is made by a court of competent jurisdiction, or a settlement is reached as to such fair value or fair market value, in connection with any such exercise of dissenters’ rights, then the only portion of such fair value or fair market value to be included in calculation of the Damages incurred as a result of such exercise is the amount, if any, by which such fair value or fair market value exceeds what otherwise would have been payable by Parent with respect to such Dissenting Shares in accordance with Section 1.5); and
(v) the Company Transaction Expenses to the extent not paid on prior to the Effective Time or otherwise taken into account in the calculation of the Merger Consideration.
(b) Damage to Parent. The parties acknowledge and agree that, if the Surviving Corporation suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the Surviving Corporation as an Indemnitee) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Damages as a result of and in connection with such inaccuracy or breach.
(c) Multiple Claims. Notwithstanding the fact that an Indemnitee may have the right to assert claims for indemnification under or in respect of more than one provision, representation, warranty or covenant of this Agreement in respect of any fact, event, condition or circumstance, no Indemnitee shall be entitled to double recovery (or recovery more than once) for the amount of any Damages suffered by such Indemnitee to the extent such Indemnitee has otherwise been already compensated for such Damages.
9.3 Limitations.
(a) Threshold; Deductible. Subject to Section 9.3(b), the Effective Time Holders shall not be required to make any indemnification payment pursuant to Section 9.2(a)(i), Section 9.2(a)(ii) or Section 9.2(a)(iii) unless and until (i) each individual claim or series of related claims exceeds $50,000 (the “De Minimis Threshold”) and (ii) any one or more of the Indemnitees have suffered or incurred Damages exceeding $1,000,000 (the “Deductible”) in the aggregate. If the total amount of such Damages exceeds the Deductible, then the Indemnitees shall be entitled to be indemnified against and compensated and reimbursed for the amount of Damages exceeding the Deductible.
(b) Applicability of De Minimis Threshold; Deductible. The limitation set forth in Section 9.3(a) shall not apply (and shall not limit the indemnification or other obligations of any Effective Time Holder) (i) as to any representation or warranty herein made by the Company, in the event of Fraudulent breach of such representation or warranty by or on behalf of the Company or (ii) in the case of a breach of a Fundamental Representation.
(c) Recourse to Escrow Amount. The indemnification rights of the Indemnitees contained in this Section 9 shall constitute the sole and exclusive remedy of the Indemnitees for any and all Damages arising out of or related to this Agreement and any certificate required to be executed and delivered in connection herewith or otherwise executed and delivered at the Closing (but specifically excluding any Release, Noncompetition Agreement or employment agreement). This means (i) that the survival periods and liability limits set forth in this Section 9 shall control notwithstanding any statutory or common law provisions or principles to the contrary, (ii) all applicable statutes of limitations or other claims periods with respect to claims for Damages shall be shortened to the applicable claims periods and survival periods set forth herein, and (iii) the Indemnitees irrevocably waive any and all rights they may have to make claims against any Effective Time Holder under statutory and common law as a result of any Damages and any and all other damages incurred by the Indemnitees with respect to this Agreement whether or not in excess of the maximum amounts permitted to be recovered pursuant to this Section 9. Subject to Section 9.3(d), recourse by the Indemnitees to deduction from the Escrow Amount shall be the Indemnitees’ sole and exclusive remedy under this Agreement for monetary Damages resulting from the matters referred to in Section 9.2(a). All claims for indemnification made by the Indemnitees pursuant to this Section 9 shall be brought first against the Escrow Fund until the Escrow Fund is exhausted before any claim for indemnification may be brought against an Effective Time Holder directly; provided that in the case of a breach of a Fundamental Representation, if such claim results in the exhaustion of the Escrow Fund, that will not reduce the liability of the Effective Time Holders for breaches of representations and warranties other than Fundamental Representations (such that the aggregate liability of the Effective Time Holders would be the same as if the chronological order of such claims were reversed).
(d) Applicability of Liability Cap. The limitation set forth in Section 9.3(c) shall not apply (and shall not limit the indemnification or other obligations of any Effective Time Holder) in the event of Fraudulent breach of a representation or warranty herein by or on behalf of the Company or to breaches of Fundamental Representations (the “Fundamental Matters”). Subject to Section 10.3, the total amount of indemnification payments that each Effective Time Holder can be required to make to the Indemnitees with respect to such Fundamental Matters and all other Indemnifiable Matters (inclusive of the amount that was withheld as part of the Escrow Amount and the Expense Amount from such Effective Time Holder’s Merger Consideration) shall be limited to the aggregate Merger Consideration such Effective Time Holder was entitled to receive pursuant to Sections 1.5 and 1.6(a).
(e) Effect of Indemnification Payments. All indemnification payments made pursuant to this Section 9 shall be treated by all parties as adjustments to the aggregate consideration paid in the Merger.
(f) Calculation of Indemnifiable Damages. Any claim for indemnification shall be calculated (i) net of all insurance proceeds or other indemnification or contribution payments from any third party, if any, actually received by Indemnitee less any increase in premiums or other recovery costs to such Person as a result of such claim for insurance proceeds; (ii) as to actual losses and out-of-pocket costs and expenses incurred by Indemnitee, without regard to reductions or diminutions in value, lost opportunities or other speculative damages; and (iii) without regard to any punitive, special, incidental or consequential damages unless any such punitive, special, incidental or consequential damages are payable to a third party. If any Indemnitee actually receives any insurance or other third party payment in connection with any claim for Damages for which it has already been indemnified pursuant to this Section 9, it shall pay to the Parent such recovery for further distribution to the Effective Time Holders in accordance with the terms hereof within thirty (30) days after such payment is actually received.
(g) No Double-Recovery. If and solely to the extent that an amount of Damages in connection with an indemnifiable matter was already taken into account in connection with calculation of the Merger Consideration, the Adjusted Transaction Value, the Cash Amount, the Indebtedness or the Company Transaction Fees (pursuant to the definitions thereof), the same amount of such Damages may not be recovered under this Section 9.
(h) Equal Treatment. Any claim for indemnification under Section 9.2, and any offer to compromise or settle such claim, must be made on a pro rata basis to all Effective Time Holders (based on their respective Pro Rata Shares).
(i) No Inadvertent Fraud. For the avoidance of doubt, in no event shall a matter that arises between the date of this Agreement and the Closing Date (other than as a result of Fraud by the Company under this Agreement) and thereby results in a failure of a representation or warranty of the Company contained in this Agreement or in the certification to be made by the Company pursuant to Section 6.6(e), be deemed to be Fraud with respect to such representation or warranty solely on the grounds that the Company may not legally effectively update the Disclosure Schedule.
(j) Personal Liability. Notwithstanding any other provision of this Agreement, in no event will any Effective Time Holder be liable for any other Effective Time Holder’s breach of such other Effective Time Holder’s representations, warranties, covenants or agreements contained in any ancillary agreement hereto to which such other Effective Time Holder is a party.
(k) Tax Attributes. Notwithstanding any other provision of this Agreement, the Company is not making and shall not be construed to have made, and the Effective Time Holders shall not have any liability or indemnification obligation with respect to, any representation or warranty as to the amount or availability of any net operating losses, Tax credits, Tax basis or other Tax attribute. Notwithstanding any other provision of this Agreement, the Effective Time Holders shall not have any liability or indemnification obligation for any Taxes of the Company (i) resulting from any election made under Section 338 of the Code with respect to the Merger, (ii) with respect to any taxable period (or portion thereof) beginning after the Closing Date, or (iii) resulting from any action taken by the Company after the Closing on the Closing Date.
9.4 No Contribution. Each Effective Time Holder waives, and acknowledges and agrees that such Effective Time Holder shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or advancement of expenses or other right or remedy against the Surviving Corporation or any Acquired Company in connection with any indemnification obligation to which such Effective Time Holder may become subject under or in connection with this Agreement or any other agreement or document delivered to Parent in connection with this Agreement in its capacity as an Effective Time Holder. Effective as of the Closing, the Securityholders’ Agent, on behalf of itself and each Effective Time Holder, expressly waives and releases any and all rights of subrogation against Parent, the Surviving Corporation or any Acquired Company.
9.5 Defense of Third Party Claims. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against the Surviving Corporation, any Acquired Company, Parent or any other Person) with respect to which any Effective Time Holder may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to Section 9, Parent shall have the right, at its election, to control and proceed with the defense of such claim or Legal Proceeding with counsel reasonably satisfactory to the Securityholders’ Agent (and for this purpose, it is acknowledged and agreed that Weil, Gotshal & Manges LLP is satisfactory to the Securityholders’ Agent), and the Securityholders’ Agent shall be entitled, at its expense (on behalf of the Effective Time Holders), to participate in, but not to determine or conduct, the defense of such third party claim and Parent shall keep the Securityholders’ Agent reasonably apprised of material developments in such Legal Proceeding, and promptly provide to the Securityholders’ Agent copies of all pleadings, notices and communications with respect to such claim or Legal Proceeding to the extent that receipt of such documents does not waive any privilege. If Parent so proceeds with the defense of any such claim or Legal Proceeding:
(a) subject to the other provisions of Section 9 (including the exhaustion of any available Deductible), all reasonable defense costs relating to the defense of such claim or Legal Proceeding shall be borne and paid exclusively by the Effective Time Holders (regardless of whether the underlying claim or Legal Proceeding is indemnifiable hereunder); provided Parent’s sole and exclusive remedy for such defense costs shall be the then available Escrow Fund and any recoveries of such defense costs therefrom shall count against the liability caps in Section 9.3(c)-(d);
(b) each Effective Time Holder shall make available to Parent any documents and materials in such Effective Time Holder’s possession or control that may be necessary to the defense of such claim or Legal Proceeding; and
(c) Parent shall have the right to settle, adjust or compromise such claim or Legal Proceeding; provided, however, that if Parent settles, adjusts or compromises any such claim or Legal Proceeding without the consent of the Securityholders’ Agent, such settlement, adjustment or compromise shall not be conclusive evidence of the existence or amount of Damages incurred by the Indemnitee in connection with such claim or Legal Proceeding (it being understood that if Parent requests that the Securityholders’ Agent consent to a settlement, adjustment or compromise, the Securityholders’ Agent shall not unreasonably withhold or delay such consent provided, that the Securityholders’ Agent may withhold consent to any requested settlement, adjustment or compromise if the Securityholders’ Agent believes in good faith that there is not any underlying basis for indemnification under this Section 9 with respect to such settlement, adjustment or compromise).
If Parent does not elect to proceed with the defense of any such claim or Legal Proceeding, the Securityholders’ Agent may proceed with the defense of such claim or Legal Proceeding with counsel reasonably satisfactory to Parent; provided, however, that the Securityholders’ Agent may not settle, adjust or compromise any such claim or Legal Proceeding without the prior written consent of Parent (which consent may not be unreasonably withheld or delayed) unless (i) such judgment, settlement or compromise includes an unconditional release from all liability with respect to the claim in favor of the Indemnitees or (ii) the sole relief provided in connection with such judgment, settlement or compromise is monetary damages that are paid in full by the Effective Time Holders (including from the Escrow Fund) or any other relief that is enforceable only against The Effective Time Holders. Parent shall give the Securityholders’ Agent prompt notice of the commencement of any such Legal Proceeding against Parent, Merger Sub or the Company; provided, however, that any failure on the part of Parent to so notify the Securityholders’ Agent shall not limit any of the obligations of the Effective Time Holders under Section 9 (except to the extent such failure materially prejudices the defense of such Legal Proceeding).
If Parent proceeds with the defense of any such claim or Legal Proceeding as contemplated under this Section 9.5, upon the request of Parent and subject to the other provisions of this Section 9, the Securityholders’ Agent hereby agrees to instruct the Escrow Agent to pay to Parent from the Escrow Amount an amount equal to the reasonable documented defense costs of Parent relating to the defense of such claim or Legal Proceeding as such expenses are incurred by Parent (regardless of the provisions of Section 9.6 but subject to the limitations of Section 9.5(a)) on a monthly basis and subject to a reasonable advance review period for such documentation.
9.6 Indemnification Claim Procedure. If any Indemnitee has or reasonably believes it has incurred or suffered, or reasonably believes that it is reasonably likely to incur or suffer, Damages for which it is or will be entitled to be held harmless, indemnified, compensated or reimbursed under Section 9 or for which it is or will be entitled to a monetary remedy (such as in the case of a claim based on Fraudulent breach of a representation or warranty herein by or on behalf of the Company), such Indemnitee may deliver a notice of claim (a “Notice of Claim”) to the Securityholders’ Agent. Each Notice of Claim shall state the basis for such claim and each Indemnitee shall make available to the Securityholders’ Agent any documents and materials in such Indemnitee’s possession or control supporting the claims set forth in the Notice of Claim. In the event the Securityholders’ Agent does not notify the Indemnitee within thirty (30) days following its receipt of a Notice of Claim that the Securityholders’ Agent (on behalf of the Effective Time Holders) disputes the liability of the Effective Time Holders to the Indemnitee under this Section 9 or the amount thereof, the claim specified in such Notice of Claim shall be conclusively deemed a liability of the Effective Time Holders under this Section 9, and Parent may claim from the Escrow Amount or, to the extent the remaining funds in the Escrow Amount are insufficient to cover the amount of such claim and such claim is not subject to the limitations set forth in Section 9.3(c) in accordance with Section 9.3(d), the Effective Time Holders shall pay the amount of such liability to the Indemnitee on demand or, in the case of any notice in which the amount of the claim (or any portion of the claim) is estimated, on such later date when the amount of such claim (or such portion of such claim) becomes finally determined. In the event the Securityholders’ Agent has timely disputed the liability of the Effective Time Holders (a “Claim Objection”) with respect to such claim as provided above, as promptly as possible, such Indemnitee and the Securityholders’ Agent shall establish the merits and amount of such claim (by mutual agreement, litigation, arbitration or otherwise) and if an agreement is reached, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. If such Indemnitee and the Securityholders’ Agent do not reach an agreement as to the merits and amount of such claim within thirty (30) days immediately after the date such Claim Objection is delivered to Parent, either Parent or the Company (or the Securityholders’ Agent after the Effective Time) may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation or arbitration with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration. Any arbitration requested pursuant to this Section 9.6 shall be settled by arbitration conducted by three (3) arbitrators. Parent and the Company (or the

Securityholders’ Agent after the Effective Time) shall each select one (1) arbitrator, and the two (2) arbitrators so selected shall select a third arbitrator. The arbitrator shall, within ten (10) Business Days after the last day of any hearings on any motion, issue a definitive ruling on such motion. The arbitrator shall also, within twenty (20) Business Days from the last day of any hearings regarding the imposition of sanctions or the issuance of any awards, issue a definitive ruling on the imposition of any such sanctions or the issuance of any such award in such arbitration. The arbitrator shall also establish procedures designed to reduce the cost and time for discovery, while allowing the parties a reasonable opportunity, adequate in the sole judgment of the arbitrator, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a court of competent law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator, or a majority of the three (3) arbitrators, as applicable, shall be binding and conclusive upon the parties to this Agreement, and the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith. Such decision shall be written and shall be supported by written findings of fact and conclusions, which shall set forth the award, judgment, decree or order awarded by the arbitrator. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. Any such arbitration shall be held in Wilmington, Delaware, under the rules then in effect of the American Arbitration Association.
9.7 Exercise of Remedies Other Than by Parent. No Indemnitee (other than Parent or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Parent (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

10.	MISCELLANEOUS PROVISIONS
10.1 Securityholders’ Agent.
(a) Appointment. By virtue of the adoption and approval of this Agreement and/or the cancellation of Outstanding Vested Options in exchange for Merger Consideration pursuant to this Agreement, the Effective Time Holders irrevocably nominate, constitute and appoint Fortis Advisors LLC as the exclusive agent and true and lawful attorney in fact of the stockholders (the “Securityholders’ Agent”), with full power of substitution, to act in the name, place and stead of the Effective Time Holders for purposes of executing any documents and taking any actions that the Securityholders’ Agent may, in the Securityholders’ Agent’s sole discretion, determine to be necessary, desirable or appropriate in connection with any claim for indemnification, compensation or reimbursement under Section 9. Fortis Advisors LLC hereby accepts its appointment as Securityholders’ Agent.
(b) Authority. The Effective Time Holders grant to the Securityholders’ Agent full authority to execute, deliver, acknowledge, certify and file on behalf of such Effective Time Holders (in the name of any or all of the Effective Time Holders or otherwise) any and all documents that the Securityholders’ Agent may, in its sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the Securityholders’ Agent may, in its sole discretion, determine to be appropriate, in performing its duties as contemplated by Section 10.1(a). Notwithstanding the foregoing, the Securityholders’ Agent shall have no obligation to act on behalf of the Effective Time Holders, except as expressly provided herein and in the Escrow Agreement, and for purposes of clarity, there are no obligations of the Securityholders’ Agent in any ancillary agreement, schedule, exhibit or the Disclosure Schedule. Each Effective Time Holder (i) agrees that all actions taken by the Securityholders’ Agent under this Agreement or the Escrow Agreement shall be binding upon such Effective Time Holder and such Effective Time Holder’s successors as if expressly confirmed and ratified in writing by such Effective Time Holder, and (ii) waives any and all defenses which may be available to contest, negate or disaffirm the action of the Securityholders’ Agent taken in good faith under this Agreement or the Escrow Agreement. Notwithstanding anything to the contrary contained in this Agreement or in any other agreement executed in connection with the transactions contemplated hereby: (i) each Indemnitee shall be entitled to deal exclusively with the Securityholders’ Agent on all matters relating to any claim for indemnification, compensation or reimbursement under Section 9; and (ii) each Indemnitee shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Effective Time Holder by the Securityholders’ Agent, and on any other action taken or purported to be taken on behalf of any Effective Time Holder by the Securityholders’ Agent, as fully binding upon such Effective Time Holder.
(c) Power of Attorney. The Effective Time Holders recognize and intend that the power of attorney granted in Section 10.1(a) and the powers, immunities and rights to indemnification granted to the Securityholders’ Agent Group hereunder: (i) are coupled with an interest and shall be irrevocable; (ii) may be delegated by the Securityholders’ Agent; (iii) shall survive the death, incapacity, dissolution, liquidation or winding up of each of the Effective Time Holders and shall be binding on any successor thereto; and (iv) shall survive the delivery of any assignment by any Effective Time Holder of the whole or any fraction of his, her or its interests in the Escrow Fund.
(d) Replacement. If the Securityholders’ Agent shall die, resign, become disabled or otherwise be unable to fulfill its responsibilities hereunder, the Effective Time Holders shall (by consent of those Persons entitled to at least a majority of the Merger Consideration), within 10 days after such death, resignation, disability or inability, appoint a successor to the Securityholders’ Agent (who shall be reasonably satisfactory to Parent) and immediately thereafter notify Parent of the identity of such successor. Any such successor shall succeed the Securityholders’ Agent as Securityholders’ Agent hereunder. If for any reason there is no Securityholders’ Agent at any time, all references herein to the Securityholders’ Agent shall be deemed to refer to the Effective Time Holders.
(e) Expense Fund. The Securityholders’ Agent (for itself and its Representatives and Affiliates) shall be entitled to full reimbursement from the Effective Time Holders for all reasonable expenses, disbursements and advances (including fees and disbursements of its counsel, experts and other agents and consultants) incurred by the Securityholders’ Agent in such capacity (or any of its Representatives or Affiliates in connection therewith), and to full indemnification against any loss, liability or expenses, claim, damage, fee, cost, fine, judgment, amount paid in settlement or expenses (including fees, disbursements and costs of counsel and other skilled professionals and in connection with seeking recovery from insurers) arising out of actions taken or omitted to be taken in its capacity as Securityholders’ Agent (except for those arising out of the Securityholders’ Agent’s gross negligence or willful misconduct), including the costs and expenses of investigation and defense of claims (the “Securityholders’ Agent Expenses”), from the Effective Time Holders, including from funds paid to the Securityholders’ Agent under this Agreement and/or otherwise received by it in its capacity as Securityholders’ Agent, or funds to be distributed to the Effective Time Holders under this Agreement at its direction, pursuant to or in connection with this Agreement (including under the Escrow Agreement). In furtherance of the foregoing, each Effective Time Holder hereby authorizes the Payment Agent to withhold the Expense Amount from the amounts otherwise payable by the Payment Agent to the Effective Time Holders pursuant to Sections 1.5 and 1.6(a), with the Payment Agent to withhold from the Merger Consideration otherwise payable to each Effective Time Holder and distribute to the Securityholders’ Agent an amount equal to the Expense Amount, and the Payment Agent shall promptly, and in any event within three Business Days following the Effective Time, pay the Expense Amount to the Securityholders’ Agent in immediately available funds. The Expense Amount shall be retained and used by the Securityholders’ Agent in connection with the performance of its duties and obligations under this Agreement and the Escrow Agreement, and any unused amounts remaining from the Expense Amount shall be paid by the Securityholders’ Agent to the Payment Agent for distribution to the Effective Time Holders, in accordance with their respective Pro Rata Shares, at such time as the Securityholders’ Agent determines in its sole discretion to be appropriate. In addition, following exhaustion of the Expense Amount, each Effective Time Holder hereby authorizes the Securityholders’ Agent to instruct the Escrow Agent to deduct from any amounts to be released from the Escrow Fund and distributed to such Effective Time Holder in accordance with the Escrow Agreement an amount equal to such Effective Time Holder’s Pro Rata Share of any amounts to which the Securityholders’ Agent is entitled pursuant to this Section 10.1(e). If not recovered from the Expense Amount or the Escrow Fund, any Securityholders’ Agent Expenses shall be recovered directly from the Effective Time Holders according to their Pro Rata Shares. The Effective Time Holders shall not receive interest or other earnings on the Expense Amount and the Effective Time Holders irrevocably transfer and assign to the Securityholders’ Agent any ownership right that they may have in any interest that may accrue on the Expense Amount. The Securityholders’ Agent will hold the Expense Amount separate from its corporate funds and will not voluntarily make it available to its creditors in the event of bankruptcy. The Effective Time Holders acknowledge that the Securityholders’ Agent is not providing any investment supervision, recommendations or advice. The Securityholders’ Agent shall have no responsibility or liability for any loss of principal of the Expense Amount other than as a result of its gross negligence or willful misconduct. For tax purposes, the Expense Amount shall be treated as having been received and voluntarily set aside by the Effective Time Holders at the Effective Time. The parties agree that the Securityholders’ Agent is not acting as a withholding agent or in any similar capacity in connection with the Expense Amount and has no tax reporting or income distribution obligations hereunder. The Effective Time Holders acknowledge that the Securityholders’ Agent shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or administration of its duties.

(f) Access and Information. The Securityholders’ Agent shall have reasonable access to information about the Surviving Corporation and the reasonable assistance of the Acquired Companies’ former officers and employees for purposes of performing its duties and exercising its rights hereunder; provided, that, the Securityholders’ Agent shall treat confidentially and not use or disclose the terms of this Agreement or any nonpublic information from or about the Surviving Corporation to anyone (except to the Effective Time Holders or the Securityholders’ Agent’s employees, attorneys, accountants, financial advisors or authorized Representatives on a need to know basis, in each case who agree to treat such information confidentially); provided, however, that neither Parent nor the Surviving Corporation shall be obligated to provide such access or information if it determines, in its reasonable judgment, that doing so would jeopardize the protection of attorney-client privilege. The Securityholders’ Agent shall enter into a separate customary confidentiality agreement prior to being provided access to such information if reasonably requested by Parent. The Securityholders’ Agent shall be entitled to: (i) rely upon the Merger Consideration Certificate, (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Effective Time Holder or other party.
(g) Advisory Group. Certain Effective Time Holders (the “Advisory Group”) have concurrently herewith entered into a letter agreement with the Securityholders’ Agent regarding direction to be provided by the Advisory Group to the Securityholders’ Agent. Neither the Securityholders’ Agent (together with its members, managers, directors, officers, contractors, agents and employees) nor any member of the Advisory Group (collectively, the “Securityholders’ Agent Group”) shall incur any liability to the Effective Time Holders for any liability incurred by the Securityholders’ Agent while acting in good faith and arising out of or in connection with the acceptance or administration of its duties (it being understood that any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith), even if such act or omission constitutes negligence on the part of the Securityholders’ Agent. The Effective Time Holders shall indemnify, defend and hold harmless the Securityholders’ Agent Group from and against any and all Securityholders’ Agent Expenses incurred without gross negligence or willful misconduct on the part of the Securityholders’ Agent and arising out of or in connection with the acceptance or administration of its duties hereunder. This immunities and rights to indemnification shall survive the resignation or removal of the Securityholders’ Agent or any member of the Advisory Group and the Closing and/or the termination of this Agreement or the Escrow Agreement.
10.2 Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.
10.3 No Waiver Relating to Claims for Fraud. The liability of any Effective Time Holder under Section 9 will be in addition to, and not exclusive of, any other liability that such Effective Time Holder may have at law or in equity based on such Effective Time Holder’s Fraud. Notwithstanding anything to the contrary contained in this Agreement, none of the provisions set forth in this Agreement, including the provisions set forth in Section 9, shall be deemed a waiver by any party to this Agreement of any right or remedy which such party may have at law or in equity based on any other Effective Time Holder’s Fraud, nor will any such provisions limit, or be deemed to limit: (a) the amounts of recovery sought or awarded in any such claim for Fraud; (b) the time period during which a claim for Fraud may be brought; or (c) the recourse which any such party may seek against another Effective Time Holder with respect to a claim for Fraud.
10.4 Fees and Expenses. Subject to Sections 1.5 and 9, each party to this Agreement shall bear and pay all fees, costs and expenses that have been incurred or that are incurred in the future by such party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of: (a) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement; (b) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any Consent required to be obtained in connection with any of such transactions; and (c) the consummation of the Merger; provided, however, that Parent shall pay the filing fee incurred in connection with the filing by the parties hereto of the premerger notification and report forms relating to the Merger under the HSR Act.
10.5 Attorneys’ Fees. If any action, suit or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).
10.6 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received: (a) if delivered by hand, when delivered; (b) if sent on a Business Day by email before 5:00 p.m. (recipient’s time) on the day sent by email and receipt is confirmed, when transmitted; (c) if sent by email on a day other than a Business Day and receipt is confirmed, or if sent by email after 5:00 p.m. (recipient’s time) on the day sent by email and receipt is confirmed, on the Business Day following the date on which receipt is confirmed; and (d) if sent by overnight delivery via a national courier service, two Business Days after being delivered to such courier, in each case to the address or email set forth beneath the name of such party below (or to such other address or email as such party shall have specified in a written notice given to the other parties hereto):
If to Parent or Merger Sub:
Under Armour, Inc.
1020 Hull Street
Baltimore, Maryland 21230
Attention: John Stanton
E-mail: jstanton@underarmour.com

with a copy (which shall not constitute notice) to:
King & Spalding LLP
1180 Peachtree Street, NE
Atlanta, Georgia 30309
Attention: William G. Roche
E-mail: broche@kslaw.com
If to the Company:
MyFitnessPal, Inc.
525 Brannan Street, Suite 300
San Francisco, CA 94107
Attention: Michael Lee
Email: mike@myfitnesspal.com
with a copy (which shall not constitute notice) to:
Fenwick & West LLP
801 California Street
Mountain View, California 94041
Attention: Ted Wang and Andrew Luh
E-mail: twang@fenwick.com and aluh@fenwick.com
If to the Securityholders’ Agent:
Fortis Advisors LLC
Attention: Notice Department
Fax: (858) 408-1843
Email: notices@fortisrep.com
10.7 Headings. The bold-faced headings and the underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.
10.8 Counterparts and Exchanges by Electronic Transmission or Facsimile. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.
10.9 Governing Law; Dispute Resolution.
(a) Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the state of Delaware irrespective of the choice of laws principles of the state of Delaware, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.
(b) Venue. Subject to the dispute resolution provisions of Section 9.6, any action, suit or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement (including an action, suit or other legal proceeding based upon Fraud) may be brought or otherwise commenced exclusively in any state or federal court located in the State of Delaware. Each party to this Agreement: (i) expressly and irrevocably consents and submits to the exclusive jurisdiction of each state and federal court located in the State of Delaware (and each appellate court located in the State of Delaware) in connection with any such action, suit or legal proceeding; (ii) agrees that each state and federal court located in the State of Delaware shall be deemed to be a convenient forum; and (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such action, suit or legal proceeding commenced in any state or federal court located in the State of Delaware, any claim that such party is not subject personally to the jurisdiction of such court, that such action, suit or legal proceeding has been brought in an inconvenient forum, that the venue of such action, suit or legal proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.
10.10 Successors and Assigns. This Agreement shall be binding upon: (a) the Company and its successors and assigns (if any); (b) Parent and its successors and assigns (if any); (c) Merger Sub and its successors and assigns (if any); (d) the Securityholders’ Agent and its successors and assigns, if any; and (e) the Effective Time Holders. This Agreement shall inure to the benefit of: (i) the Company; (ii) Parent; (iii) Merger Sub; (iv) the other Indemnitees; and (v) the respective successors and assigns (if any) of the foregoing. Prior to Closing, no party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. After the Closing Date, Parent may freely assign any or all of its rights under this Agreement (including its indemnification rights under Section 9), in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person; provided that, notwithstanding any such assignment, Parent shall remain liable under this Agreement to observe and perform all of the obligations therein contained to be observed and performed by it. Any purported assignment in violation of this Section 10.10 shall be void.
10.11 Remedies Cumulative; Specific Performance. Except as expressly set forth herein (including Section 9.3, which shall exclusively control on the topic of remedies following Closing), the rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by a party of any covenant, obligation or other provision set forth in this Agreement: (a) the other parties shall be entitled (in addition to any other remedy that may be available to it) to: (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (ii) an injunction restraining such breach or threatened breach; and (b) the other parties shall not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Legal Proceeding.

10.12 Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
10.13 Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any action, suit or other legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.
10.14 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered: (a) prior to the Closing Date, on behalf of the Company, Parent, Merger Sub and the Securityholders’ Agent; and (b) after the Closing Date, on behalf of Parent and the Securityholders’ Agent (acting exclusively for and on behalf of all of the Effective Time Holders).
10.15 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.
10.16 Parties in Interest. Except for the provisions of Section 5.6 and Section 9, none of the provisions of this Agreement is intended to provide any rights or remedies to any employee, creditor or other Person other than Parent, Merger Sub, the Company and their respective successors and assigns (if any).
10.17 Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded by this Agreement and shall remain in effect in accordance with its terms until the earlier of (a) the Effective Time, or (b) the date on which such Confidentiality Agreement is terminated or expires in accordance with its terms.
10.18 Disclosure Schedule. The Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections and subsections contained in this Agreement, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section or subsection of this Agreement, except to the extent that (a) such information is cross-referenced in another part of the Disclosure Schedule or (b) it is readily apparent from the wording of such exception or disclosure that such information qualifies another representation and warranty of the Company in this Agreement.
10.19 Construction.
(a) Gender; Etc. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.
(b) Ambiguities. The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.
(c) Including. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
(d) References. Except as otherwise indicated, all references in this Agreement to “Sections,” “Schedules” and “Exhibits” are intended to refer to Sections of this Agreement and Schedules and Exhibits to this Agreement.
10.20 Consent to Representation; Conflict of Interest. If the Securityholders’ Agent so desires, acting on behalf of the Effective Time Holders and without the need for any consent or waiver by the Company, Parent or Merger Sub, Fenwick & West LLP (“Fenwick”) shall be permitted to represent the Effective Time Holders after the Closing in connection with any matter, including without limitation, anything related to the transactions contemplated by this Agreement, any other agreements referenced herein or any disagreement or dispute relating thereto. Without limiting the generality of the foregoing, after the Closing, Fenwick shall be permitted to represent the Effective Time Holders, any of their agents and Affiliates, or any one or more of them, in connection with any negotiation, transaction or dispute (including any litigation, arbitration or other adversary proceeding) with Parent, the Company or any of their agents or Affiliates under or relating to this Agreement, any transaction contemplated by this Agreement, and any related matter, such as claims or disputes arising under other agreements entered into in connection with this Agreement, including with respect to any indemnification claims. Parent, Merger Sub and the Company further agree that, as to all communications among Fenwick and the Securityholders’ Agent and the Effective Time Holders and their respective Affiliates (individually and collectively, the “Seller Group”) in connection with the transactions contemplated by this Agreement, the attorney-client privilege and the exception of client confidence belongs solely to the Seller Group and may be controlled only by the Seller Group and shall not pass to or be claimed by Parent, Merger Sub and the Company, because the interests of Parent and its Affiliates were directly adverse to the Company, the Effective Time Holders and the Securityholders’ Agent at the time such communications were made. This right to the attorney-client privilege shall exist even if such communications may exist on the Company’s computer system or in documents in the Company’s possession. Notwithstanding the foregoing, in the event that a dispute arises between Parent, Merger Sub and the Company, and a Person other than a party to this Agreement after the Closing, the Company may assert the attorney-client privilege to prevent disclosure to such third-party of confidential communications by Fenwick to the Company; provided, however, that the Company may not waive such privilege without the prior written consent of the Securityholders’ Agent.
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The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

MARATHON MERGER SUB, INC. a Delaware corporation

By:	/s/ John Stanton
Name:	John Stanton
Title:	President

UNDER ARMOUR, INC. a Maryland corporation

By:	/s/ Kevin Plank
Name:	Kevin Plank
Title:	Chief Executive Officer

MYFITNESSPAL, INC. a Delaware corporation

By:	/s/ Michael Lee
Name:	Michael Lee
Title:	CEO

FORTIS ADVISORS LLC a Delaware limited liability company

By:	/s/ Ryan Simkin
Name:	Ryan Simkin
Title:	Managing Director

EXHIBIT A
CERTAIN DEFINITIONS
For purposes of the Agreement (including this Exhibit A):
“2013 Equity Incentive Plan” means the Company 2013 Equity Incentive Plan, as adopted on June 25, 2013.
“Acquired Company” means: (a) the Company; (b) each Subsidiary of the Company; and (c) each corporation or other Entity that has been merged into or that otherwise is a predecessor to any of the Entities identified in clauses “(a)” and “(b)” above.
“Acquisition Transaction” means any transaction or series of transactions involving:
(a) the sale, license, sublicense or disposition of all or a material portion of any Acquired Company’s business or assets, including Intellectual Property;
(b) the issuance, disposition or acquisition of: (i) any capital stock or other equity security of any Acquired Company (other than Common Stock issued to upon exercise of Options or issued upon the conversion of Preferred Stock); (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock, unit or other equity security of any Acquired Company (other than stock options granted to employees of the Company in routine transactions in accordance with Section 4.2 of the Agreement); or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock, unit or other equity security of any Acquired Company (other than Common Stock issued upon exercise of Options or issued upon the conversion of Preferred Stock); or
(c) any merger, consolidation, business combination, reorganization or similar transaction involving any Acquired Company.
“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. For purposes of this definition and the Agreement, the term “control” (and correlative terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person.
“Agreement” means the Agreement and Plan of Merger to which this Exhibit A is attached (including the Disclosure Schedule), as it may be amended from time to time.
“Business Day” means any day other than: (a) a Saturday, Sunday or federal holiday; or (b) a day on which commercial banks in San Francisco, California or Baltimore, Maryland are authorized or required to be closed.
“Capital Stock” means the shares of Common Stock and Preferred Stock.
“CGCL” means the General Corporation Law of the State of California.

“Code” means the Internal Revenue Code of 1986, as amended. All references to the Code, U.S. Treasury regulations or other governmental pronouncements shall be deemed to include references to any applicable successor regulations or amending pronouncement.
“Common Stock” means the common stock of the Company, par value $0.00001 per share.
“Company Contract” means any Contract: (a) to which any Acquired Company is a party; (b) by which any Acquired Company or any of its assets is bound or under which any Acquired Company has any obligation; or (c) under which any Acquired Company has any right or interest.
“Company Employee” means any current or former employee of any Acquired Company and (except for purposes of Section 5.5) any current or former independent contractor or director of any Acquired Company.
“Company Products” means all versions, releases and models of all Software products and other products that have been, or are currently being, designed or developed by or on behalf of any Acquired Company, and marketed, distributed, licensed, sold or otherwise provided by any Acquired Company in any manner (including online through a web-based offering, hosted service or similar arrangement), including the web and mobile applications and widgets bearing the names Calorie Counter – MyFitnessPal (Android), MFP Logs (Android), Calorie Counter & Diet Tracker by MyFitnessPal (iOS), Calorie Counter & Diet Tracker by MyFitnessPal (Windows Phone) and www.myfitnesspal.com, the Company’s Application Programming Interfaces, the Company’s software development kits, digital advertising and published health, diet, and fitness-oriented content.
“Company Services” means all services that have been or are currently being performed, provided, developed or offered by any Acquired Company, including the Software as a Service in support of the web and mobile applications and widgets bearing the names Calorie Counter – MyFitnessPal (Android), MFP Logs (Android), Calorie Counter & Diet Tracker by MyFitnessPal (iOS), Calorie Counter & Diet Tracker by MyFitnessPal (Windows Phone) and www.myfitnesspal.com, the publishing of digital advertising services, and the publishing of health, diet, and fitness-oriented content.
“Company Transaction Expenses” means all fees, costs, expenses, payments, expenditures or liabilities (collectively, “Expenses”), whether incurred prior to the date of the Agreement, during the Pre-Closing Period or at or after the Effective Time, and whether or not invoiced prior to the Effective Time, incurred by or on behalf of any Acquired Company, or to or for which any Acquired Company is or becomes subject or liable, in connection with any of the transactions contemplated by the Agreement, including: (a) Expenses described in Section 10.4 of the Agreement; (b) Expenses payable to legal counsel or to any financial advisor, broker, accountant or other Person who performed services for or provided advice to any Acquired Company, or who is otherwise entitled to any compensation or payment from any Acquired Company, in connection with any of the transactions contemplated by the Agreement; (c) the cost of the D&O Tail; and (d) Expenses incurred by or on behalf of any stockholder or employee of any Acquired Company in connection with the transactions contemplated by the Agreement that any Acquired Company has paid or reimbursed prior to the Closing or is or will be obligated to pay or reimburse after the Closing. Notwithstanding anything in this Agreement to the contrary, “Company Transaction Expenses” shall not include any social security, Medicare, unemployment or other employment, withholding or payroll Tax or similar amount owed by any Acquired Company with respect to any of the transactions contemplated by the Agreement, including in connection with any exercise or cancellation of Options at or around the Effective Time.
“Computer Systems” means all servers, computer hardware, networks, Software, databases, telecommunications systems, data centers, storage devices, voice and data network services interfaces and related systems.
“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of October 28, 2014, between Parent and the Company.
“Consent” means any approval, consent, ratification, permission, waiver, order or authorization (including any Permit).
“Contract” means any legally binding written, oral or other agreement, contract, license, sublicense, subcontract, settlement agreement, lease, understanding, arrangement, instrument, note, purchase order, warranty, insurance policy, benefit plan or other legally binding commitment or undertaking of any nature.
“Copyrights” means copyrights and works of authorship in any media (including computer programs, Software, databases and compilations, files, applications, Internet site content and documentation and related items), moral rights, mask works, whether or not registered, and registrations and applications for registration for any of the foregoing.
“Damages” includes any loss, damage, injury, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees), charge, cost (including reasonable costs of investigation) or expense of any nature.
“Disclosure Schedule” means the schedule (dated as of the date of the Agreement) delivered to Parent on behalf of the Company and prepared in accordance with Section 10.18 of the Agreement.
“Effective Time Holders” means the Non-Dissenting Stockholders and the holders of Outstanding Vested Options.
“Employee Benefit Plan” means, with respect to any Person, each plan, fund, program, policy, arrangement, or contract, including each plan, fund, program, policy, arrangement or contract maintained or required to be maintained under a Legal Requirement of a jurisdiction outside the United States of America, in each case, that is sponsored, maintained or entered into or required to be sponsored, maintained or entered into by such Person or to which such Person makes, or has an obligation to make, contributions or to which such Person has any liability or obligation (whether actual or contingent) providing for benefits to or for the benefit of, or for the remuneration of, current or former employees, directors, managers, officers, consultants, independent contractors, contingent workers or leased employees of such Person or the dependents of any of them, including any of the following, whether written or oral (and regardless of whether mandatorily sponsored pursuant to any applicable Legal Requirement or voluntarily sponsored): (a) any nonqualified deferred compensation top hat or supplemental executive retirement plan or arrangement that is an Employee Pension Benefit Plan; (b) any qualified defined contribution retirement plan or arrangement that is an Employee Pension Benefit Plan; (c) any qualified defined benefit retirement plan or arrangement that is an Employee Pension Benefit Plan; (d) any Employee Welfare Benefit Plan or material fringe benefit plan or program; (e) any vacation, paid time off, relocation, profit sharing, bonus, stock option, restricted stock, restricted stock unit, stock purchase, other equity-related, change in control, transaction, retention, tax gross-up, perquisite, consulting, employment, severance, redundancy, termination indemnity or incentive plan, agreement or arrangement; and (f) any plan, agreement or arrangement providing benefits related to clubs, vacation, childcare, parenting, sabbatical or sick leave.
“Employee Pension Benefit Plan” has the meaning set forth in Section 3(2) of ERISA and specifically includes any plan operated pursuant to the laws of any Governmental Entity other than the United States.
“Employee Welfare Benefit Plan” has the meaning set forth in Section 3(1) of ERISA and specifically includes any plan operated pursuant to the laws of any Governmental Entity other than the United States.
“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.
“Environmental Law” means any applicable Legal Requirement relating or pertaining to the public health and safety (including workplace health and safety) or the environment or otherwise governing the generation, use, handling, collection, treatment, storage, transportation, recovery, recycling, removal, discharge or disposal of Hazardous Materials, including, (a) the Solid Waste Disposal Act, 42 U.S.C. § 6901 et seq., as amended; (b) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended; (c) the Clean Water Act, 33 U.S.C. § 1251 et seq., as amended; (d) the Clean Air Act, 42 U.S.C. § 7401 et seq., as amended; (e) the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., as amended; (f) the Emergency Planning and Community Right To Know Act, 42 U.S.C. § 11001 et seq., as amended; (g) the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., as amended; and (h) any analogous applicable Legal Requirement implemented in the European Union, its member states, and any other country in which any Acquired Company conducts business.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any Person or other entity that would be considered a “single employer” with any Acquired Company within the meaning of Section 414 of the Code.
“Escrow Agent” means Wells Fargo Bank, National Association.

“Escrow Fund” means the fund or bank account that holds the Escrow Amount pursuant to the Escrow Agreement.
“Expense Fund” means the fund or bank account that holds the Expense Amount pursuant to this Agreement.
“Fraud” and “Fraudulent” means fraud under Delaware law, including the element of scienter, but for clarity does not include constructive fraud or fraud by negligent or innocent misrepresentation.
“Fundamental Representations” means the representations in Sections 2.1, 2.2, 2.3, 2.4(a)(i) and 2.8.
“GAAP” means generally accepted accounting principles in the United States, consistently applied.
“Governmental Entity” means any: (i) nation, multinational, supranational, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, provincial, local, municipal, foreign or other government; (iii) instrumentality, subdivision, department, ministry, board, court, administrative agency or commission, or other governmental entity, authority or instrumentality or political subdivision thereof; or (iv) any quasi-governmental body exercising any executive, legislative, judicial, regulatory, taxing, importing or other governmental functions.
“Hazardous Material” means: (a) any hazardous waste, hazardous substance, toxic pollutant, hazardous air pollutant or hazardous chemical (as any of such terms may be defined under, or for the purpose of, any Environmental Law); (b) asbestos; (c) polychlorinated biphenyls; (d) petroleum or petroleum products; (e) underground storage tanks, whether empty, filled or partially filled with any substance; (f) any substance the presence of which on the property in question is prohibited under any Environmental Law; or (g) any other substance that under any Environmental Law requires special handling or notification of or reporting to any federal, state or local governmental entity in its generation, use, handling, collection, treatment, storage, recycling, treatment, transportation, recovery, removal, discharge or disposal in each case excluding office and cleaning supplies which are safely stored.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Indebtedness” means, without duplication: (a) all obligations (including the principal amount thereof or, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon) of the Acquired Companies, whether or not represented by bonds, debentures, notes or other securities (whether or not convertible into any other security), for the repayment of money borrowed, whether owing to banks, financial institutions, on equipment leases or otherwise; (b) all deferred indebtedness of the Acquired Companies for the payment of the purchase price of property or assets purchased (other than current accounts payable incurred in the ordinary course of business); (c) all obligations of the Acquired Companies to pay rent or other payment amounts under a lease which is required to be classified as a capital lease on the face of a balance sheet prepared in accordance with GAAP; (d) all outstanding reimbursement obligations of the Acquired Companies with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of any Acquired Company; (e) all obligations of the Acquired Companies under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks; (f) all obligations secured by any Lien (other than Permitted Liens) existing on property owned by any Acquired Company, whether or not indebtedness secured thereby will have been assumed; (g) all guaranties, endorsements, assumptions and other contingent obligations of the Acquired Companies in respect of, or to purchase or to otherwise acquire, Indebtedness of others; and (h) all premiums, penalties, fees, expenses, breakage costs and change of control payments required to be paid or offered in respect of any of the foregoing on prepayment (regardless if any of such are actually paid), as a result of the consummation of the transactions contemplated by the Agreement or in connection with any lender Consent; provided, however, that Indebtedness will not include any of the foregoing that is solely among the Acquired Companies.
“Indemnitees” means the following Persons: (a) Parent; (b) Parent’s current and future Affiliates (including Merger Sub and, following the Merger, the Surviving Corporation); (c) the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” above; and (d) the respective permitted successors and assigns of the Persons referred to in clauses “(a)”, “(b)” and “(c)” above; provided, however, that the Effective Time Holders shall not be deemed to be “Indemnitees.”
“Information Statement” means an information statement prepared by the Company and relating to the Agreement, waiver of dissenters’ rights and the other transactions contemplated by the Agreement.
“Intellectual Property” means all intellectual property rights and industrial property rights whether arising under the laws of the United States or of any other jurisdiction, including Patents, Trademarks, Copyrights and Trade Secrets and domain names.
An individual shall be deemed to have “Knowledge” of a particular fact or other matter if: (a) such individual is actually aware of such fact or other matter; or (b) a prudent individual should have known such fact or other matter under the circumstances after reasonable inquiry of his or her direct reports with operational responsibility for the fact or other matter in question. The Company shall be deemed to have “Knowledge” of a particular fact or other matter if any Person listed on Annex 1 to Exhibit A has Knowledge of such fact or other matter or if any director of the Company is actually aware of such fact or other matter.
“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.
“Legal Requirement” means any federal, state, local, municipal, foreign, supranational or other law, statute, constitution, treaty, directive, resolution, ordinance, code, edict, writ, decree, rule, regulation, judgment, ruling, injunction or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.
“Liability” means any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.
“Lien” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, other possessory interest, conditional sale or other title retention agreement, intangible property right, claim, infringement, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security or restriction on the transfer, use or ownership of any security or other asset). For clarity, a non-exclusive license of intellectual property to end users of Company Products or Company Services in a form provided to Parent prior to the date hereof shall in no event be considered a Lien.
“Major Stockholders” means the following stockholders of the Company: (i) Accel Investors 2013 LLC, (ii) Accel XI Strategic Partners L.P., (iii) Accel XI L.P., (iv) KPCB Holdings, Inc., (v) The JOET Grantor Retained Annuity Trust dated June 13, 2013, (vi) The SPA 2013 Grantor Retained Annuity Trust dated June 13, 2013, (vii) Albert Lee, (viii) Michael Lee, and (ix) River Road Interactive, LLC.
“Material Adverse Effect” means any change, event, effect, circumstance or matter (each, an “Effect”) that (considered together with all other Effects) is, or would reasonably be expected to be or to become, materially adverse to: (a) the business, financial condition, assets, liabilities, operations, results of operations or financial performance of the Acquired Companies, taken as a whole; (b) Parent’s right to own, or to receive dividends or other distributions with respect to, the stock of the Surviving Corporation; or (c) the ability of the Company to perform any of its covenants or obligations under this Agreement or under any other Contract or instrument executed, delivered or entered into in connection with any of the transactions contemplated by this Agreement; provided, however, that, for purposes of clauses (a) and (c) only, the following shall not be deemed to constitute a Material Adverse Effect: (i) changes in conditions affecting the industry in which the Acquired Companies operate; (ii) political conditions and acts of war or terrorism; (iii) general economic conditions within the U.S. or any other country, (iv) conditions in the securities markets, credit markets, currency markets or other financial markets in the United States or any other country; (v) any actions taken or failure to take action, in each case, to which Parent has approved, consented to or requested or any actions of Parent or any of its Affiliates; or (vi) the taking of any action required by this Agreement or the failure to take any action prohibited by this Agreement, (vii) natural disasters or other force majeure events, (viii) the announcement pendency or consummation of the transactions contemplated by this Agreement, (ix) changes in law or GAAP or the interpretation or enforcement of any of the foregoing or (x) any failure to meet financial projections, estimates or forecasts for any period (provided, that the underlying cause of such failure may, to the extent applicable, be considered in determining whether there is a Material Adverse Effect); except in the case of each of clauses

(i), (iii) and (iv) unless and to the extent that they have a disproportionate effect on the Acquired Companies as compared to the other companies in the industry in which the Acquired Companies operate (in which case for clarity, only the extent of such disproportionate impact (if any) shall be taken into account when determining where there is a Material Adverse Effect).
“Material Contract” means each Contract listed or required to be listed in Section 2.11(o) and Section 2.11(s) of the Disclosure Schedule and all of the following, in each case as of the Agreement Date:
(a) each Company Contract with an end user of Company Products or Company Services (each such Company Contract is referred to as a “Customer Contract”) that (i) is not based on an Acquired Company’s or its predecessor’s standard form end user contract or (ii) is based on, but materially deviates from, an Acquired Company’s or its predecessor’s standard form end user contract; (b) each Company Contract with a distributor, reseller, sales agent or representative, or similar “channel partner” of any Acquired Company (each such Company Contract is referred to as a “Channel Contract”) that (i) is not based on an Acquired Company’s or its predecessor’s applicable standard form contract or (ii) is based on, but materially deviates from, an Acquired Company’s or its predecessor’s applicable standard form contract;
(c) each lease, lease guaranty, sublease or other Company Contract for the leasing, use or occupancy of the Leased Real Property and each Company Contract or other right pursuant to which any Acquired Company uses or possesses any Personal Property involving payments in excess of $30,000 per year (other than Personal Property owned by the Acquired Companies);
(d) any Company Contract with or otherwise for the material benefit of any Securityholder, director, officer or management level employee of any Acquired Company, or any member of his or her immediate family or, to the Knowledge of the Company, any Affiliate of any of such Persons, including any Contract providing for the furnishing of services by, rental of real or personal property from or otherwise requiring payments to or for the benefit of any such Person other than (i) employment offer letters and individual consulting or individual contracting agreements entered into in the ordinary course of business and which provide for “at-will” employment or are terminable by the Company on 30 days or less notice without further cost or other liability or (ii) any Option or other Contract that terminates or expires in its entirety as of the Effective Time;
(e) any Company Contract containing any covenant (i) specifically limiting the right of any Acquired Company to engage in any line of business, make use of any Company Intellectual Property (other than limitations pertaining to the use and exploitation of non-Company Owned Intellectual Property supplied by another Person and contained in the applicable Contract therefor) or compete with any Person in any line of business; (ii) granting any exclusive distribution, marketing or supply rights; (iii) containing any “most favored nation” or “most favored customer” or similar provision; or (iv) explicitly restricting the right of any Acquired Company to sell, license, distribute or manufacture any of its products or services or to purchase or otherwise obtain any software, components, parts or subassemblies, other than limitations pertaining to the use and exploitation of products and services supplied by another Person and contained in the applicable Contract therefor, or to solicit, hire, or do business with any prospective employee, consultant, contractor or customer;
(f) any Company Contract relating to any joint venture, strategic alliance, partnership or sharing of profits or revenue or similar arrangement between any Acquired Company and any other Person;
(g) any Company Contract relating to any transaction in which any Acquired Company (or any Subsidiary of an Acquired Company) merged with any other Person, acquired any securities or assets (comprising a product line or line of business) of another Person, or otherwise acquired the rights to any Company Product or any Company Services or any Company Owned Intellectual Property;
(h) any Company Contract pursuant to which any Acquired Company has assumed any liability or duty with respect to, or agreed to defend, indemnify, or hold harmless another Person for, or otherwise agreed to be responsible (in any manner) for any claim of infringement, misappropriation, dilution or violation of Intellectual Property (other than Customer Contracts and Channel Contracts entered into by an Acquired Company or its predecessor in the ordinary course of business that do not materially deviate from the Acquired Company’s or its predecessor’s applicable standard form contract with respect to Intellectual Property infringement indemnification);
(i) any Company Contract between any Acquired Company and any Company Employee pursuant to which: (i) benefits would vest or amounts would become payable or the terms of which would otherwise be altered by virtue of the consummation of the transactions contemplated by this Agreement or any other Company Transaction Document (whether alone or upon the occurrence of any additional or subsequent events); (ii) any Acquired Company is or may become obligated to make any severance, termination, retention, gross-up or similar payment to any Company Employee; and (iii) any Acquired Company is or may become obligated to make any bonus, incentive compensation or similar payment (other than in respect of salary) to any Company Employee except as set forth on Schedule 2.15(a);
(j) any Company Contract for the employment of any individual as a consultant or contractor, or on any other basis other than as an employee, who is or was involved in, or who has participated in or contributed to, the conception, development, authoring, creation or reduction to practice of any Intellectual Property for any Acquired Company (each such Company Contract is referred to as a “Consultant IP Contract”);
(k) any Company Contract with any employee of an Acquired Company who is or was involved in, or who has participated in or contributed to, the conception, development, authoring, creation or reduction to practice of any Intellectual Property for any Acquired Company (each such Company Contract is referred to as an “Employee IP Contract”), where such Company Contract either (i) deviates in any material respect from the Company’s standard form of such contract or (ii) discloses or identifies inventions or other Intellectual Property that the employee claims to retain ownership of or other rights in;

(l) any Company Contract with any labor union or association representing any employee of any Acquired Company;
(m) any Company Contract for the sale of any of the assets of any Acquired Company, other than in the ordinary course of business, or for the grant to any Person of any preferential rights to purchase any of the assets of any Acquired Company;
(n) any outstanding powers of attorney executed by or on behalf of any Acquired Company;
(o) any Company Contract that provides for indemnification of any officer, director, employee or agent of any Acquired Company;
(p) any Company Contract involving any loan, guaranty, pledge, performance or completion bond or indemnity or surety arrangement or otherwise relating to the incurrence, assumption or guarantee of any Indebtedness by any Acquired Company or imposing a Lien (other than Permitted Liens) on any of the assets of any Acquired Company;
(q) any Company Contract regarding the acquisition, issuance or transfer of any securities (other than Options granted in the ordinary course of business) and each Company Contract affecting or dealing with any securities of any Acquired Company, including any restricted share agreements or escrow agreements; and
(r) any Company Contract or group of related Company Contracts with the same party (or affiliated parties) providing for payments by or to any one or more Acquired Companies, individually or in the aggregate, in excess of $30,000 in any fiscal year.
“Merger Consideration” means: (a) the consideration that a Non-Dissenting Stockholder is entitled to receive in exchange for such Non-Dissenting Stockholder’s shares of Outstanding Capital Stock pursuant to Section 1.5 of the Agreement; and (b) the consideration that a holder of an Outstanding Vested Option is entitled to receive in exchange for such Outstanding Vested Option pursuant to Section 1.6(a) of the Agreement.
“Non-Dissenting Stockholder” means each stockholder of the Company that does not properly assert or perfect such stockholder’s dissenter’s rights under the DGCL and is otherwise entitled to receive consideration pursuant to Section 1.5.
“Open Source Software” means all Software, documentation or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution model, including, but not limited to, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), or any other license described by the Open Source Initiative as set forth on www.opensource.org, in each case only to the extent that the applicable license purports to (i) require, or condition the use or distribution of, or access to, such Software, documentation or other material on, the disclosure, licensing, or distribution of, or access to, source code, (ii) restrict any Person’s ability to charge for distribution of software or (iii) otherwise impose any limitation, restriction, or condition on the right or ability of any Acquired Company to use, license, sell or distribute any Software, documentation or other material other than requirements to include copyright notices or attributions or similar non copyleft provisions.
“Option” means each option, outstanding under any of the Stock Plans or otherwise, to purchase shares of Capital Stock from the Company (or exercisable for cash payable by the Company).
“Order” means any order, writ, injunction, judgment, decree, ruling or award of any arbitrator or any court or other Governmental Entity.
“Outstanding Unvested Option” means each Option that is unvested, outstanding and unexercised immediately prior to the Effective Time.
“Parent Common Stock” means the Class A common stock of Parent, $0.0003 par value.
“Patents” means patents (including utility, utility model, plant and design patents, and certificates of invention), patent applications (including additions, provisional, national, regional and international applications, as well as original, continuation, continuation-in-part, divisionals, continued prosecution applications, reissues, and re-examination applications), patent or invention disclosures, registrations, applications for registrations and any term extension or other governmental action which provides rights beyond the original expiration date of any of the foregoing.
“Permit” means any: (a) permit, license, approval, certificate, franchise, permission, clearance, Consent, registration, variance, sanction, exemption, order, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any applicable Legal Requirement; or (b) right under any Contract with any Governmental Entity.
“Permitted Liens” means (i) the liens and encumbrances identified in Section 2.9 of the Disclosure Schedule, (ii) statutory liens for taxes that are not yet due and payable, (iii) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (iv) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable law, (v) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens, (vi) with respect to Company securities, any restrictions on transfer imposed by applicable federal and state securities laws, and (vii) such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.
“Person” means any individual, Entity or Governmental Entity.
“Personal Data” means personal, private, health or financial information about current, former and prospective employees, customers, consumers or other natural persons, including all registered member or subscriber information collected, processed, or stored by any Acquired Company.

“Personal Property” means machinery, equipment, machinery, fixtures, hardware, tools, motor vehicles, furniture, furnishings, leasehold improvements, office equipment, inventory, supplies, plant, spare parts and other tangible personal property.
“Preferred Stock” means the Series A-1 Preferred Stock of the Company having a par value of $0.00001 per share.
“Prior Equity Incentive Plan” means the Company Share Incentive Plan.
“Privacy Legal Requirement” means a Legal Requirement that (a) pertains to the privacy of Personal Data or imposes restrictions or obligations related to the collection, use, processing, storage, disclosure or transfer of Personal Data and (b) exists in any country in which (i) any Acquired Company collects, uses, processes, stores or discloses Personal Data, (ii) any Person to which any Acquired Company discloses or provides access to Personal Data resides, or (iii) any individual whose Personal Data has been collected by any Acquired Company resides.
“Pro Rata Share” means, for any particular Effective Time Holder, the following:
(a) to the extent an indemnification payment shall be made, in accordance with and subject to Section 9, on behalf of such Effective Time Holder from the Escrow Fund, or in the case of any reference in the Agreement to “Pro Rata Share” for purposes of mechanics relating to the Escrow Amount and the Escrow Fund, a fraction having a numerator equal to aggregate amount deposited into the Escrow Fund on behalf of such Effective Time Holder, and having a denominator equal to the aggregate amount deposited into the Escrow Fund on behalf of all Effective Time Holders;
(b) to the extent an indemnification payment shall be made, in accordance with and subject to Section 10.1, on behalf of such Effective Time Holder from the Expense Fund, or in the case of any reference in the Agreement to “Pro Rata Share” for purposes of mechanics relating to the Expense Amount and the Expense Fund, a fraction having a numerator equal to aggregate amount deposited into the Expense Fund on behalf of such Effective Time Holder, and having a denominator equal to the aggregate amount deposited into the Expense Fund on behalf of all Effective Time Holders;
(c) in all other cases (including to the extent an indemnification payment shall be made, in accordance with Section 9, on behalf of such Effective Time Holders other than from the Escrow Fund) a fraction having a numerator equal to the aggregate amount of Merger Consideration that would be payable to such Effective Time Holder pursuant to Sections 1.5 and 1.6 of the Agreement (after deduction of the Escrow Amount, the Expense Amount and the exercise price payable in respect of any share of Capital Stock subject to an Option), and having a denominator equal to the aggregate amount of Merger Consideration that would be payable to all Effective Time Holders pursuant to Sections 1.5 and 1.6 of the Agreement (after deduction of the Escrow Amount, the Expense Amount and the exercise price payable in respect of any share of Capital Stock subject to an Option).
“Representatives” means officers, directors, employees, members, managers, agents, attorneys, accountants, advisors and representatives.

“Restated Certificate” means the Restated Certificate of Incorporation of the Company (as filed with the Secretary of State of the State of Delaware on August 2, 2013).
“Software” means source code or object code, whether embodied in software, firmware or otherwise, and any programming and user documentation related thereto.
“Securityholder” means each holder of shares of Capital Stock and each holder of an Option.
“Specified Dated Representations” means the representations and warranties contained in the following Sections: 2.1(a) (last sentence), 2.1(c) (first sentence), 2.1(d) (first sentence), 2.2(a)(iii) (third sentence), 2.2(a)(iv) (first sentence), 2.2(f) (first sentence), 2.7 (first and last sentences), 2.8(c) (first and third sentences), 2.9(a) (last sentence), 2.9(c) (second sentence), 2.11(a) (first sentence), 2.11(f) (first and second sentences), 2.11(r) (second and third sentences), 2.11(s) (third sentence), 2.12(a) (second and fourth sentences), 2.12(c) (third sentence), 2.15(c) (first sentence), 2.15(e) (second sentence), 2.16(j), 2.17(a) (first sentence), 2.18(a) (first sentence), 2.18(b) (fourth sentence), 2.18(c) (second sentence), 2.18(d) (first sentence), 2.19(a) (first, fifth and last sentences), 2.24 (third and fourth sentences).
“Stock Plans” means the Company’s Prior Equity Incentive Plan and the Company’s 2013 Equity Incentive Plan.
An entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record: (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.
“Tax” means (i) any and all U.S. federal, state, local or non-U.S. tax (including, but not limited to any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, real or personal property tax, transfer tax, stamp tax, sales tax, use tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax, social security or other payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee in the nature of taxes imposed, assessed or collected by or under the authority of any Governmental Entity, including, in each case, any penalty, interest or addition to such tax or other amount imposed with respect thereto, in each case, whether disputed or not and (ii) any Liability for any item described in (i) above as a result of being a member of an affiliated, consolidated, combined or unitary group or as a result of any tax sharing or tax allocation agreement, arrangement or understanding, or as a result of transferee or successor liability, by contract or otherwise.
“Taxing Authority” means, with respect to any Tax, the Governmental Entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Entity or subdivision, including any governmental or quasi-Governmental Entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule or form, filed with, or required to be filed with, any Governmental Entity in connection with the determination, assessment, collection or payment of any Tax.
“Trademarks” means trademarks, service marks, trade names, trade dress, logos, and all other identifiers of source, including all goodwill therein, and any and all common law rights, and registrations and applications for registration thereof and all rights therein.
“Trade Secrets” means trade secrets and confidential information, including all source code, documentation, know how, processes, technology, formulae, customer lists, business and marketing plans, inventions (whether or not patentable), marketing information, research and development, algorithms, ideas, designs, specifications, inventions (whether or not patentable), and process (to the extent not patented).
“Transaction Documents” means, collectively, the Agreement, the Letters of Transmittal (and all documents delivered pursuant thereto), the Noncompetition Agreements, the Releases, the Indemnification Agreements, the Escrow Agreement, the Stockholder Written Consents, the resignations described in Section 4.10 and the certificates described in Sections 6.6(e), 6.6(f) and 7.4 of the Agreement.

ANNEX 1
Knowledge Parties

1.	Michael Lee

2.	Albert Lee

3.	Keith Conte

4.	Vijay Raghunathan

5.	Karthik Kongovi